As filed with the Securities and Exchange Commission on April 30, 2012
No. 333-172882

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
POST EFFECTIVE AMENDMENT No. 1

FORM S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

CHROMADEX CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	2833	26-2940963
(State of incorporation)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

10005 Muirlands Boulevard, Suite G
Irvine, California 92618
(949) 419-0288
(Address, including zip code, and telephone number of registrant’s principal executive offices)

Thomas C. Varvaro
Chief Financial Officer
10005 Muirlands Boulevard, Suite G
Irvine, California 92618
(949) 419-0288
(Name, address, including zip code, and telephone number of agent for service)

With Copies to:
Harvey Kesner, Esq.
Henry Nisser, Esq.
Sichenzia Ross Ference Friedman LLP
61 Broadway, 32nd Floor
New York, NY 10006
(212) 930-9700

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box.   ☑

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.   ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.   ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.   ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Securities Exchange Act of 1934. (Check one):

Large accelerated filer	☐	Accelerated filer	☑
Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

*Note Regarding Registration Fees:

All fees for the registration of the shares registered on this Post Effective Amendment No. 1 were paid upon the initial filing of the previously filed registration statement covering such shares. No additional shares are registered and accordingly, no additional fees are payable.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. The selling stockholders may not sell these securities under this prospectus until the registration statement of which it is a part and filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED APRIL __, 2012

PROSPECTUS

Up to 10,628,753 Shares of Common Stock

This prospectus relates to the offering by the selling stockholders of ChromaDex Corporation of up to 10,628,753 shares of common stock, par value $0.001 per share. All of the shares of common stock offered by this prospectus are being sold by the selling stockholders. These shares include 6,000,187 issued and outstanding shares of common stock and 4,628,566 shares of common stock underlying unexercised warrants to purchase common stock, each issued to the selling stockholders in connection with a private placement offering completed on May 20, 2010, or the May 2010 private placement. Each of the shares offered by the selling stockholders has been issued or is issuable to the selling stockholders upon the exercise of warrants to purchase our common stock at an exercise price of $0.21 per share.

The selling stockholders have advised us that they will sell the shares of common stock from time to time in the open market, on the OTC Bulletin Board, in privately negotiated transactions or a combination of these methods, at market prices prevailing at the time of sale or at prices related to the prevailing market prices or at negotiated prices.

The selling stockholders may sell the common shares to or through underwriters, brokers or dealers or directly to purchasers. Underwriters, brokers or dealers may receive discounts, commissions or concessions from the selling stockholders, purchasers in connection with sales of the common shares, or both. Additional information relating to the distribution of the common shares by the selling stockholders can be found in this prospectus under the heading “Plan of Distribution.” If underwriters or dealers are involved in the sale of any securities offered by this prospectus, their names, and any applicable purchase price, fee, commission or discount arrangement between or among them, will be set forth, or will be calculable from the information set forth, in a supplement to this prospectus.

We will not receive any proceeds from the sale of common stock by the selling stockholders. We will receive proceeds from the selling stockholders from any exercise of their warrants in full, on a cash basis.

Our common stock is traded on the OTC Bulletin Board under the symbol “CDXC.” On April 24, 2012, the closing price of our common stock was $0.61 per share.

Investing in our common stock involves a high degree of risk. Before making any investment in our common stock, you should read and carefully consider the risks described in this prospectus under “Risk Factors ” beginning on page 6 of this prospectus.

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You should rely only on the information contained in this prospectus or any prospectus supplement or amendment thereto. We have not authorized anyone to provide you with different information.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

This prospectus is dated                    , 2012

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SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, or Securities Act, and Section 21E of the Securities Exchange Act of 1934, or Exchange Act. Forward-looking statements reflect the current view about future events. When used in this prospectus, the words “anticipate,” “believe,” “estimate,” “expect,” “future,” “intend,” “plan,” or the negative of these terms and similar expressions, as they relate to us or our management, identify forward-looking statements. Such statements, include, but are not limited to, statements contained in this prospectus relating to our business strategy, our future operating results and liquidity and capital resources outlook. Forward-looking statements are based on our current expectations and assumptions regarding our business, the economy and other future conditions. Because forward–looking statements relate to the future, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict. Our actual results may differ materially from those contemplated by the forward-looking statements. They are neither statements of historical fact nor guarantees of assurance of future performance. We caution you therefore against relying on any of these forward-looking statements. Important factors that could cause actual results to differ materially from those in the forward-looking statements include, without limitation, a continued decline in general economic conditions nationally and internationally; decreased demand for our products and services; market acceptance of our products and services; our ability to protect our intellectual property rights; the impact of any infringement actions or other litigation brought against us; competition from other providers and products; our ability to develop and commercialize new and improved products and services; our ability to raise capital to fund continuing operations; changes in government regulation; our ability to complete customer transactions and capital raising transactions; and other factors (including the risks contained in the section of this prospectus entitled “Risk Factors”) relating to our industry, our operations and results of operations and any businesses that may be acquired by us. Should one or more of these risks or uncertainties materialize, or should the underlying assumptions prove incorrect, actual results may differ significantly from those anticipated, believed, estimated, expected, intended or planned.

Factors or events that could cause our actual results to differ may emerge from time to time, and it is not possible for us to predict all of them. We cannot guarantee future results, levels of activity, performance or achievements. Except as required by applicable law, including the securities laws of the United States, we do not intend to update any of the forward-looking statements to conform these statements to actual results.

ABOUT THIS PROSPECTUS

You should read this prospectus together with additional information described under the headings “Where You Can Find More Information” and “Incorporation of Certain Information by Reference.” If there is any inconsistency between the information in this prospectus and the documents incorporated by reference herein, you should rely on the information in this prospectus.

You should rely only on the information contained in this prospectus or incorporated by reference herein. We have not authorized any person to provide you with different or inconsistent information. If anyone provides you with different or inconsistent information, you should not rely on it. Neither we nor the selling stockholders are making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus is accurate only as of their respective dates. ChromaDex’s business, financial condition, results of operations and prospects may have changed since such dates.

Unless otherwise indicated or unless the context requires otherwise, all references in this prospectus to “ChromaDex,” the “Company,” “we,” “us” and “our” refer collectively to ChromaDex Corporation and its subsidiaries, ChromaDex, Inc. and ChromaDex Analytics, Inc.

EXPLANATORY NOTE

This registration statement is filed by the registrant as a post-effective amendment on Form S-1 to update the Registration Statement on Form S-1 previously filed by the registrant with the Securities and Exchange Commission on March 16, 2011 and declared effective by the Securities and Exchange Commission on March 24, 2011.  The registrant is not seeking to register any additional shares pursuant to this Registration Statement.

PROSPECTUS SUMMARY

This summary highlights information contained throughout this prospectus and is qualified in its entirety to the more detailed information and financial statements included elsewhere in this prospectus. This summary does not contain all of the information that should be considered before investing in our common stock. Investors should read the entire prospectus carefully, including the more detailed information regarding our business, the risks of purchasing our common stock discussed in this prospectus under “Risk Factors” beginning on page 6 of this prospectus and our financial statements and the accompanying notes beginning on page F-1 of this prospectus.

As used in this prospectus, unless content requires otherwise, “ChromaDex,” the “Company,” “we,” “us,” and “our” refer collectively to ChromaDex Corporation and its subsidiaries, ChromaDex, Inc. and ChromaDex Analytics, Inc.

Overview

The business of ChromaDex Corporation is conducted by our principal subsidiaries, ChromaDex, Inc. and Chromadex Analytics, Inc.  ChromaDex Corporation and its subsidiaries (collectively referred to herein as “ChromaDex” or the “Company” or, in the first person as “we” “us” and “our”) supplies phytochemical reference standards, which are small quantities of plant-based compounds typically used to research an array of potential attributes, and reference materials, related contract services, and proprietary ingredients.  We perform chemistry-based analytical services at our laboratory in Boulder, Colorado, typically in support of quality control or quality assurance activities within the dietary supplement industry. We have recently developed and launched the BluScience line of new retail dietary supplement products containing one of these proprietary ingredients, pTeroPure, which we also sell as an ingredient for incorporation into the products of other companies.  For the fiscal years ended December 31, 2011 and January 1, 2011, we had revenues of $8,112,610 and $7,566,370, respectively.

We are a leading provider of research and quality-control products and services to the natural products industry. Customers worldwide in the dietary supplement, food & beverage, cosmetic and pharmaceutical industries use our products, which are small quantities of highly-characterized, research-grade, plant-based materials, to ensure the quality of their raw materials and finished products.  Customers also use our analytical chemistry services to support their quality assurance activities, primarily to ensure the identity, potency and safety of their consumer products. We have conducted this core business since 1999.

We believe there is a growing need at both the manufacturing and government regulatory levels for reference standards, analytical methods and other quality assurance methods to ensure that products that contain plants, plant extracts and naturally occurring compounds distributed to consumers are safe. We further believe that this need is driven by the perception at the consumer level of a lack of adequate quality controls related to certain functional food or dietary supplement based products, as well as increased effort on the part of the FDA to assure Good Manufacturing Practices (“GMP”).

Our core standards and contract service businesses provide us with the opportunity to become aware of the results from research and screening activities performed on thousands of potential natural product candidates. By selecting the most promising ingredients from this market-based screening model, which is grounded in primary research performed by leading universities and institutions, followed by selective investments in further research and development, new natural products-related intellectual property can be identified and brought to various markets with a much lower investment cost and an increased chance of success. The first of these proprietary compounds, pTeroPure, is our brand name for the compound, pterostilbene. Pterostilbene is a polyphenol and a powerful antioxidant that shows promise in a range of health related issues. We have in-licensed patents pending related to the use of pterostilbene for a number of these benefits, and has filed additional patents related to additional benefits, such as a patent jointly filed with University of California at Irvine related to its effects on non-melanoma skin cancer. We are currently conducting a clinical trial, together with the University of Mississippi, related to its cholesterol lowering potential, which is the subject of one of the patents we licensed. We expect to conduct additional clinical trials on this compound and we anticipate entering the dietary supplement, animal health and, if clinical results are favorable, the pharmaceutical market. We believe that we have opportunities in the skin care market and we will continue to investigate developing these opportunities internally or through third party partners. We anticipate conducting additional clinical trials on other compounds in our pipeline to provide differentiation as we market these ingredients and support various health-related claims or obtain additional regulatory clearances.

Background

On May 21, 2008, Cody Resources, Inc., a Nevada corporation, or Cody, entered into an Agreement and Plan of Merger, or Merger Agreement, by and among Cody, CDI Acquisition, Inc., a California corporation and wholly-owned subsidiary of Cody, or Acquisition Sub, and ChromaDex, Inc. Subsequent to the signing of the Merger Agreement, Cody merged with and into a Delaware corporation that we refer to as Cody-DE for the sole purpose of changing the domicile of Cody to the State of Delaware. Subsequent to the closing of the Merger Agreement, Cody-DE amended its certificate of incorporation to change its name to “ChromaDex Corporation.”

Pursuant to the terms of the Merger Agreement, and upon satisfaction of specified conditions, including approval by ChromaDex, Inc.’s stockholders on June 18, 2008, Acquisition Sub merged with and into ChromaDex, Inc. and ChromaDex, Inc., as the surviving corporation, became a wholly-owned subsidiary of Cody-DE.

Cody was incorporated on July 19, 2006 under the laws of the State of Nevada. At the time of the Merger, Cody had been an inactive shell corporation and Cody’s actions as a going concern prior to the Merger are immaterial to the business of ChromaDex.

ChromaDex, Inc. was originally formed as a California corporation on February 19, 2000. On April 23, 2003, ChromaDex acquired the research and development group of a competing natural product company called Napro Biotherapeutics (now Tapestry Pharmaceuticals) located in Boulder, Colorado. The assets acquired in this transaction were placed in a newly-formed, wholly-owned subsidiary of ChromaDex named Chromadex Analytics, Inc., a Nevada corporation.

The Offering

This prospectus relates to the resale from time to time by the selling stockholders identified in this prospectus of up to 10,628,753 shares of our common stock. The shares of common stock being offered have been or will be issued to the selling stockholders upon the exercise of certain warrants received by the selling stockholders in the May 2010 private placement. No shares are being offered for sale by us.

Common stock outstanding prior to offering	91,124,548 (1)

Common stock offered by the selling stockholders	10,628,753 (2)

Common stock to be outstanding after the offering	95,753,114 (3)

Use of Proceeds
We will not receive any proceeds from the sale of common stock offered by the selling stockholders under this prospectus. However, we will receive up to $971,999 in the aggregate from the selling stockholders if they exercise in full, on a cash basis, all of their warrants to purchase 4,628,566 shares of common stock issued to the selling stockholders in connection with the May 2010 private placement. We have already received, as of the date of this prospectus, an aggregate of $1,260,039 from prior exercises of the warrants by the selling stockholders. We will use such proceeds from the exercise of the warrants for working capital and other corporate purposes.

OTC Bulletin Board Symbol	“CDXC”

(1)	As of April 20, 2012.
(2)
Includes 6,000,187 shares of common stock offered by the selling stockholders that are currently issued and outstanding and 4,628,566 shares of common stock offered by the selling stockholders that are issuable upon exercise of warrants.

(3)
Consists of 4,628,566 shares of common stock which remain subject to unexercised warrants as of the date of this prospectus and assumes that all other outstanding warrants and options are not exercised. Only the 6,000,187 shares received upon exercise and these 4,628,566 shares remaining issuable under the warrants are being offered by the selling stockholders under this prospectus. However, the terms of the warrants provide that they may only be exercised in whole and not in part, subject to a limited “cashless exercise” provision in the event we fail to comply with the material terms of our registration obligations with respect to the shares issued or issuable under the warrants or in the event of a “Corporate Transaction” (as such term is defined in the warrants).

Background of May 2010 Private Placement of Warrants

Pursuant to the terms of the Subscription Agreement which was entered into with the Subscribers, we received approximately $3,674,998 in gross proceeds from the issuance of 26,249,983 shares of ChromaDex common stock. Each Subscriber also received warrants to purchase shares of ChromaDex common stock equal to the number of shares purchased by such Subscriber. Assuming the full exercise of the warrants for cash, we would receive additional proceeds of $5,512,496, for an aggregate of $9,187,494 in proceeds from the purchase of the shares in the private placement and the exercise of the warrants. Since the closing of the May 2010 private placement, and as of the date of this prospectus, we have issued an additional 17,696,419 shares of ChromaDex common stock and received $3,716,248 from exercises of the warrants.

Upon issuance, the warrants entitled the Subscribers to purchase up to an aggregate of 26,249,983 shares of our common stock for a period of three years from the date of issuance at an initial exercise price of $0.21 per share, subject to customary adjustments. There are as of the date of this prospectus warrants to purchase an aggregate of 8,553,564 shares of our common stock that have not yet been exercised.  The warrants may only be exercised by a Subscriber in whole and not in part, subject to a limited “cashless exercise” provision in the event we fail to comply with the material terms of its registration obligations with respect to the warrant shares or in the event of a “Corporate Transaction” (as defined in the warrants). The warrants issued to the Subscribers are subject to weighted average anti-dilution protection in the event we subsequently issue shares of common stock, or securities convertible into shares of common stock, for a price of less than $0.21 per share. The warrants are immediately exercisable.

The issuances of securities described above were issued in a transaction exempt from the registration requirements of the Securities Act, pursuant to Section 4(2) and Rule 506 of Regulation D thereof.

Pursuant to the Subscription Agreement, we agreed, within 90 days of the closing of the private placement, to file a registration statement to register up to a certain number of shares of common stock issued or issuable under the warrants issued in the May 2010 private placement, on a pro rata basis among participating Subscribers. We have also agreed to file additional registration statements, of which this prospectus forms a part, subject to certain time periods between these filings and limitations on the number of shares underlying warrants required to be registered by us in any single registration statement, until all of the shares issued or issuable under the warrants have been registered. We are required to keep these registration statements effective until the third anniversary of the closing of the private placement, subject to, under limited circumstances, this obligation being terminated earlier.

Plan of Distribution

This offering is not being underwritten. The selling stockholders will sell their shares of our common stock at prevailing market prices or privately negotiated prices. The selling stockholders themselves directly, or through their agents, or through their brokers or dealers, may sell their shares from time to time, in (i) privately negotiated transactions, (ii) in one or more transactions, including block transactions in accordance with the applicable rules of the OTC Bulletin Board or (iii) otherwise in accordance with the section of this prospectus entitled “Plan of Distribution.” To the extent required, the specific shares to be sold, the names of the selling stockholders, the respective purchase prices and public offering prices, the names of any agent, broker or dealer and any applicable commission or discounts with respect to a particular offer will be described in an accompanying prospectus supplement. In addition, any securities covered by this prospectus which qualify for sale pursuant to Rule 144 may be sold under Rule 144 rather than pursuant to this prospectus.

For additional information on the methods of sale, you should refer to the section of this prospectus entitled “Plan of Distribution,” beginning on page 74.

RISK FACTORS

Investing in our common stock involves a high degree of risk. Potential investors should consider carefully the risks and uncertainties described below together with all other information contained in this prospectus before making investment decisions with respect to our common stock. If any of the following risks actually occur, our business, financial condition, results of operations and our future growth prospects would be materially and adversely affected. Under these circumstances, the trading price and value of our common stock could decline resulting in a loss of all or part of your investment. The risks and uncertainties described in this prospectus are not the only ones facing our Company. Additional risks and uncertainties of which we are not presently aware, or that we currently consider immaterial, may also affect our business operations.

This prospectus contains forward-looking statements. Forward-looking statements relate to future events or our future financial performance. We generally identify forward-looking statements by terminology such as “may,” “will,” “should,” “expects,” “plans,” “anticipates,” “could,” “intends,” “target,” “projects,” “contemplates,” “believes,” “estimates,” “predicts,” “potential” or “continue” or the negative of these terms or other similar words. These statements are only predictions. The outcome of the events described in these forward-looking statements is subject to known and unknown risks, uncertainties and other factors that may cause our customers’ or our industry’s actual results, levels of activity, performance or achievements expressed or implied by these forward-looking statements, to differ. “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Business,” as well as other sections in this prospectus, discuss the important factors that could contribute to these differences.

The forward-looking statements made in this prospectus relate only to events as of the date on which the statements are made. We undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date on which the statement is made or to reflect the occurrence of unanticipated events.

This prospectus also contains market data related to our business and industry. This market data includes projections that are based on a number of assumptions. If these assumptions turn out to be incorrect, actual results may differ from the projections based on these assumptions. As a result, our markets may not grow at the rates projected by these data, or at all. The failure of these markets to grow at these projected rates may have a material adverse effect on our business, results of operations, financial condition and the market price of our common stock.

Risks Related to our Company and our Business

We have a history of operating losses and we may need additional financing to meet our future long term capital requirements.

We have a history of losses and may continue to incur operating and net losses for the foreseeable future. We incurred a net loss of approximately $7,895,000 for the year ended December 31, 2011 and a net loss of approximately $2,052,000 for the year ended January 1, 2011. As of December 31, 2011, our accumulated deficit was approximately $18,054,000. We have not achieved profitability on an annual basis. We may not be able to reach a level of revenue to achieve profitability. If our revenues grow slower than anticipated, or if operating expenses exceed expectations, then we may not be able to achieve profitability in the near future or at all, which may depress our stock price.

While we anticipate that our current cash, cash equivalents and cash generated from operations, and the capital raised subsequent to the year ended December 31, 2011 will be sufficient to meet our projected operating plans through December, 2012, we may require additional funds, either through additional equity or debt financings or collaborative agreements or from other sources. We have no commitments to obtain such additional financing, and we may not be able to obtain any such additional financing on terms favorable to us, or at all. In the event that we are unable to obtain additional financing, we may be unable to implement our business plan. Even with such financing, we have a history of operating losses and there can be no assurance that we will ever become profitable.

Our short-term capital needs are uncertain and we may need to raise additional funds.  Based on current marketconditions, such funds may not be available on acceptable terms or at all.

We anticipate that our current cash and cash equivalents and the capital raised subsequent to the year ended December 31, 2011 will be sufficient to implement our operating plan through December, 2012. Our capital requirements will depend on many factors, including:

•	the revenues generated by sales of our products, if any;

•	the costs associated with expanding our sales and marketing efforts, including efforts to hire independent agents and sales representatives and obtain required regulatory approvals and clearances;

•	the expenses we incur in developing and commercializing our products, including the cost of obtaining and maintaining regulatory approvals; and

•	unanticipated general and administrative expenses.

As a result of these factors, we may seek to raise additional capital prior to the end of December, 2012 both to meet our projected operating plans after December, 2012 and to fund our longer term strategic objectives. Additional capital may come from public and private equity or debt offerings, borrowings under lines of credit or other sources.  These additional funds may not be available on favorable terms, or at all. There can be no assurance we will be successful in raising these additional funds. Furthermore, if we issue equity or debt securities to raise additional funds, our existing stockholders may experience dilution and the new equity or debt securities we issue may have rights, preferences and privileges senior to those of our existing stockholders. In addition, if we raise additional funds through collaboration, licensing or other similar arrangements, it may be necessary to relinquish valuable rights to our products or proprietary technologies, or grant licenses on terms that are not favorable to us. If we cannot raise funds on acceptable terms, we may not be able to develop or enhance our products, obtain the required regulatory clearances or approvals, execute our business plan, take advantage of future opportunities, or respond to competitive pressures or unanticipated customer requirements. Any of these events could adversely affect our ability to achieve our development and commercialization goals, which could have a material and adverse effect on our business, results of operations and financial condition.

Further deterioration in the state of the global economy and financial market conditions could adversely affect our ability to conduct business and our results of operations.

Global economic and financial market conditions, including severe disruptions in the credit markets and the continuing impact of the recent global economic recession continue to materially impact our customers and other parties with whom we do business. These conditions could negatively affect our future sales of our retail and ingredient line as many consumers consider the purchase of nutritional products discretionary. Continued or increased deterioration in general economic and financial market conditions could materially adversely affect our financial condition and results of operations. Specifically, the impact of these volatile and negative conditions may include decreased demand for our products and services, a decrease in our ability to accurately forecast future product trends and demand, and a negative impact on our ability to timely collect receivables from our customers. The foregoing economic conditions may lead to increased levels of bankruptcies, restructurings and liquidations for our customers, scaling back of research and development expenditures, delays in planned projects and shifts in business strategies for many of our customers. Such events could, in turn, adversely affect our business through loss of sales.

The success of the retail launch of our BluScience line is dependent upon both retailer and consumer acceptance of our products.

We compete in a highly competitive market.  Our prospects for success will therefore depend on our ability to successfully market our products and services, including the BluScience line.  Demand and market acceptance for our products and services is subject to a high level of uncertainty.  We have just begun to mass market our products through several retailers.  Any failure to convince retailers to accept our products and/or consumers to regularly purchase our products could have a material, adverse effect on our business, financial condition, results of operations and future prospects.

No Assurance of Successful Expansion of Operations.

Our significant increase in the scope and the scale of our product launch, including the hiring of additional personnel, has resulted in significantly higher operating expenses. As a result, we anticipate that our operating expenses will continue to increase. Expansion of our operations may also cause a significant demand on our management, finances and other resources.  Our ability to manage the anticipated future growth, should it occur, will depend upon a significant expansion of our accounting and other internal management systems and the implementation and subsequent improvement of a variety of systems, procedures and controls. There can be no assurance that significant problems in these areas will not occur. Any failure to expand these areas and implement and improve such systems, procedures and controls in an efficient manner at a pace consistent with our business could have a material adverse effect on our business, financial condition and results of operations. There can be no assurance that our attempts to expand our marketing, sales, manufacturing and customer support efforts will be successful or will result in additional sales or profitability in any future period. As a result of the expansion of our operations and the anticipated increase in our operating expenses, as well as the difficulty in forecasting revenue levels, we expect to continue to experience significant fluctuations in its results of operations.

The success of our retail and ingredient business is linked to the size and growth rate of the vitamin, mineral and dietary supplement market and an adverse change in the size or growth rate of that market could have a material adverse effect on us.

An adverse change in size or growth rate of the vitamin, mineral and dietary supplement market could have a material adverse effect on our business. Underlying market conditions are subject to change based on economic conditions, consumer preferences and other factors that are beyond our control, including media attention and scientific research, which may be positive or negative.

Unfavorable publicity or consumer perception of our products and any similar products distributed by other companies could have a material adverse effect on our business.

We believe the nutritional supplement market is highly dependent upon consumer perception regarding the safety, efficacy and quality of nutritional supplements generally, as well as of products distributed specifically by us. Consumer perception of our products can be significantly influenced by scientific research or findings, regulatory investigations, litigation, national media attention and other publicity regarding the consumption of nutritional supplements. We cannot assure you that future scientific research, findings, regulatory proceedings, litigation, media attention or other favorable research findings or publicity will be favorable to the nutritional supplement market or any particular product, or consistent with earlier publicity. Future research reports, findings, regulatory proceedings, litigation, media attention or other publicity that are perceived as less favorable than, or that question, such earlier research reports, findings or publicity could have a material adverse effect on the demand for our products and consequently on our business, results of operations, financial condition and cash flows.

Our dependence upon consumer perceptions means that adverse scientific research reports, findings, regulatory proceedings, litigation, media attention or other publicity, whether or not accurate or with merit, could have a material adverse effect on the demand for our products, the availability and pricing of our ingredients, and our business, results of operations, financial condition and cash flows. Further, adverse public reports or other media attention regarding the safety, efficacy and quality of nutritional supplements in general, or our products specifically, or associating the consumption of nutritional supplements with illness, could have such a material adverse effect.  Any such adverse public reports or other media attention could arise even if the adverse effects associated with such products resulted from consumers’ failure to consume such products appropriately or as directed and the content of such public reports and other media attention may be beyond our control.

We may incur material product liability claims, which could increase our costs and adversely affect our reputation, revenues and operating income.

As an ingredient supplier and retailer, marketer and manufacturer of products designed for human and animal consumption, we are subject to product liability claims if the use of our products is alleged to have resulted in injury. Our products consist of vitamins, minerals, herbs and other ingredients that are classified as foods, dietary supplements, or natural health products, and, in most cases, are not necessarily subject to pre-market regulatory approval in the United States. Some of our products contain innovative ingredients that do not have long histories of human consumption. Previously unknown adverse reactions resulting from human consumption of these ingredients could occur. In addition, some of the products we sell are produced by third-party manufacturers. As a marketer of products manufactured by third parties, we also may be liable for various product liability claims for products we do not manufacture. We may, in the future, be subject to various product liability claims, including, among others, that our products include inadequate instructions for use or inadequate warnings concerning possible side effects and interactions with other substances. A product liability claim against us could result in increased costs and could adversely affect our reputation with our customers, which, in turn, could have a materially adverse effect on our business, results of operations, financial condition and cash flows.

We acquire a significant amount of key ingredients for our products from foreign suppliers, and may be negatively affected by the risks associated with international trade and importation issues.

We acquire a significant amount of key ingredients for a number of our products from suppliers outside of the United States, particularly India.  Accordingly, the acquisition of these ingredients is subject to the risks generally associated with importing raw materials, including, among other factors, delays in shipments, changes in economic and political conditions, quality assurance, nonconformity to specifications or laws and regulations, tariffs, trade disputes and foreign currency fluctuations.  While we have a supplier certification program and periodically audit and inspect our suppliers’ facilities both in the United States and internationally, we cannot assure you that raw materials received from suppliers outside of the United States will conform to all specifications, laws and regulations.  There have in the past been quality and safety issues in our industry with certain items imported from overseas.  We may incur additional expenses and experience shipment delays due to preventative measures adopted by the Indian and U.S. governments, our suppliers and our company.

The insurance industry has become more selective in offering some types of coverage and we may not be able to obtain insurance coverage in the future.

The insurance industry has become more selective in offering some types of insurance, such as product liability, product recall, property and directors’ and officers’ liability insurance. Our current insurance program is consistent with both our past level of coverage and our risk management policies. However, we cannot assure you that we will be able to obtain comparable insurance coverage on favorable terms, or at all, in the future.  Certain of our customers as well as prospective customers require that we maintain minimum levels of coverage for our products. Lack of coverage or coverage below these minimum required levels could cause these customers to materially change business terms or to cease doing business with us entirely.

We depend on key personnel, the loss of any of which could negatively affect our business.

We depend greatly on Jeffrey Himmel, Debra Heim, Thomas C. Varvaro and Frank L. Jaksch Jr., who are our Chief Executive Officer and President, Chief Operating Officer, Chief Financial Officer and Chief Scientific Officer, respectively. We also depend greatly on other key employees, including key scientific and marketing personnel. In general, only highly qualified and trained scientists have the necessary skills to develop our products and provide our services. Only marketing personnel with specific experience and knowledge in health care are able to effectively market our products.  In addition, some of our manufacturing, quality control, safety and compliance, information technology, sales and e-commerce related positions are highly technical as well. We face intense competition for these professionals from our competitors, customers, marketing partners and other companies throughout the industries in which we compete. Our success will depend, in part, upon our ability to attract and retain additional skilled personnel, which will require substantial additional funds. There can be no assurance that we will be able to find and attract additional qualified employees or retain any such personnel. Our inability to hire qualified personnel, the loss of services of our key personnel, or the loss of services of executive officers or key employees that may be hired in the future may have a material and adverse effect on our business.

Our operating results may fluctuate significantly as a result of a variety of factors, many of which are outside of our control.

We are subject to the following factors, among others, that may negatively affect our operating results:

•	the announcement or introduction of new products by our competitors;

•	our ability to upgrade and develop our systems and infrastructure to accommodate growth;

•	our ability to attract and retain key personnel in a timely and cost effective manner;

•	technical difficulties;

•	the amount and timing of operating costs and capital expenditures relating to the expansion of our business, operations and infrastructure;

•	regulation by federal, state or local governments; and

•	general economic conditions as well as economic conditions specific to the healthcare industry.

As a result of our limited operating history and the nature of the markets in which we compete, it is extremely difficult for us to make accurate forecasts. We have based our current and future expense levels largely on our investment plans and estimates of future events although certain of our expense levels are, to a large extent, fixed. Assuming our products reach the market, we may be unable to adjust spending in a timely manner to compensate for any unexpected revenue shortfall. Accordingly, any significant shortfall in revenues relative to our planned expenditures would have an immediate adverse effect on our business, results of operations and financial condition. Further, as a strategic response to changes in the competitive environment, we may from time to time make certain pricing, service or marketing decisions that could have a material and adverse effect on our business, results of operations and financial condition. Due to the foregoing factors, our revenues and operating results are and will remain difficult to forecast.

We face significant competition, including changes in pricing.

The markets for our products and services are both competitive and price sensitive. Many of our competitors have significant financial, operations, sales and marketing resources and experience in research and development. Competitors could develop new technologies that compete with our products and services or even render our products obsolete. If a competitor develops superior technology or cost-effective alternatives to our products and services, our business could be seriously harmed.

The markets for some of our products are also subject to specific competitive risks because these markets are highly price competitive. Our competitors have competed in the past by lowering prices on certain products. If they do so again, we may be forced to respond by lowering our prices. This would reduce sales revenues and increase losses. Failure to anticipate and respond to price competition may also impact sales and aggravate losses.

We believe that customers in our markets display a significant amount of loyalty to their supplier of a particular product. To the extent we are not the first to develop, offer and/or supply new products, customers may buy from our competitors or make materials themselves, causing our competitive position to suffer.

Many of our competitors are larger and have greater financial and other resources than we do.

Our products compete and will compete with other similar products produced by our competitors. These competitive products could be marketed by well-established, successful companies that possess greater financial, marketing, distributional, personnel and other resources than we possess. Using these resources, these companies can implement extensive advertising and promotional campaigns, both generally and in response to specific marketing efforts by competitors, and enter into new markets more rapidly to introduce new products. In certain instances, competitors with greater financial resources also may be able to enter a market in direct competition with us, offering attractive marketing tools to encourage the sale of products that compete with our products or present cost features that consumers may find attractive.

We may never develop any additional products to commercialize.

We have invested a substantial amount of our time and resources in developing various new products. Commercialization of these products will require additional development, clinical evaluation, regulatory approval, significant marketing efforts and substantial additional investment before they can provide us with any revenue. Despite our efforts, these products may not become commercially successful products for a number of reasons, including but not limited to:

•	we may not be able to obtain regulatory approvals for our products, or the approved indication may be narrower than we seek;

•	our products may not prove to be safe and effective in clinical trials;

•	we may experience delays in our development program;

•	any products that are approved may not be accepted in the marketplace;

•
we may not have adequate financial or other resources to complete the development or to commence the commercialization of our products or will not have adequate financial or other resources to achieve significant commercialization of our products;

•	we may not be able to manufacture any of our products in commercial quantities or at an acceptable cost;

•	rapid technological change may make our products obsolete;

•	we may be unable to effectively protect our intellectual property rights or we may become subject to claims that our activities have infringed the intellectual property rights of others; and

•	we may be unable to obtain or defend patent rights for our products.

We may not be able to partner with others for technological capabilities and new products and services.

Our ability to remain competitive may depend, in part, on our ability to continue to seek partners that can offer technological improvements and improve existing products and services that are offered to our customers. We are committed to attempting to keep pace with technological change, to stay abreast of technology changes and to look for partners that will develop new products and services for our customer base. We cannot assure prospective investors that we will be successful in finding partners or be able to continue to incorporate new developments in technology, to improve existing products and services, or to develop successful new products and services, nor can we be certain that newly-developed products and services will perform satisfactorily or be widely accepted in the marketplace or that the costs involved in these efforts will not be substantial.

If we fail to maintain adequate quality standards for our products and services, our business may be adversely affected and our reputation harmed.

Dietary supplement, nutraceutical, food and beverage, functional food, analytical laboratories, pharmaceutical and cosmetic customers are often subject to rigorous quality standards to obtain and maintain regulatory approval of their products and the manufacturing processes that generate them. A failure to maintain, or, in some instances, upgrade our quality standards to meet our customers’ needs, could cause damage to our reputation and potentially substantial sales losses.

Our ability to protect our intellectual property and proprietary technology through patents and other means is uncertain and may be inadequate, which would have a material and adverse effect on us.

Our success depends significantly on our ability to protect our proprietary rights to the technologies used in our products. We rely on patent protection, as well as a combination of copyright, trade secret and trademark laws and nondisclosure, confidentiality and other contractual restrictions to protect our proprietary technology, including our licensed technology. However, these legal means afford only limited protection and may not adequately protect our rights or permit us to gain or keep any competitive advantage. For example, our pending United States and foreign patent applications may not issue as patents in a form that will be advantageous to us or may issue and be subsequently successfully challenged by others and invalidated. In addition, our pending patent applications include claims to material aspects of our products and procedures that are not currently protected by issued patents. Both the patent application process and the process of managing patent disputes can be time-consuming and expensive. Competitors may be able to design around our patents or develop products which provide outcomes which are comparable or even superior to ours. Steps that we have taken to protect our intellectual property and proprietary technology, including entering into confidentiality agreements and intellectual property assignment agreements with some of our officers, employees, consultants and advisors, may not provide meaningful protection for our trade secrets or other proprietary information in the event of unauthorized use or disclosure or other breaches of the agreements. Furthermore, the laws of foreign countries may not protect our intellectual property rights to the same extent as do the laws of the United States.

In the event a competitor infringes upon our licensed or pending patent or other intellectual property rights, enforcing those rights may be costly, uncertain, difficult and time consuming. Even if successful, litigation to enforce our intellectual property rights or to defend our patents against challenge could be expensive and time consuming and could divert our management’s attention. We may not have sufficient resources to enforce our intellectual property rights or to defend our patents rights against a challenge. The failure to obtain patents and/or protect our intellectual property rights could have a material and adverse effect on our business, results of operations and financial condition.

Our patents and licenses may be subject to challenge on validity grounds, and our patent applications may be rejected.

We rely on our patents, patent applications, licenses and other intellectual property rights to give us a competitive advantage. Whether a patent is valid, or whether a patent application should be granted, is a complex matter of science and law, and therefore we cannot be certain that, if challenged, our patents, patent applications and/or other intellectual property rights would be upheld. If one or more of those patents, patent applications, licenses and other intellectual property rights are invalidated, rejected or found unenforceable, that could reduce or eliminate any competitive advantage we might otherwise have had.

We may become subject to claims of infringement or misappropriation of the intellectual property rights of others, which could prohibit us from developing our products, require us to obtain licenses from third parties or to develop non-infringing alternatives and subject us to substantial monetary damages.

Third parties could, in the future, assert infringement or misappropriation claims against us with respect to products we develop. Whether a product infringes a patent or misappropriates other intellectual property involves complex legal and factual issues, the determination of which is often uncertain. Therefore, we cannot be certain that we have not infringed the intellectual property rights of others. Our potential competitors may assert that some aspect of our product infringes their patents. Because patent applications may take years to issue, there also may be applications now pending of which we are unaware that may later result in issued patents upon which our products could infringe. There also may be existing patents or pending patent applications of which we are unaware upon which our products may inadvertently infringe.

Any infringement or misappropriation claim could cause us to incur significant costs, place significant strain on our financial resources, divert management’s attention from our business and harm our reputation. If the relevant patents in such claim were upheld as valid and enforceable and we were found to infringe them, we could be prohibited from selling any product that is found to infringe unless we could obtain licenses to use the technology covered by the patent or are able to design around the patent. We may be unable to obtain such a license on terms acceptable to us, if at all, and we may not be able to redesign our products to avoid infringement. A court could also order us to pay compensatory damages for such infringement, plus prejudgment interest and could, in addition, treble the compensatory damages and award attorney fees. These damages could be substantial and could harm our reputation, business, financial condition and operating results. A court also could enter orders that temporarily, preliminarily or permanently enjoin us and our customers from making, using, or selling products, and could enter an order mandating that we undertake certain remedial activities. Depending on the nature of the relief ordered by the court, we could become liable for additional damages to third parties.

The prosecution and enforcement of patents licensed to us by third parties are not within our control.  Without these technologies, our product may not be successful and our business would be harmed if the patents were infringed or misappropriated without action by such third parties.

We have obtained licenses from third parties for patents and patent application rights related to the products we are developing, allowing us to use intellectual property rights owned by or licensed to these third parties. We do not control the maintenance, prosecution, enforcement or strategy for many of these patents or patent application rights and as such are dependent in part on the owners of the intellectual property rights to maintain their viability. Without access to these technologies or suitable design-around or alternative technology options, our ability to conduct our business could be impaired significantly.

We may be subject to damages resulting from claims that we, our employees, or our independent contractors have wrongfully used or disclosed alleged trade secrets of others.

Some of our employees were previously employed at other dietary supplement, nutraceutical, food and beverage, functional food, analytical laboratories, pharmaceutical and cosmetic companies. We may also hire additional employees who are currently employed at other dietary supplement, nutraceutical, food and beverage, functional food, analytical laboratories, pharmaceutical and cosmetic companies, including our competitors. Additionally, consultants or other independent agents with which we may contract may be or have been in a contractual arrangement with one or more of our competitors. We may be subject to claims that these employees or independent contractors have used or disclosed such other party’s trade secrets or other proprietary information. Litigation may be necessary to defend against these claims. Even if we are successful in defending against these claims, litigation could result in substantial costs and be a distraction to our management. If we fail to defend such claims, in addition to paying monetary damages, we may lose valuable intellectual property rights or personnel. A loss of key personnel or their work product could hamper or prevent our ability to market existing or new products, which could severely harm our business.

Litigation may harm our business.

Substantial, complex or extended litigation could cause us to incur significant costs and distract our management. For example, lawsuits by employees, stockholders, collaborators, distributors, customers, competitors or others could be very costly and substantially disrupt our business. Disputes from time to time with such companies, organizations or individuals are not uncommon, and we cannot assure you that we will always be able to resolve such disputes or on terms favorable to us. Unexpected results could cause us to have financial exposure in these matters in excess of recorded reserves and insurance coverage, requiring us to provide additional reserves to address these liabilities, therefore impacting profits.

If we are unable to establish or maintain sales, marketing and distribution capabilities or enter into and maintain arrangements with third parties to sell, market and distribute our products, our business may be harmed.

To achieve commercial success for our products, we must sell rights to our product lines and/or technologies at favorable prices, develop a sales and marketing force, or enter into arrangements with others to market and sell our products. In addition to being expensive, developing and maintaining such a sales force is time-consuming, and could delay or limit the success of any product launch. We may not be able to develop this capacity on a timely basis or at all. Qualified direct sales personnel with experience in the phytochemical industry are in high demand, and there can be no assurance that we will be able to hire or retain an effective direct sales team. Similarly, qualified independent sales representatives both within and outside the United States are in high demand, and we may not be able to build an effective network for the distribution of our product through such representatives. There can be no assurance that we will be able to enter into contracts with representatives on terms acceptable to us. Furthermore, there can be no assurance that we will be able to build an alternate distribution framework should we attempt to do so.

We may also need to contract with third parties in order to market our products. To the extent that we enter into arrangements with third parties to perform marketing and distribution services, our product revenue could be lower and our costs higher than if we directly marketed our products. Furthermore, to the extent that we enter into co-promotion or other marketing and sales arrangements with other companies, any revenue received will depend on the skills and efforts of others, and we do not know whether these efforts will be successful. If we are unable to establish and maintain adequate sales, marketing and distribution capabilities, independently or with others, we will not be able to generate product revenue, and may not become profitable.

Our sales and results of operations depend on our customers’ research and development efforts and their abilityto obtain funding for these efforts.

Our customers include researchers at pharmaceutical and biotechnology companies, chemical and related companies, academic institutions, government laboratories and private foundations. Fluctuations in the research and development budgets of these researchers and their organizations could have a significant effect on the demand for our products. Our customers determine their research and development budgets based on several factors, including the need to develop new products, the availability of governmental and other funding, competition and the general availability of resources. As we continue to expand our international operations, we expect research and development spending levels in markets outside of the United States will become increasingly important to us.

Research and development budgets fluctuate due to changes in available resources, spending priorities, general economic conditions, institutional and governmental budgetary limitations and mergers of pharmaceutical and biotechnology companies. Our business could be seriously harmed by any significant decrease in life science and high technology research and development expenditures by our customers. In particular, a small portion of our sales has been to researchers whose funding is dependent on grants from government agencies such as the United States National Institute of Health, the National Science Foundation, the National Cancer Institute and similar agencies or organizations. Government funding of research and development is subject to the political process, which is often unpredictable. Other departments, such as Homeland Security or Defense, or general efforts to reduce the United States federal budget deficit could be viewed by the government as a higher priority. Any shift away from funding of life science and high technology research and development or delays surrounding the approval of governmental budget proposals may cause our customers to delay or forego purchases of our products and services, which could seriously damage our business.

Some of our customers receive funds from approved grants at a particular time of year, many times set by government budget cycles. In the past, such grants have been frozen for extended periods or have otherwise become unavailable to various institutions without advance notice. The timing of the receipt of grant funds may affect the timing of purchase decisions by our customers and, as a result, cause fluctuations in our sales and operating results.

Demand for our products and services is subject to the commercial success of our customers’ products, which may vary for reasons outside our control.

Even if we are successful in securing utilization of our products in a customer’s manufacturing process, sales of many of our products and services remain dependent on the timing and volume of the customer’s production, over which we have no control. The demand for our products depends on regulatory approvals and frequently depends on the commercial success of the customer’s supported product. Regulatory processes are complex, lengthy, expensive, and can often take years to complete.

We may bear financial risk if we under-price our contracts or overrun cost estimates.

In cases where our contracts are structured as fixed price or fee-for-service with a cap, we bear the financial risk if we initially under-price our contracts or otherwise overrun our cost estimates. Such under-pricing or significant cost overruns could have a material adverse effect on our business, results of operations, financial condition and cash flows.

We rely on single or a limited number of third-party suppliers for the raw materials required for the production of our products.

Our dependence on a limited number of third-party suppliers or on a single supplier, and the challenges we may face in obtaining adequate supplies of raw materials, involve several risks, including limited control over pricing, availability, quality and delivery schedules. We cannot be certain that our current suppliers will continue to provide us with the quantities of these raw materials that we require or satisfy our anticipated specifications and quality requirements. Any supply interruption in limited or sole sourced raw materials could materially harm our ability to manufacture our products until a new source of supply, if any, could be identified and qualified. Although we believe there are other suppliers of these raw materials, we may be unable to find a sufficient alternative supply channel in a reasonable time or on commercially reasonable terms. Any performance failure on the part of our suppliers could delay the development and commercialization of our products, or interrupt production of then existing products that are already marketed, which would have a material adverse effect on our business.

We will need to increase the size of our organization, and we may be unable to manage rapid growth effectively.

Our failure to manage growth effectively could have a material and adverse effect on our business, results of operations and financial condition. We anticipate that a period of significant expansion will be required to address possible acquisitions of business, products, or rights, and potential internal growth to handle licensing and research activities. This expansion will place a significant strain on management, operational and financial resources. To manage the expected growth of our operations and personnel, we must both improve our existing operational and financial systems, procedures and controls and implement new systems, procedures and controls. We must also expand our finance, administrative, and operations staff. Our current personnel, systems, procedures and controls may not adequately support future operations. Management may be unable to hire, train, retain, motivate and manage necessary personnel or to identify, manage and exploit existing and potential strategic relationships and market opportunities.

Risks associated with acquisition strategy.

As part of our business strategy, we intend to consider acquisitions of similar or complementary businesses. No assurance can be given that we will be successful in identifying attractive acquisition candidates or completing acquisitions on favorable terms. In addition, any future acquisitions will be accompanied by the risks commonly associated with acquisitions. These risks include potential exposure to unknown liabilities of acquired companies or to acquisition costs and expenses, the difficulty and expense of integrating the operations and personnel of the acquired companies, the potential disruption to the business of the combined company and potential diversion of our management's time and attention, the impairment of relationships with and the possible loss of key employees and clients as a result of the changes in management, the incurrence of amortization expenses and dilution to the shareholders of the combined company if the acquisition is made for stock of the combined company. In addition, successful completion of an acquisition may depend on consents from third parties, including regulatory authorities and private parties, which consents are beyond our control.  There can be no assurance that products, technologies or businesses of acquired companies will be effectively assimilated into the business or product offerings of the combined company or will have a positive effect on the combined company's revenues or earnings. Further, the combined company may incur significant expense to complete acquisitions and to support the acquired products and businesses. Any such acquisitions may be funded with cash, debt or equity, which could have the effect of diluting or otherwise adversely affecting the holdings or the rights of our existing stockholders.

If we experience a significant disruption in our information technology systems or if we fail to implement new systems and software successfully, our business could be adversely affected.

We depend on information systems throughout our company to control our manufacturing processes, process orders, manage inventory, process and bill shipments and collect cash from our customers, respond to customer inquiries, contribute to our overall internal control processes, maintain records of our property, plant and equipment, and record and pay amounts due vendors and other creditors. If we were to experience a prolonged disruption in our information systems that involve interactions with customers and suppliers, it could result in the loss of sales and customers and/or increased costs, which could adversely affect our overall business operation.

We were issued an adverse opinion on our managements report on our internal control over financial reporting.

Our reporting obligations as a public company place a significant strain on our management, operational and financial resources and systems.  If we fail to maintain an effective system of internal control over financial reporting, we could experience delays or inaccuracies in our reporting of financial information, or non-compliance with the SEC, reporting and other regulatory requirements. This could subject us to regulatory scrutiny and result in a loss of public confidence in our management, which could, among other things, cause our stock price to drop. Our independent registered public accounting firm issued an adverse opinion in its attestation report on our management’s report on our internal control over financial reporting, which resulted from our inability to appropriate determine the risk associated with our issuance of certain unregistered shares of our common stock.

However, we believe that this was an isolated incident that is not representative of such internal control over financial reporting taken as a whole.  In addition, we have since the occurrence of this incident taken the corrective step of hiring an additional independent accounting firm to provide treatment guidance on all equity instruments issued to consultants and third parties.  Although we believe that this corrective step will enable management to conclude that our internal control over financial reporting is effective, we cannot assure you that this will be sufficient.  If we should in the future conclude that our internal control over financial reporting is ineffective we will be required to expend additional resources to improve such internal control over financial reporting.  Any additional instances of ineffective internal control over financial reporting, among other items, could cause our future financial statements to be incorrect, which, if material, could require a restatement.  If any restatements are required, there could be a material, adverse effect on our investors’ confidence that our financial statements fairly present our financial condition and results of operations, which in turn could materially and adversely affect the market price of our common stock.

Risks Related to Regulatory Approval of Our Products and Other Government Regulations

We are subject to regulation by various federal, state and foreign agencies that require us to comply with a wide variety of regulations, including those regarding the manufacture of products, advertising and product label claims, the distribution of our products and environmental matters. Failure to comply with these regulations could subject us to fines, penalties and additional costs.

Some of our operations are subject to regulation by various United States federal agencies and similar state and international agencies, including the Department of Commerce, the FDA, the FTC, the Department of Transportation and the Department of Agriculture. These regulations govern a wide variety of product activities, from design and development to labeling, manufacturing, handling, sales and distribution of products. If we fail to comply with any of these regulations, we may be subject to fines or penalties, have to recall products and/or cease their manufacture and distribution, which would increase our costs and reduce our sales.

We are also subject to various federal, state, local and international laws and regulations that govern the handling, transportation, manufacture, use and sale of substances that are or could be classified as toxic or hazardous substances. Some risk of environmental damage is inherent in our operations and the products we manufacture, sell, or distribute. Any failure by us to comply with the applicable government regulations could also result in product recalls or impositions of fines and restrictions on our ability to carry on with or expand in a portion or possibly all of our operations. If we fail to comply with any or all of these regulations, we may be subject to fines or penalties, have to recall products and/or cease their manufacture and distribution, any of which would increase our costs and reduce our sales.

Government regulations of our customer’s business are extensive and are constantly changing. Changes in theseregulations could significantly affect customer demand for our products and services.

The process by which our customer’s industries are regulated is controlled by government agencies and, depending on the market segment, can be very expensive, time-consuming and uncertain. Changes in regulations or the enforcement practices of current regulations could have a negative impact on our customers and, in turn, our business. At this time, it is unknown how the FDA will interpret and to what extent it will enforce new Good Manufacturing Practices, or GMPs, regulations that will likely affect many of our customers.  These uncertainties may have a material impact on our results of operations, as lack of enforcement or an interpretation of the regulations that lessens the burden of compliance for the dietary supplement marketplace may cause a reduced demand for our products and services.

Changes in government regulation or in practices relating to the pharmaceutical, dietary supplement, food and cosmetic industry could decrease the need for the services we provide.

Governmental agencies throughout the world, including the United States, strictly regulate these industries. Our business involves helping pharmaceutical and biotechnology companies navigate the regulatory drug approval process. Changes in regulation, such as a relaxation in regulatory requirements or the introduction of simplified drug approval procedures, or an increase in regulatory requirements that we have difficulty satisfying or that make our services less competitive, could eliminate or substantially reduce the demand for our services. Also, if the government makes efforts to contain drug costs and pharmaceutical and biotechnology company profits from new drugs, our customers may spend less, or reduce their spending on research and development. If health insurers were to change their practices with respect to reimbursements for pharmaceutical products, our customers may spend less, or reduce their spending on research and development.

If we should in the future become required to obtain regulatory approval to market and sell our goods we will not be able to generate any revenues until such approval is received.

The pharmaceutical industry is subject to stringent regulation by a wide range of authorities.  While we believe that, given our present business, we are not currently required to obtain regulatory approval to market our goods because, among other things, we do not (i) produce or market any clinical devices or other products, or (ii) sell any medical products or services to the customer, we cannot predict whether regulatory clearance will be required in the future and, if so, whether such clearance will at such time be obtained, whether for the BluScience line of products and/or any other goods that we are developing or may attempt to develop. Should such regulatory approval in the future be required, our goods may be suspended or may not be able to be marketed and sold in the United States until we have completed the regulatory clearance process as and if implemented by the FDA. Satisfaction of regulatory requirements typically takes many years, is dependent upon the type, complexity and novelty of the product or service and would require the expenditure of substantial resources.

If regulatory clearance of a good that we propose to propose to market and sell is granted, this clearance may be limited to those particular states and conditions for which the good is demonstrated to be safe and effective, which would limit our ability to generate revenue. We cannot ensure that any good that we develop will meet all of the applicable regulatory requirements needed to receive marketing clearance.  Failure to obtain regulatory approval will prevent commercialization of our goods where such clearance is necessary.  There can be no assurance that we will obtain regulatory approval of our proposed goods that may require it.

Risks Related to the Securities Markets and Ownership of our Equity Securities

The market price of our common stock may be volatile and adversely affected by several factors.

The market price of our common stock could fluctuate significantly in response to various factors and events, including, but not limited to:

•	our ability to integrate operations, technology, products and services;

•	our ability to execute our business plan;

•	operating results below expectations;

•	our issuance of additional securities, including debt or equity or a combination thereof,;

•	announcements of technological innovations or new products by us or our competitors;

•	loss of any strategic relationship;

•	industry developments, including, without limitation, changes in healthcare policies or practices;

•	economic and other external factors;

•	period-to-period fluctuations in our financial results; and

•	whether an active trading market in our common stock develops and is maintained.

In addition, the securities markets have from time to time experienced significant price and volume fluctuations that are unrelated to the operating performance of particular companies. These market fluctuations may also materially and adversely affect the market price of our common stock.

Our shares of common stock may be thinly traded, so you may be unable to sell at or near ask prices or at all.

We cannot predict the extent to which an active public market for our common stock will develop or be sustained. Our common stock is currently traded on the OTC Bulletin Board where they have historically been thinly traded, if at all, meaning that the number of persons interested in purchasing our common stock at or near bid prices at any given time may be relatively small or non-existent.

This situation may be attributable to a number of factors, including the fact that we are a small company that is relatively unknown to stock analysts, stock brokers, institutional investors and others in the investment community who generate or influence sales volume, and that even if we came to the attention of such persons, they tend to be risk averse and would be reluctant to follow an unproven company such as ours or purchase or recommend the purchase of our shares until such time as we have become more seasoned and viable. As a consequence, there may be periods of several days, weeks or months when trading activity in our shares is minimal or non-existent, as compared to a seasoned issuer which has a large and steady volume of trading activity that will generally support continuous sales without an adverse effect on share price. We cannot assure you that a broader or more active public trading market for our common stock will develop or be sustained, or that current trading levels will be sustained or not diminish.

If we fail to comply with Section 404 of the Sarbanes-Oxley Act of 2002 our business could be harmed and our stock price could decline.

Rules adopted by the SEC pursuant to Section 404 of the Sarbanes-Oxley Act of 2002 require an annual assessment of our internal control over financial reporting.  Accordingly, we are subject to the rules requiring an annual assessment of our internal controls.  The standards that must be met for management to assess the internal control over financial reporting as effective are complex, and require significant documentation, testing and possible remediation to meet the detailed standards.  If we cannot assess our internal control over financial reporting as effective, investor confidence and share value may be negatively impacted.

Stockholders may experience significant dilution if future equity offerings are used to fund operations or acquirecomplementary businesses.

If future operations or acquisitions are financed through the issuance of additional equity securities, stockholders could experience significant dilution. Securities issued in connection with future financing activities or potential acquisitions may have rights and preferences senior to the rights and preferences of our common stock.  In addition, the issuance of shares of our common stock upon the exercise of outstanding options or warrants may result in dilution to our stockholders.

We have a significant number of outstanding warrants and options, and future sales of these shares could adversely affect the market price of our common stock.

As of December 31, 2011, we had outstanding warrants for an aggregate of 10,271,914 shares of common stock at a weighted average exercise price of $0.68 per share and options exercisable for an aggregate of 16,193,172 shares of common stock at a weighted average exercise price of $1.52 per share. The holders may sell these shares in the public markets from time to time, without limitations on the timing, amount or method of sale. As and when our stock price rises, if at all, more outstanding warrants and options will be in-the-money and the holders may exercise their warrants and options and sell a large number of shares. This could cause the market price of our common stock to decline.

We may become involved in securities class action litigation that could divert management’s attention and harmour business.

The stock market in general, and the stocks of early stage companies in particular, have experienced extreme price and volume fluctuations. These fluctuations have often been unrelated or disproportionate to the operating performance of the companies involved. If these fluctuations occur in the future, the market price of our shares could fall regardless of our operating performance. In the past, following periods of volatility in the market price of a particular company’s securities, securities class action litigation has often been brought against that company. If the market price or volume of our shares suffers extreme fluctuations, then we may become involved in this type of litigation, which would be expensive and divert management’s attention and resources from managing our business.

As a public company, we may also from time to time make forward-looking statements about future operating results and provide some financial guidance to the public markets. The management has limited experience as a management team in a public company and as a result projections may not be made timely or set at expected performance levels and could materially affect the price of our shares. Any failure to meet published forward-looking statements that adversely affect the stock price could result in losses to investors, stockholder lawsuits or other litigation, sanctions or restrictions issued by the SEC.

Our common stock is and likely will remain subject to the SEC’s “penny stock” rules, which may make our shares more difficult to sell.

Because the price of our common stock is currently and is likely to remain less than $5.00 per share, it is expected to be classified as a “penny stock.” The SEC’s rules regarding penny stocks have the effect of reducing trading activity in our shares, making it more difficult for investors to sell them. Under these rules, broker-dealers who recommend such securities to persons other than institutional accredited investors must:

•	make a special written suitability determination for the purchaser;

•	receive the purchaser’s written agreement to a transaction prior to sale;

•
provide the purchaser with risk disclosure documents which identify certain risks associated with investing in “penny stocks” and which describe the market for these “penny stocks” as well as a purchaser’s legal remedies;

•
obtain a signed and dated acknowledgment from the purchaser demonstrating that the purchaser has received the required risk disclosure document before a transaction in a “penny stock” can be completed; and

•	give bid and offer quotations and broker and salesperson compensation information to the customer orally or in writing before or with the confirmation.

These rules make it more difficult for broker-dealers to effectuate customer transactions and trading activity in our securities and may result in a lower trading volume of our common stock and lower trading prices.

Securities analysts may elect not to report on our common stock or may issue negative reports that adversely affect the stock price.

At this time, no securities analysts provide research coverage of our common stock, and securities analysts may not elect not to provide such coverage in the future. It may remain difficult for our company, with its small market capitalization, to attract independent financial analysts that will cover our common stock. If securities analysts do not cover our common stock, the lack of research coverage may adversely affect the stock’s actual and potential market price. The trading market for our common stock may be affected in part by the research and reports that industry or financial analysts publish about our business. If one or more analysts elect to cover our company and then downgrade the stock, the stock price would likely decline rapidly. If one or more of these analysts cease coverage of our company, we could lose visibility in the market, which, in turn, could cause our stock price to decline. This could have a negative effect on the market price of our common stock.

We have not paid cash dividends in the past and do not expect to pay cash dividends in the foreseeable future. Any return on investment may be limited to the value of our common stock.

We have never paid cash dividends on our capital stock and do not anticipate paying cash dividends on our capital stock in the foreseeable future. The payment of dividends on our capital stock will depend on our earnings, financial condition and other business and economic factors affecting us at such time as the board of directors may consider relevant. If we do not pay dividends, our common stock may be less valuable because a return on your investment will only occur if the common stock price appreciates.

USE OF PROCEEDS

We will not receive any proceeds from the sale of common stock offered by the selling stockholders under this prospectus. However, we will receive up to $971,999 in the aggregate from the selling stockholders if they exercise in full, on a cash basis, all of their warrants to purchase 4,628,566 shares of common stock issued to the selling stockholders in connection with the May 2010 private placement.  Since the closing of the May 2010 private placement, and as of the date of this prospectus, we have received $1,260,040 from exercises of the warrants by the selling stockholders. We will use such proceeds from the exercise of the warrants for working capital and other corporate purposes.

The warrant holders may exercise their warrants at any time until their expiration, as further described under “Description of Capital Stock.” Because the warrant holders may exercise the warrants in their own discretion, if at all, we cannot plan on specific uses of proceeds beyond application of proceeds to general corporate purposes. We have agreed to bear the expenses (other than any underwriting discounts or commissions or agent’s commissions) in connection with the registration of the common stock being offered hereby by the selling stockholders.

MARKET PRICE OF AND DIVIDENDS ON COMMON STOCK AND RELATED MATTERS

Trading Information

ChromaDex common stock is currently quoted on the OTC Bulletin Board (“OTC BB”) under the symbol “CDXC.”  The OTC BB is a network of securities dealers who buy and sell stock.  The dealers are connected by a computer network that provides information on current “bids” and “asks”, as well as volume information.

The following table sets forth the range of high and low bid prices for ChromaDex common stock for each of the periods indicated as reported by the OTC BB.  These quotations reflect inter-dealer prices, without retail mark-up, mark-down or commission and may not necessarily represent actual transactions.

Fiscal Year 2010
	High	Low
First Quarter	$0.66	$0.35
Second Quarter	$2.07	$0.18
Third Quarter	$1.67	$1.11
Fourth Quarter	$1.66	$1.13

Fiscal Year 2011
	High	Low
First Quarter	$2.01	$1.30
Second Quarter	$1.70	$1.10
Third Quarter	$1.80	$0.40
Fourth Quarter	$1.14	$0.31

Our common stock is thinly traded and any reported sale prices may not be a true market-based valuation of our common stock. On April 24, 2012, the closing bid price of our common stock, as reported on the OTC Bulletin Board was $0.58 per share.

As of April 20, 2012, we had approximately 95 holders of record of our common stock.

Prior to our merger with Cody Resources on June 20, 2008, ChromaDex stock had not been quoted in the market. Prior to the merger, Cody Resources Inc. was quoted on the OTC BB under the symbol “CDYE.”

Dividend Policy

We have not declared or paid any dividends on our common stock. We intend to retain earnings for use in our operations and to finance our business. Any change in our dividend policy is within the discretion of our board of directors and will depend, among other things, on our earnings, debt service and capital requirements, restrictions in financing agreements, if any, business conditions, legal restrictions and other factors that our board of directors deems relevant.

Purchases of Equity Securities by the Issuer and Affiliated Purchasers

None.

BUSINESS

As used in this prospectus, unless content requires otherwise, “ChromaDex,” the “Company,” “we,” “us,” and “our” refer collectively to ChromaDex Corporation and its subsidiaries, ChromaDex, Inc. and ChromaDex Analytics, Inc.

Overview

The business of ChromaDex Corporation is conducted by our principal subsidiaries, ChromaDex, Inc. and Chromadex Analytics, Inc.  ChromaDex Corporation and its subsidiaries (collectively referred to herein as “ChromaDex” or the “Company” or, in the first person as “we” “us” and “our”) supplies phytochemical reference standards, which are small quantities of plant-based compounds typically used to research an array of potential attributes, and reference materials, related contract services, and proprietary ingredients.  We perform chemistry-based analytical services at our laboratory in Boulder, Colorado, typically in support of quality control or quality assurance activities within the dietary supplement industry. We have recently developed and launched the BluScience line of new retail dietary supplement products containing one of these proprietary ingredients, pTeroPure, which we also sell as an ingredient for incorporation into the products of other companies.  For the fiscal years ended December 31, 2011 and January 1, 2011, we had revenues of $8,112,610 and $7,566,370, respectively.

We are a leading provider of research and quality-control products and services to the natural products industry. Customers worldwide in the dietary supplement, food & beverage, cosmetic and pharmaceutical industries use our products, which are small quantities of highly-characterized, research-grade, plant-based materials, to ensure the quality of their raw materials and finished products.  Customers also use our analytical chemistry services to support their quality assurance activities, primarily to ensure the identity, potency and safety of their consumer products. We have conducted this core business since 1999.

We believe there is a growing need at both the manufacturing and government regulatory levels for reference standards, analytical methods and other quality assurance methods to ensure that products that contain plants, plant extracts and naturally occurring compounds distributed to consumers are safe. We further believe that this need is driven by the perception at the consumer level of a lack of adequate quality controls related to certain functional food or dietary supplement based products, as well as increased effort on the part of the FDA to assure Good Manufacturing Practices (“GMP”).

Our core standards and contract service businesses provide us with the opportunity to become aware of the results from research and screening activities performed on thousands of potential natural product candidates. By selecting the most promising ingredients from this market-based screening model, which is grounded in primary research performed by leading universities and institutions, followed by selective investments in further research and development, new natural products-related intellectual property can be identified and brought to various markets with a much lower investment cost and an increased chance of success. The first of these proprietary compounds, pTeroPure, is our brand name for the compound, pterostilbene. Pterostilbene is a polyphenol and a powerful antioxidant that shows promise in a range of health related issues. We have in-licensed patents pending related to the use of pterostilbene for a number of these benefits, and has filed additional patents related to additional benefits, such as a patent jointly filed with University of California at Irvine related to its effects on non-melanoma skin cancer. We are currently conducting a clinical trial, together with the University of Mississippi, related to its cholesterol lowering potential, which is the subject of one of the patents we licensed. We expect to conduct additional clinical trials on this compound and we anticipate entering the dietary supplement, animal health and, if clinical results are favorable, the pharmaceutical market. We believe that we have opportunities in the skin care market and we will continue to investigate developing these opportunities internally or through third party partners. We anticipate conducting additional clinical trials on other compounds in our pipeline to provide differentiation as we market these ingredients and support various health-related claims or obtain additional regulatory clearances.

Background

On May 21, 2008, Cody Resources, Inc., a Nevada corporation, or Cody, entered into an Agreement and Plan of Merger, or Merger Agreement, by and among Cody, CDI Acquisition, Inc., a California corporation and wholly-owned subsidiary of Cody, or Acquisition Sub, and ChromaDex, Inc. Subsequent to the signing of the Merger Agreement, Cody merged with and into a Delaware corporation that we refer to as Cody-DE for the sole purpose of changing the domicile of Cody to the State of Delaware. Subsequent to the closing of the Merger Agreement, Cody-DE amended its certificate of incorporation to change its name to “ChromaDex Corporation.”

Pursuant to the terms of the Merger Agreement, and upon satisfaction of specified conditions, including approval by ChromaDex, Inc.’s stockholders on June 18, 2008, Acquisition Sub merged with and into ChromaDex, Inc. and ChromaDex, Inc., as the surviving corporation, became a wholly-owned subsidiary of Cody-DE.

Cody was incorporated on July 19, 2006 under the laws of the State of Nevada. At the time of the Merger, Cody had been an inactive shell corporation and Cody’s actions as a going concern prior to the Merger are immaterial to the business of ChromaDex.

ChromaDex, Inc. was originally formed as a California corporation on February 19, 2000. On April 23, 2003, ChromaDex acquired the research and development group of a competing natural product company called Napro Biotherapeutics (now Tapestry Pharmaceuticals) located in Boulder, Colorado. The assets acquired in this transaction were placed in a newly-formed, wholly-owned subsidiary of ChromaDex named Chromadex Analytics, Inc., a Nevada corporation.

Strategy

Our business strategy is to identify, acquire, reduce-to-practice, and commercialize innovative new natural products and technologies, with an initial industry focus on the dietary supplement, nutraceutical, food and beverage, functional food, pharmaceutical and skin care markets. We plan to utilize our experienced management team to commercialize these natural product technologies by advancing them through any required regulatory approval processes, selectively conducting clinical trials, arranging for reliable and cost-effective manufacturing, and ultimately either directly selling the products or licensing the intellectual property to third parties.  We plan to conduct clinical trials to (a) reinforce the health benefits that may be associated with our ingredients in support of sales made into the dietary supplement and food and beverage markets, (b) potentially improve the quality or specificity of FDA approved claim we can make with respect to these health benefits, and (c) potentially lead us toward pharmaceutical applications for our ingredients.

•
Commercialization of intellectual property: We believe that many of our products currently in development have the potential to spin off technologies that may themselves be independently capable of commercialization and becoming significant new revenue sources. We believe that new intellectual property can also be developed from our expansion into new markets.

•
Launch of new dietary supplement product line: Our new dietary supplement product line based on the ingredient pTeroPure, BluScience, has recently been launched at most GNC corporate-owned stores nationwide.  Two BluScience products, HeartBlu (launched in January 2012) and EternalBlu (launched in February 2012), entered Walgreens, a national drug store chain with more than 8,000 stores, as well as at least 2,000 GNC stores in the U.S., along with becoming available at online retailer drugstore.com. In addition to the two products that were recently launched, we launched two additional products, MemoryBlu and Blu2Go, on store shelves in April 2012. We believe that the BluScience™ product launch is well supported with a multimillion dollar national media expenditure that includes television, radio and digital outlets.  Beyond the distribution obtained to date at GNC, Drugstore.com and Walgreen’s, we expect a continued expansion into retail stores throughout the year.

•
Expansion and growth of the core business: We intend to continue to expand our phytochemical standards offerings, the core of our business. Currently, we have approximately 4,000 defined standards. We expect to add 500 to 1,000 new standards each year for the foreseeable future.

•
Expansion into new markets: We are developing business in new domestic and international markets. These markets include both the domestic and international botanical drug market and the market for novel therapeutic botanicals from Asia, South America and Africa. We have also added what we believe to be new and innovative product offerings, including the screening of compound libraries and the offering of unique, value-added raw materials.

•
Expansion through acquisitions: We are a leader in the phytochemical standards market. We believe other smaller competitors are having difficulty expanding their revenue base and are prime candidates for acquisition by us. We believe that a long-term roll-up strategy could eventually lead to ChromaDex positioning itself as a provider of choice for phytochemical standards and libraries.

Overview of our Products and Services

We are headquartered in Irvine, California, and our analytical and research laboratory facility, Chromadex Analytics, is located in Boulder, Colorado. Chromadex Analytics operates a facility with 13,000 square feet of laboratory and office space. While we perform many of the contract services and research for our clients, Chromadex Analytics manufactures certain phytochemical reference standards, provides research and development, all analytical services and laboratory support for ChromaDex.

Since 2003, we have invested in excess of $2 million in laboratory equipment, and we currently have personnel possessing over 150 years of combined pharmaceutical and natural products chemistry experience.

Current products and services provided are:

•
Dietary supplement products. Formulated with the proprietary compound pterostilbene, we currently offer five specific products under the BluScience line: HeartBlu, EternalBlu, Blu2Go, TrimBlu and MemoryBlu, each of which is directed toward providing a specific health benefit such as anti-aging, heart health, focus and energy, weight management and improvement of cognitive function.

•
Novel dietary supplement and food ingredients. We offer novel bulk raw materials for inclusion in dietary supplements, food, beverage and cosmetic products.  This is an area where we are increasing our focus, as we believe we can secure and defend our market positions through patents and long-term manufacturing agreements with our customers and vendors.

•
Supply of reference standards, materials & kits. Through our catalog, we supply a wide range of products necessary to conduct quality control of raw materials and consumer products. Reference standards and materials and the kits created from them are used for research and quality control in the dietary supplements, cosmetics, food and beverages, and pharmaceutical industries.

•
Supply of fine chemicals and phytochemicals. As demand for new natural products and phytochemicals increases, we can scale up and supply our core products in the gram to kilogram scale for companies that require these products for research and new product development.

•
Contract services. ChromaDex, through Chromadex Analytics, provides a wide range of contract services ranging from routine contract analysis for the production of dietary supplements, cosmetics, foods and other natural products to elaborate contract research for clients in these industries.

•	Consulting services. We provide a comprehensive range of consulting services in the areas of regulatory support, new ingredient or product development, risk management and litigation support.

•
Process development. Developing cost effective and efficient processes for manufacturing natural products can be very difficult and time consuming. We can assist customers in creating processes for cost-effective manufacturing of natural products, using “green chemistry.”

Products and services in development:

•
Additional dietary supplement products. Other than the five specific products we are already offering (HeartBlu, EternalBlu, Blu2Go, TrimBlu and emmoryBlu), we intend to develop and offer additional products under our BluScience retail line.

•
Anthocyanin. We are working to establish cost-effective methodologies for the efficient production of anthocyanins from genetically engineered bacteria. Anthocyanins are secondary plant metabolites that are mainly responsible for the colors in plant tissues, primarily reds, purples and blues. They are non-toxic and have been observed to possess antioxidant, anticancer and anti-inflammatory activities, making them attractive candidates in the pharmaceutical, dietary supplement and food colorants industries.

•
Nicotinamide riboside. We are working to establish cost-effective methodologies for the efficient production of nicotinamide riboside.  Nicotinamide riboside, a recently discovered vitamin found naturally in milk, is a more potent version of the more commonly known niacin (vitamin B3).  Nicotinamide riboside has shown promise for improving cardiovascular health, glucose levels and cognitive function and has demonstrated evidence of anti-aging effects.

•	Process scale manufacturing. We intend to invest in a pilot plant facility that has the capability of manufacturing at a process scale for products that have gone to market.

•	Phytochemical libraries. We intend to continue investing in the development of natural product based libraries by continuing to create these libraries internally as well as through product licensing.

•	Plant extracts libraries. We intend to continue our efforts to create an extensive library of plant extracts using our already extensive list of botanical reference materials.

•
Databases for cross-referencing phytochemicals. We are working on building a database for cross referencing phytochemicals against an extensive list of plants, including links to references to ethnopharmacological, ethnobotanical, and biological activity, as well as clinical evidence.

•	Intellectual property. We plan to utilize our expertise in natural products to license and develop new intellectual property that can be licensed to clients in our target industries.

Sales and Marketing Strategy

For our retail dietary supplement product line, we are partnering with global advertising, media and public relations leaders to drive awareness of our brands BluScience and pTeroPure, centered on the health benefits of pterostilbene.  In March 2012, we launched a major advertising campaign through media channels such as television and radio.  These marketing plans are being developed to support the launch of BluScience product line at numerous national retailers.

Our sales platform for the chemical and analytical service business is based on direct, inside technical sales model. We hire technical sales staff with appropriate scientific background in chemistry, biology, biochemistry or other related scientific fields. Our sales staff currently operates at our Irvine, California office and performs sales duties by using combinations of telemarketing, e-mail, tradeshows and customer visits. Members of the sales staff are required to perform both sales and customer service responsibilities. We plan to add outside field sales representatives in the future as needed. All members of the sales staff are compensated based on a uniform basic pay model based on salary and commission.

USA

For our retail dietary supplement product line, we are developing a comprehensive marketing plan with our advertising, media and public relations partners to promote awareness through the following marketing activities:

•	Advertising – Television, radio, etc.

•	Public relations including social media

•	Search engine marketing and search engine optimization

•	Advocacy from dieticians, physicians and other thought leaders

•	Website

•	Tradeshows and conferences

•	Press releases

These marketing activities will support the launch of the BluScience product line through all retail distribution channels.

For our core reference standards and analytical service business, we employ the use of an aggressive, direct mail marketing strategy (catalogs, brochures and flyers) in combination with a range of the following marketing activities to promote and sell our products and services:

•	Tradeshows and conferences

•	Monthly newsletters (via e-mail)

•	Internet

•	Website

•	Advertising in trade publications

•	Press releases

We intend to continue to use an aggressive, direct marketing approach to promote our products and services to all markets that we target for direct sales.

International:

For our retail dietary supplement product line, we are currently exploring opportunities to effectively sell our products in international markets.  For Latin America, we have recently entered into a collaborative relationship with OPKO Health to market our new product offerings for distribution and business development, with the BluScience line as the initial products to be commercialized.  For other international markets, we have not decided on a firm marketing strategy.

For our core reference standards business, we use international distributors to market and sell to several foreign countries or markets. The use of distributors in some international markets has proven to be more effective than direct sales.  Currently, we have exclusive distribution agreements in place with the following distributors for the following countries or regions:

•	Europe (LGC Standards)

•	South America (JMC)

•	Korea (Dong Myung Scientific)

•	India (LGC Promochem India Pvt. Ltd.)

We also use non-exclusive distributors for each of the following countries or groups of countries:

•	Japan

•	Australia and New Zealand

•	China

•	Indonesia, Malaysia, Singapore and Thailand

•	Mexico

Non-exclusive distributors who show significant productivity are considered for becoming exclusive distributors.

Business Market

According to the Natural Marketing Institute, the Dietary Supplement, Functional Food and Beverage, and Natural Personal Care markets represent more than $250 billion in annual worldwide sales.  The quality control and assurance of some of the products in these markets are, as previously noted, largely “under regulated.”  This scenario leads to the establishment of the basis of one of our business strategies: concentration on the overall content of products, as well as active/marker components, uniformity of production, and toxicology of products in these markets in ways similar to analysis by other companies focused in the pharmaceutical industry. There is an increasing demand for new products, ingredients and ideas for natural products. The pressure for new, innovative products, which are “natural” or “green”-based, cuts across all markets including food, beverage, cosmetic and pharmaceutical.

While we believe that doctors and patients have become more receptive to the use of botanical and herbal-based and natural and dietary ingredients to prevent or treat illness and improve quality of life, the medical establishment has conditioned its acceptance on significantly improved demonstration of efficacy, safety and quality control comparable to that imposed on pharmaceuticals. Nevertheless, little is currently known about the constituents, active compounds and safety of many botanical and herbal natural ingredients and few qualified chemists and technology based companies exist to supply the information and products necessary to meet this burgeoning market need.  Natural products are complex mixtures of many compounds, with significant variability arising from growing and extraction conditions.  The following developments are some that highlight the need for standards control and quality assurance:

•
The FDA published its draft guidance for Good Manufacturing Practices (“GMPs”) for dietary supplements on March 13, 2003. The final rule from this guidance was made effective in June 2007, and full compliance was required by June 2010;

•
Regulatory agencies around the world have started to review the need for the regulation of herbal and natural supplements and are considering regulations that will include testing for the presence of toxic or adulterating compounds, drug/compound interactions and evidence that the products are biologically active for their intended use.

Business Model

We have taken advantage of both supply chain needs and regulatory requirements such as the GMPs for dietary supplements to build our core standards and analytical services businesses.   We create value throughout the supply chain of the pharmaceutical, dietary supplements, functional foods and personal care markets. We do this by:

•	Combining the analytical methodology and characterization of materials with the technical support for the sale of reference materials by our clients;

•	Helping companies to comply with new government regulations; and

•	Providing value-added solutions to every layer of the supply chain in order to increase the overall quality of products being produced.

We believe we are now in a position to expand this aspect of our business and, most importantly, capitalize on additional opportunities in product development and commercialization of various kinds of intellectual property that we have largely discovered and acquired through the sales process associated with our standards and services.

Our core standards and contract service businesses provide us with the opportunity to become aware of the results from research and screening activities performed on thousands of potential natural product candidates. By selecting the most promising ingredients from this market-based screening model, which is grounded in primary research performed by leading universities and institutions, followed by selective investments in further research and development, new natural products-related intellectual property can be identified and brought to various markets with a much lower investment cost and an increased chance of success. The first of these proprietary compounds, pTeroPure, is our brand name for the compound, pterostilbene. Pterostilbene is a polyphenol and a powerful antioxidant that shows promise in a range of health-related issues. We have in-licensed patents pending related to the use of pterostilbene for a number of these benefits, and have filed additional patents related to additional benefits, such as a patent jointly filed with University of California at Irvine related to its effects on non-melanoma skin cancer. We are currently conducting a clinical trial, together with the University of Mississippi, related to its cholesterol lowering potential, which is the subject of one of the patents we licensed. We expect to conduct additional clinical trials on this compound and we anticipate entering the dietary supplement, animal health and, if clinical results are favorable, possibly the pharmaceutical markets with it. We believe that we have opportunities in the skin care market and we will continue to investigate developing these opportunities internally or through third party partners.  We anticipate conducting additional clinical trials on other compounds in our pipeline to provide differentiation as we market these ingredients and support various health-related claims or obtain additional regulatory clearances.

We continue to identify and in-license novel, proprietary compounds with significant potential health benefits.  Among these next generation compounds are anthocyanins, which are compounds responsible for the dark pigment found in certain berries and flowers, and nicotinamide riboside, a compound similar to the B-vitamin, niacin.  Like pTeroPure®, these compounds also have potential in multiple markets.

Government Regulation

Some of our operations are subject to regulation by various United States federal agencies and similar state and international agencies, including the FDA, the FTC, the Department of Commerce, the Department of Transportation, the Department of Agriculture and other state and international agencies. These regulators govern a wide variety of production activities, from design and development to labeling, manufacturing, handling, selling and distributing of products. From time to time, federal, state and international legislation is enacted that may have the effect of materially increasing the cost of doing business or limiting or expanding our permissible activities. We cannot predict whether or when potential legislation or regulations will be enacted, and, if enacted, the effect of such legislation, regulation, implementation, or any implemented regulations or supervisory policies would have on our financial condition or results of operations. In addition, the outcome of any litigation, investigations or enforcement actions initiated by state or federal authorities could result in changes to our operations being necessary and in increased compliance costs.

FDA Regulation

Dietary supplements are subject to FDA regulations.  For example, the FDA’s final rule on GMPs for dietary supplements published in June 2007 requires companies to evaluate products for identity, strength, purity and composition.  These regulations in some cases, particular for new ingredients, require a notification that must be submitted to the FDA along with evidence of safety.  In addition, depending on the type of product, whether a dietary supplement, cosmetic, food, or pharmaceutical, the FDA, under the Food, Drug and Cosmetic Act, or FDCA, can regulate:

•	product testing;

•	product labeling;

•	product manufacturing and storage;

•	premarket clearance or approval;

•	advertising and promotion; and

•	product sales and distribution.

The FDCA has been amended several times with respect to dietary supplements, most notably by the Dietary Supplement Health and Education Act of 1994, known as DSHEA. DSHEA established a new framework for governing the composition and labeling of dietary supplements. Generally, under DSHEA, dietary ingredients that were marketed in the United States before October 15, 1994 may be used in dietary supplements without notifying the FDA. However, a “new” dietary ingredient (a dietary ingredient that was not marketed in the United States before October 15, 1994) is subject to a new dietary ingredient, or NDI, notification that must be submitted to the FDA unless the ingredient has previously been “present in the food supply as an article used for food” without being “chemically altered.” An NDI notification must provide the FDA with evidence of a “history of use or other evidence of safety” establishing that the use of the dietary ingredient “will reasonably be expected to be safe.” An NDI notification must be submitted to the FDA at least 75 days before the initial marketing of the NDI. There can be no assurance that the FDA will accept the evidence of safety for any NDIs that we may want to commercialize, and the FDA’s refusal to accept such evidence could prevent the marketing of such dietary ingredients. The FDA is in the process of developing guidance for the industry that will aim to clarify the FDA’s interpretation of the NDI notification requirements, and this guidance may raise new and significant regulatory barriers for NDIs.

In order for any new ingredient developed by us to be used in conventional food or beverage products in the United States, the product would either have to be approved by the FDA as a food additive pursuant to a food additive petition, or FAP, or be generally recognized as safe, or GRAS. The FDA does not have to approve a company’s determination that an ingredient is GRAS. However, a company can notify the FDA of its determination. There can be no assurance that the FDA will approve any FAP for any ingredient that we may want to commercialize, or agree with our determination that an ingredient is GRAS, either of which could prevent the marketing of such ingredient.

Advertising Regulation

In addition to FDA regulations, the FTC regulates the advertising of dietary supplements, foods, cosmetics, and over-the-counter, or OTC, drugs. In recent years, the FTC has instituted numerous enforcement actions against dietary supplement companies for failure to adequately substantiate claims made in advertising or for the use of false or misleading advertising claims. These enforcement actions have often resulted in consent decrees and the payment of civil penalties, restitution, or both, by the companies involved. We may be subject to regulation under various state and local laws that include provisions governing, among other things, the formulation, manufacturing, packaging, labeling, advertising and distribution of dietary supplements, foods, cosmetics and OTC drugs.

In addition, The National Advertising Division (NAD) of the Council of Better Business Bureaus (CBBB) reviews national advertising for truthfulness and accuracy. The NAD uses a form of alternative dispute resolution, working closely with in-house counsel, marketing executives, research and development departments and outside consultants to decide whether claims have been substantiated.

International

Our international sales of dietary supplements and ingredients are subject to foreign government regulations, which vary substantially from country to country. The time required to obtain approval by a foreign country may be longer or shorter than that required for FDA approval, and the requirements may differ. In addition, the export by us of certain of our products that have not yet been cleared or approved for domestic distribution may be subject to FDA export restrictions. We may be unable to obtain on a timely basis, if at all, any foreign government or United States export approvals necessary for the marketing of our products abroad.

Regulation in Europe is exercised primarily through the European Union, which regulates the combined market of each of its member states. Other countries, such as Switzerland, have voluntarily adopted laws and regulations that mirror those of the European Union with respect to dietary ingredients.

Competitive Business Conditions

For our retail dietary supplement product line, we face competition from dietary supplement manufacturers and suppliers all over the world.  These competitors not only include nutraceutical companies but also major pharmaceutical companies who offer dietary supplements as part of overall health care.  Many of our competitors are well-established, successful companies that have been offering dietary supplement products for a long time.  Below is a list of some of the leading competitors for our BluScience product line.

Dietary Supplement Competitors

•	NBTY (NTY) (USA)

•	Pharmavite (USA)

•	Amway (USA)

•	Herbalife (HLF) (Cayman Islands)

•	Nutraceutical International Corporation (NUTR) (USA)

•	Schiff Nutrition International (WNI) (USA)

•	Pfizer (PFE) (USA)

For reference standards and analytical testing services, we face competition within the standardization and quality testing niche of the natural products market, though we know of no other companies that offer both reference standards and testing to their customers. Below is a current list of certain competitors. These competitors have already developed reference standards or contract services or are currently taking steps to develop botanical standards or contract services. Of the competitors listed, some currently sell fine chemicals, which, by default, are sometimes used as reference standards, and others are closely aligned with our market niche so as to reduce any barriers to entry if these companies wish to compete. Some of these competitors currently offer similar services and have the scale and resources to compete with us for larger customer accounts. Because some of our competitors are larger in total size and capitalization, they likely have greater access to capital markets, and are in a better position than we are to compete nationally and internationally.

Reference Standards and Analytical Testing Services Competitors

•	Sigma-Aldrich (SIAL) (USA)

•	Phytolab (Germany)

•	US Pharmacopoeia (USP) (USA)

•	Extrasynthese (France)

•	Covance (CVD) (USA)

•	Eurofins (ERF) (France)

•	Silliker Canada Co. (Canada)

Patents, Trademarks, Licenses, Franchises, Concessions, Royalty Agreements or Labor Contracts, Including Duration

We currently protect our intellectual property through patents, trademarks, designs and copyrights on our products and services. We currently have existing patents for products such as pterostilbene methods of use for lowering cholesterol, anythocyandian production, nicotinyl riboside methods of use and Jojoba extract (simmondsin) that require additional capital for product development, commercialization and marketing.

One of our business strategies is to use the intellectual property harnessed in the supply of reference materials to the industry as the basis for providing new and alternative mass marketable products to our customers. Our strategy is to develop these products on our own as well as to license our intellectual property to companies who will commercialize it. We anticipate that the net result will be a long term flow of intellectual property milestone and royalty payments for us.

We have created a mechanism for harnessing ideas and turning them into finished products. For example, we spent between one and two years researching the viability of our Jojoba concept, but lacked the ability to finalize its development and to obtain necessary patent protection. After much scrutiny, we selected Avoca, a subsidiary of RJ Reynolds Tobacco, as the appropriate partner for completion of this project. Avoca finalized the manufacturing process for the Jojoba extract and then we and Avoca jointly filed a patent to protect the intellectual property created by this joint venture.

The following table sets forth our existing patents and those to which we have licensed rights.

Patent Number	Title	Filing Date	Issued Date	Expires	Licensor
6,852,342	Compounds for altering food intake in humans	3/26/2002	2/8/2005	02/12/2022	Co-owned by Avoca, Inc. and ChromaDex
7,338,791	Production of Flavanoids by Recombinant Microorganisms	7/11/2005	3/4/2008	7/11/2025	Licensed from The Research Foundation of State University of New York
8,106,184	Nicotinyl Riboside Compositions and Methods of Use	11/17/2006	1/31/2012	11/17/2026	Licensed from Cornell University
8,133,917	Pterostilbene as an agonist for the peroxisome proliferator-activated receptor alpha isoform	10/25/2010	3/13/2012	10/25/2030	Licensed from the University of Mississippi and U.S. Department of Agriculture.

Manufacturing

For our retail dietary supplement product line, we are partnering with certain U.S. third-party manufacturers to manufacture and package our products. These manufacturers’ operations are subject to GMPs, promulgated by the FDA, and other applicable regulatory standards. We believe these manufacturers and their processes comply with the GMPs for dietary supplements and/or foods, and generally have sufficient capacity to meet our currently anticipated sales.  These third-party manufacturers formulate, mix ingredients, assemble and package the dietary supplement products to our specifications.  We furnish proprietary ingredients, such as pterostilbene, to these third-party manufacturers.

For reference standards, Chromadex Analytics operates laboratory operations and a manufacturing facility. We currently maintain our own manufacturing equipment and have the ability to manufacture certain products in limited quantities, ranging from milligrams to kilograms.  We intend to contract for the manufacturing of products that we develop and enter into strategic relationships or license agreements for sales and marketing of products that we develop when the quantities we require exceed our capacity at our Boulder, Colorado facility.

We intend to work with manufacturing companies that can meet the standards imposed by the FDA, the International Organization for Standardization, or ISO, and the quality standards that we will require for our own internal policies and procedures. We expect to monitor and manage supplier performance through a corrective action program developed by us. We believe these manufacturing relationships can minimize our capital investment, help control costs, and allow us to compete with larger volume manufacturers of dietary supplements, phytochemicals and ingredients.

Following the receipt of products or product components from third-party manufacturers, we currently inspect products, as needed. We expect to reserve the right to inspect and ensure conformance of each product and product component to our specifications. We will also consider manufacturing certain products or product components internally, if our capacity permits, when demand or quality requirements make it appropriate to do so.

Sources and Availability of Raw Materials and the Names of Principal Suppliers

We believe that we have identified reliable sources and suppliers of chemicals, phytochemicals, ingredients and reference materials that will provide products in compliance with our guidelines.

Research and Development

We are currently conducting a clinical trial, together with the University of Mississippi, on our proprietary compound pterostilbene for its cholesterol lowering potential.  We expect to conduct additional clinical trials on this compound and we anticipate entering the dietary supplement, animal health and, if clinical results are favorable, possibly the pharmaceutical markets as well.  We anticipate conducting additional clinical trials on other compounds in our pipeline to provide differentiation as we market these ingredients and support various health-related claims or obtain additional regulatory clearances.

In addition, we are focused on developing products and services within our core standards and service offerings. Our own laboratory group has extensive experience in developing products related to our field of interest and works closely with our sales and marketing group to design products and services that are intended to increase revenue. To support development, we also have a number of contracts with outside labs that aid us in our research and development process.

Environmental Compliance

We will incur significant expense in complying with GMPs and safe handling and disposal of materials used in our research and manufacturing activities. We do not anticipate incurring additional material expense in order to comply with Federal, state and local environmental laws and regulations.

Employees

As of the date of this prospectus, ChromaDex (including Chromadex Analytics) has 70 employees, 59 of whom are full-time and 11 of whom are part-time. We consider our relationships with our employees to be satisfactory. None of our employees is covered by a collective bargaining agreement.

DESCRIPTION OF PROPERTY

As of the date of this prospectus, we lease approximately 13,000 square feet of office space in Irvine, California with two years remaining on the lease and approximately 13,000 square feet of space for laboratory manufacturing in Boulder, Colorado with five years remaining on the lease.  We also rent an apartment with approximately 1,100 square feet in Irvine, California, and an apartment with less than 1,100 square feet in Longmont, Colorado.  We do not own any real estate.  For the year ended December 31, 2011, our total annual rental expense was approximately $467,700.

LEGAL PROCEEDINGS

We are not involved in any legal proceedings that management believes may have a material adverse effect on our business, financial condition, operations, cash flows, or prospects.

SELECTED FINANCIAL DATA

The following table sets forth our selected historical consolidated financial data as of and for the fiscal years ended December 31, 2011, January 1, 2011, January 2, 2010, January 3, 2009 and December 29, 2007.  The selected historical consolidated financial data as of December 31, 2011 and January 1, 2011 and for each of the years ended December 31, 2011 and January 1, 2011 have been derived from, and should be read together with, our audited historical consolidated financial statements and the accompanying notes included elsewhere in this prospectus.  The selected historical consolidated financial data as of January 2, 2010, January 3, 2009 and December 29, 2007 and each of the years ended January 2, 2010, January 3, 2009 and December 29, 2007 have been derived from ChromaDex Corporation’s audited historical consolidated financial statements not included in this prospectus.  The results of operations for the periods presented below are not necessarily indicative of the results to be expected for any future period.  The selected historical financial data should be read together with the section captioned “Management’s Discussion and Analysis of Financial Condition and Results of Operations” (including the discussion therein of critical accounting policies) and ChromaDex Corporation’s consolidated financial statements and the accompanying notes included elsewhere in this prospectus.

	Years Ended
	2011	2010	2009	2008	2007 (1)
Consolidated Statement of Operations Data
Sales	$8,112,610	$7,566,370	$5,777,865	$4,506,301	$4,754,073
Cost of sales	5,640,791	4,621,525	3,736,435	3,274,800	3,122,461

Gross profit	2,471,819	2,944,845	2,041,430	1,231,501	1,631,612

Operating expenses:
Sales and marketing	2,539,252	1,085,510	829,969	720,519	387,816
General and administrative	7,796,806	3,876,488	2,104,193	2,574,985	1,419,554
Operating expenses	10,336,058	4,961,998	2,934,162	3,295,504	1,807,370

Operating loss	(7,864,239)	(2,017,153)	(892,732)	(2,064,003)	(175,758)

Nonoperating income (expenses):
Interest income	1,397	1,545	2,254	29,606	17,698
Interest expense	(32,142)	(36,068)	(17,090)	(70,079)	(31,815)
Nonoperating expenses	(30,745)	(34,523)	(14,836)	(40,473)	(14,117)

Net loss	$(7,894,984)	$(2,051,676)	$(907,568)	$(2,104,476)	$(189,875)

Basic and Diluted loss per common share	$(0.12)	$(0.04)	$(0.03)	$(0.07)	$(0.01)

Basic and Diluted weighted average common shares outstanding	68,306,812	48,251,930	28,838,216	28,312,934	26,514,481

(1) Does not include operations of Cody Resources, Inc. which merged with ChromaDex, Inc. on May 21, 2008.

	At The End of Year
	2011	2010	2009	2008	2007 (1)
Consolidated Balance Sheet Data

Cash	$420,152	$2,226,459	$471,378	$1,125,504	$303,785

Working capital (2)	1,379,025	1,910,000	872,378	616,299	372,330

Total assets	6,269,905	6,507,402	3,565,008	4,083,110	2,920,746

Total stockholders' equity	$2,561,286	$4,936,223	$1,047,453	$1,749,163	$396,315

(1) Does not include the financial position of Cody Resources, Inc. which merged with ChromaDex, Inc. on May 21, 2008.
(2) Trade receivables plus inventories less accounts payable.

SUPPLEMENTARY FINANCIAL INFORMATION

The following table sets forth our selected quarterly financial data for the years ended December 31, 2011 and January 1, 2011.   The information below should be read in conjunction with our audited consolidated financial statements and the notes to such statements and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included in this Registration Statement on Form S-1.
	Three Months Ended
	April 2, 2011	July 2, 2011	October 1, 2011	December 31, 2011
Sales	$2,539,245	$1,937,976	$1,827,568	$1,807,821
Cost of sales	1,518,850	1,357,058	1,361,101	1,403,782

Gross profit	1,020,395	580,918	466,467	404,039

Operating expenses:
Sales and marketing	445,507	565,975	650,516	877,254
General and administrative	1,722,834	1,849,733	2,213,636	2,010,603
Operating expenses	2,168,341	2,415,708	2,864,152	2,887,857

Operating loss	(1,147,946)	(1,834,790)	(2,397,685)	(2,483,818)

Nonoperating income (expenses):
Interest income	434	430	295	238
Interest expense	(8,873)	(8,209)	(7,522)	(7,538)
Nonoperating expenses	(8,439)	(7,779)	(7,227)	(7,300)

Net loss	$(1,156,385)	$(1,842,569)	$(2,404,912)	$(2,491,118)

Basic and Diluted loss per common share	$(0.02)	$(0.03)	$(0.03)	$(0.03)

Basic and Diluted weighted average common shares outstanding	62,944,298	65,001,979	70,625,913	74,655,051

	Three Months Ended
	April 3, 2010	July 3, 2010	October 2, 2010	January 1, 2011
Sales	$1,937,592	$2,033,861	$1,562,352	$2,032,565
Cost of sales	1,119,619	1,258,172	1,059,626	1,184,108

Gross profit	817,973	775,689	502,726	848,457

Operating expenses:
Sales and marketing	224,619	228,351	235,582	396,958
General and administrative	554,033	840,538	1,140,815	1,341,102
Operating expenses	778,652	1,068,889	1,376,397	1,738,060

Operating income (loss)	39,321	(293,200)	(873,671)	(889,603)

Nonoperating income (expenses):
Interest income	120	397	578	450
Interest expense	(5,699)	(10,726)	(10,130)	(9,513)
Nonoperating expenses	(5,579)	(10,329)	(9,552)	(9,063)

Net income (loss)	$33,742	$(303,529)	$(883,223)	$(898,666)

Basic and Diluted loss per common share	$0.00	$(0.01)	$(0.01)	$(0.01)

Basic and Diluted weighted average
common shares outstanding	28,838,216	43,623,403	60,118,183	60,933,411

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

You should read the following discussion and analysis of financial condition and results of operation together with the financial statements and the related notes appearing in pages F-1 through F-22 of this prospectus. The various sections of this discussion contain a number of forward-looking statements, all of which are based on our current expectations and could be affected by the uncertainties and risk factors described throughout this prospectus. See “Risk Factors” beginning on page 4 of this prospectus. Our actual results may differ materially.

Overview

We supply phytochemical reference standards, which are small quantities of plant-based compounds typically used to research an array of potential attributes, and reference materials, related contract services, and proprietary ingredients.    We perform chemistry-based analytical services at our laboratory in Boulder, Colorado, typically in support of quality control or quality assurance activities within the dietary supplement industry. We have recently developed and launched the BluScience line of new retail dietary supplement products containing one of these proprietary ingredients, pTeroPure, which we also sell as an ingredient for incorporation into the products of other companies.

The discussion and analysis of our financial condition and results of operations are based on the ChromaDex financial statements, which have been prepared in accordance with U.S. generally accepted accounting principles.  The preparation of these financial statements requires making estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements, as well as the reported revenues, if any, and expenses during the reporting periods.  On an ongoing basis, we evaluate such estimates and judgments, including those described in greater detail below.  We base our estimates on historical experience and on various other factors that we believe are reasonable under the circumstances, the results of which form the basis for making judgments about the carrying value of assets and liabilities that are not readily apparent from other sources.  Actual results may differ from these estimates under different assumptions or conditions.

We anticipate that our current cash, cash equivalents and cash generated from operations, the capital raised subsequent to the year ended December 31, 2011 (see Liquidity and Capital Resources below) will be sufficient to meet our projected operating plans through the end of December, 2012. We may, however, seek additional capital prior to the end of December, 2012 both to meet our projected operating plans after December, 2012 and/or to fund our longer term strategic objectives. To the extent we are unable to raise additional cash or generate sufficient revenue prior to December, 2012 to meet our projected operating plans, we will revise our projected operating plans accordingly. Additional capital may come from public and private stock or debt offerings, borrowings under lines of credit or other sources. These additional funds may not be available on favorable terms, or at all. Furthermore, if we issue equity or debt securities to raise additional funds, our existing stockholders may experience dilution and the new equity or debt securities we issue may have rights, preferences and privileges senior to those of our existing stockholders. In addition, if we raise additional funds through collaboration, licensing or other similar arrangements, it may be necessary to relinquish valuable rights to our products or proprietary technologies, or to grant licenses on terms that are not favorable to us. If we cannot raise funds on acceptable terms, we may not be able to develop or enhance our products, obtain the required regulatory clearances or approvals, achieve long term strategic objectives, take advantage of future opportunities, or respond to competitive pressures or unanticipated customer requirements. Any of these events could adversely affect our ability to achieve our development and commercialization goals, which could have a material and adverse effect on our business, results of operations and financial condition. If we are unable to establish small to medium scale production capabilities through our own plant or though collaboration we may be unable to fulfill our customers’ requirements. This may cause a loss of future revenue streams as well as require us to look for third party vendors to provide these services. These vendors may not be available, or charge fees that prevent us from pricing competitively within our markets.

Our new dietary supplement product line based on the ingredient pTeroPure, BluScience, has recently been launched at most GNC corporate-owned stores nationwide. Two BluScience products, HeartBlu (launch date January 2012) and EternalBlu (launch date February 2012), entered Walgreens, a national drug store chain with more than 8,000 stores, as well as at least 2,000 GNC stores in the U.S., along with becoming available at online retailer drugstore.com. In addition to the two products that were recently launched, CDXC launched two additional products, MemoryBlu and Blu2Go, on store shelves in April 2012. The BluScience™ product launch is well supported with a multimillion dollar national media expenditure that includes television, radio and digital outlets. There are currently five specific products in the range (HeartBlu, EternalBlu, Blu2Go, MemoryBlu and TrimBlu), each of which is directed toward providing a specific health benefit which we believe there is evidence that pTeroPure supports, In addition, each of the products in the range is co-formulated with other ingredients that also support or enhance that product’s particular health benefit. Beyond the distribution obtained to date at GNC, Drugstore.com and Walgreen’s, we expect a continued expansion into retail stores throughout the year, including several of the other largest dietary supplement retailers, within the next 12 months.

Some of our operations are subject to regulation by various state and federal agencies.  The current impact of this regulation on our business is not significant, but we expect a significant increase in the regulation of our target markets. Dietary supplements are subject to FDA and USDA regulations relating to composition and labeling. These regulations in some cases, particular for new ingredients, require a notification that must be submitted to the FDA along with evidence of safety. There are similar regulations related to food additives.

Results of Operations

We generated net sales of $8,112,610 for the twelve month period ended December 31, 2011 and $7,566,370 for the twelve month period ended January 1, 2011. We incurred a net loss of $7,894,984 for the twelve month period ended December 31, 2011 and a net loss of $2,051,676 for the twelve month period ended January 1, 2011. This equated to a $0.12 loss per basic and diluted share for the twelve month period ended December 31, 2011 versus a $0.04 loss per basic and diluted share for the twelve month period ended January 1, 2011.

Over the next two years, we plan to continue to increase research and development efforts for our line of proprietary ingredients and to increase marketing and sales related expenses for these products, including our new dietary supplement product line BluScience.  We also intend to continue to expand our service capacity through hiring and to implement accreditation and certification programs related to quality initiatives. In addition, we plan to expand our chemical library program and to either establish a GMP compliant pilot plant to support small to medium scale production of target compounds or partner through collaboration with a company that has these capabilities.

	Twelve months ending
	December 31, 2011	January 1, 2011	Change
Sales	$8,112,610	$7,566,370	7%
Cost of sales	5,640,791	4,621,525	22%
Gross profit	2,471,819	2,944,845	-16%
Operating expenses - Sales and marketing	2,539,252	1,085,510	134%
- General and administrative	7,796,806	3,876,488	101%
Nonoperating - Interest income	1,397	1,545	-10%
- Interest expenses	(32,142)	(36,068)	-11%
Net loss	$(7,894,984)	$(2,051,676)	285%

Net Sales

Net sales consist of gross sales less returns and discounts. Net sales increased by 7% to $8,112,610 for the twelve month period ended December 31, 2011 as compared to $7,566,370 for the twelve month period ended January 1, 2011. This increase was primarily due to increased sales of our proprietary ingredients and other bulk dietary supplement grade raw materials.

Cost of Sales

Costs of sales include raw materials, labor, overhead, and delivery costs. Cost of sales for the twelve month period ended December 31, 2011 was $5,640,791 versus $4,621,525 for the twelve month period ended January 1, 2011. As a percentage of net sales, this represented an 8% increase for the twelve month period ended December 31, 2011 compared with the twelve month period ended January 1, 2011. This percentage increase in cost of sales is largely due to an increase in sales of proprietary ingredients and other bulk dietary supplement grade raw materials.  These proprietary ingredients and bulk dietary supplement grade raw materials have significantly higher costs than other products. We expect to see an increase in the sales of these proprietary ingredients and bulk dietary supplement grade raw materials over the next twelve months.  Increases in sales of these types of products, if significant, will likely cause us to experience lower gross margins as a percentage of sales during this time period.

Gross Profit

Gross profit is net sales less the cost of sales and is affected by a number of factors including product mix, competitive pricing and costs of products and services.  Our gross profit decreased 16% to $2,471,819 for the twelve month period ended December 31, 2011 from $2,944,845 for the twelve month period ended January 1, 2011. The increase in direct costs of sales as a percentage of net sales was the primary cause for the decrease in gross profit.

Operating Expenses - Sales and Marketing

Sales and Marketing Expenses consist of salaries, commissions to employees and advertising and marketing expenses. Sales and marketing expenses for the twelve month period ended December 31, 2011 was $2,539,252 as compared to $1,085,510 for the twelve month period ended January 1, 2011. This increase was largely due to our increased marketing efforts for our line of proprietary ingredients, including the launch of our new dietary supplement product line BluScience which is based on the ingredient pTeroPure.  For the launch of BluScience, we not only expanded our sales and marketing organization, but also incurred significant additional expenses in advertising, public relations, professional consulting and tradeshows compared to previous periods.

Operating Expenses - General and Administrative

General and Administrative Expenses consist of research and development, general company administration, IT, accounting and executive management. General and Administrative Expenses for the twelve month period ended December 31, 2011, was $7,796,806 as compared to $3,876,488 for the twelve month period ended January 1, 2011.  One of the factors that contributed to this increase was an increase in share-based compensation expenses. Our share-based compensation expense increased to $2,969,150 for the twelve month period ended December 31, 2011 from $1,262,071 for the twelve month period ended January 1, 2011.  This large increase in share-based compensation expense was largely due to our issuance of restricted stock to certain employees and consultants and was also the result of the stock options that were granted following consummation of the 2010 private placement with certain investors on May 20, 2010. We will continue to incur significant share-based compensation expenses over the next two years, as the expenses for the restricted stock and the post-closing grants are recognized on a straight-line method over the expected vesting periods.  We have also expanded our executive management and administrative staff in support of the launch of BluScience and pTeroPure.  Wages, benefits and payroll taxes for executive management and administrative staff increased to $1,699,644 for the twelve month period ended December 31, 2011 from $1,146,190 for the twelve month period ended January 1, 2011.  Another factor that contributed to the increase in general and administrative expenses was the increase in investor relations expense for the purpose of increasing market and shareholder awareness.  Our investor relations expense increased to $517,891 for the twelve month period ended December 31, 2011 from $221,515 for the twelve month period ended January 1, 2011.  In addition, we incurred certain legal, research and development expenses related to our line of proprietary ingredients.  Legal and research and development expenses related to our line of proprietary ingredients increased to $381,765 for the twelve month period ended December 31, 2011 from $80,276 for the twelve month period ended January 1, 2011.

Nonoperating - Interest Income

Interest income consists of interest earned on money market accounts. Interest income for the twelve month period ended December 31, 2011, was $1,397 as compared to $1,545 for the twelve month period ended January 1, 2011.

Nonoperating - Interest Expense

Interest expense consists of interest on capital leases. Interest expense for the twelve month period ended December 31, 2011, was $32,142 as compared to $36,068 for the twelve month period ended January 1, 2011.

Depreciation and Amortization

For the twelve month period ended December 31, 2011, we recorded approximately $328,632 in depreciation compared to approximately $313,777 for the twelve month period ended January 1, 2011. We depreciate our assets on a straight-line basis, based on the estimated useful lives of the respective assets. We amortize intangible assets using a straight-line method over 10 years. In the twelve month period ended December 31, 2011, we recorded amortization on intangible assets of approximately $70,249 compared to approximately $73,635 for the twelve month period ended January 1, 2011.

In December 2011, we decided to discontinue our BioluminexTM operation.  BioluminexTM is an assay for biological activity and toxicity screening of complex mixtures such as waste water, food and beverage samples and natural product extracts.  In September 2005, we licensed patents related to this technology from L&J Becvar, LP.  In consideration of licensed rights to these patents, we paid a license fee of $110,000 in cash and issued common stock equal to two percent of outstanding shares on a fully diluted basis.  The licensed rights to these patents were recognized as intangible assets with an estimated fair value of $360,000 and a useful life of 10 years.  At December 31, 2011, we determined that these assets no longer had any carrying value as we discontinued our operation related to these assets.  The unamortized carrying value of these intangible assets was $133,500 and was recognized as an impairment charge in general and administrative expenses in the statements of operations for the year ended December 31, 2011.

Income Taxes

At December 31, 2011 and January 1, 2011, we maintained a full valuation allowance against the entire deferred income tax balance which resulted in an effective tax rate of zero for 2011 and 2010.

Liquidity and Capital Resources

From inception through December 31, 2011, we have incurred aggregate losses of approximately $18.1 million. These losses are primarily due to overhead costs and general and administrative expenses associated with the development and expansion of our operations. These operations have been financed through capital contributions and the issuance of common stock.

Our board of directors periodically reviews our capital requirements in light of our proposed business plan. Our future capital requirements will remain dependent upon a variety of factors, including cash flow from operations, our ability to increase sales, increasing our gross profits from current levels, reducing sales and administration expenses as a percentage of net sales, continued development of customer relationships, and our ability to market our new products successfully. However, based on our results from operations, we may determine that we need additional financing to implement our business plan, and there can be no assurance that it will be available on terms favorable to us or at all. If adequate financing is not available, we may have to delay or terminate product and service expansion and curtail general and administrative operations in order to maintain sufficient operating capital. The inability to raise additional financing may have a material adverse effect on us.

Subsequent to the year ended December 31, 2011, we sold 9,966,666 shares of our common stock at a price per share of $0.75 for gross proceeds of $7,475,000, or $6,739,498 after deducting offering costs in a registered direct offering of these shares.  We also sold 4,933,329 restricted shares of our common stock at a price per share of $0.75 for gross proceeds of $3,699,997, or $3,330,740 after deducting offering costs.  In addition, as of December 31, 2011, we had 8,553,564 warrants outstanding with an exercise price of $0.21 per share.  Assuming the full exercise of the outstanding warrants for cash, we would receive additional proceeds of $1,796,248.  There is no guarantee that the holders of these warrants will exercise any of the outstanding warrants for cash, and we will not receive any proceeds from any of the outstanding warrants until they are exercised for cash. While we anticipate that our current levels of capital will be sufficient to meet our projected operating plans through the end of December, 2012, we may seek additional capital prior to December, 2012 both to meet our projected operating plans after December, 2012 and to fund our longer term strategic objectives. To the extent we are unable to raise additional cash or generate sufficient revenue to meet our projected operating plans prior to December, 2012, we will revise our projected operating plans accordingly.

Net cash used in operating activities:

Net cash used in operating activities for the twelve months ended December 31, 2011 was $4,099,000, compared to $2,662,000 for the twelve months ended January 1, 2011.  Along with the net loss, an increase in inventories and prepaid expenses for our new ingredients and retail product lines were the largest uses of cash during the twelve months ended December 31, 2011, while the payment of unpaid compensation from prior years to two officers was the largest use of cash during the twelve months ended January 1, 2011.

We expect that our operating cash flows may fluctuate significantly in future periods as a result of fluctuations in our operating results, shipment timetables, trade receivables collections, inventory management, and the timing of our payments among other factors.

Net cash used in investing activities:

Net cash used in investing activities was $177,000 for the twelve months ended December 31, 2011, compared to $199,000 for the twelve months ended January 1, 2011. The decrease in cash used in investing activities mainly reflects the timing of purchases of leasehold improvements and equipment as well as purchases of intangible assets.

Net cash provided by financing activities:

Net cash provided by financing activities was $2,469,000 for the twelve months ended December 31, 2011, compared to $4,616,000 for the twelve months ended January 1, 2011.  Net cash provided by financing activities for the twelve months ended December 31, 2011 mainly consisted of proceeds from the exercise of warrants related to the 2010 private placement. Net cash provided by financing activities for the twelve months ended January 1, 2011 mainly consisted of proceeds from both the issuance of common stock and the exercise of warrants related to the 2010 private placement.

Dividend policy

We have not declared or paid any cash dividends on our common stock. We presently intend to retain earnings for use in our operations and to finance our business. Any change in our dividend policy is within the discretion of our board of directors and will depend, among other things, on our earnings, debt service and capital requirements, restrictions in financing agreements, if any, business conditions, legal restrictions and other factors that our board of directors deems relevant.

Trade Receivables

As of December 31, 2011, we had $723,666 in trade receivables as compared to $1,001,563 as of January 1, 2011.  This decrease is due to decreased sales in the month of December, 2011 versus the month of December, 2010 as well as increased efforts in trade receivables collections.

Inventories

As of December 31, 2011 we had $2,905,600 in inventory as compared to $1,423,035 as of January 1, 2011. This large increase is due to the raw materials and finished goods inventory for our new dietary supplement product line which has recently been launched.

Accounts payable

As of December 31, 2011, we had $2,250,241 in accounts payable as compared to $514,598 as of January 1, 2011.  This increase was primarily due to the timing of payments related to our purchases of inventory for our new dietary supplement product line.

Advances from Customers

As of December 31, 2011, we had $199,693 in advances from customers as compared to $112,427 as of January 1, 2011.  These advances are for large scale contract services and contract research projects where we require a deposit before beginning work.  This increase was due to increase in the large scale projects during the last six months of 2011.

Off-Balance Sheet Arrangements

During the fiscal years ended December 31, 2011 and January 1, 2011, we had no off-balance sheet arrangements other than ordinary operating leases as disclosed in the accompanying financial statements.

Critical Accounting Policies

The discussion and analysis of our financial condition and results of operations are based on our financial statements, which have been prepared in accordance with U.S. generally accepted accounting principles. The preparation of these financial statements requires us to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses, and related disclosures. On an ongoing basis, we evaluate these estimates, including those related to the valuation of share-based payments. We base our estimates on historical experience and on various other assumptions that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions.

We believe that of our significant accounting policies, which are described in Note 1 of the Financial Statements, set forth in Item 8, the following accounting policies involve the greatest degree of judgment and complexity. Accordingly, these are the policies we believe are the most critical to aid in fully understanding and evaluating our consolidated financial condition and results of operations.

Revenue recognition:

We recognize sales and the related cost of goods sold at the time the merchandise is shipped to customers or service is performed, when each of the following conditions have been met:  an arrangement exists, delivery has occurred, there is a fixed price, and collectability is reasonably assured.

Shipping and handling fees billed to customers and the cost of shipping and handling fees billed to customers are included in Net sales.  For the year ending in December 31, 2011, shipping and handling fee billed to customers was $126,342 and the cost of shipping and handling fee billed to customers was $127,370.  For the year ending in January 1, 2011, shipping and handling fee billed to customers was $121,215 and the cost of shipping and handling fee billed to customers was $102,112.  Shipping and handling fees not billed to customers are recognized as cost of sales.

Intangible Assets:

Intangible assets include licensing rights and are accounted for based on the fair value of consideration given or the fair value of the net assets acquired, whichever is more reliable. Intangible assets with finite useful lives are amortized using the straight-line method over a period of 10 years, or, for licensed patent rights, the remaining term of the patents underlying licensing rights (considered to be the remaining useful life of the license).

Long-lived assets are reviewed for impairment on a periodic basis and when changes in circumstances indicate the possibility that the carrying amount may not be recoverable.  Long-lived assets are grouped at the lowest level for which identifiable cash flows are largely independent of the cash flows of other assets.  If the forecast of undiscounted future cash flows is less than the carrying amount of the assets, an impairment charge would be recognized to reduce the carrying value of the assets to fair value.  If a possible impairment is identified, the asset group’s fair value is measured relying primarily on a discounted cash flow methodology.

Research and development costs:

Research and development costs consist of direct and indirect costs associated with the development of our technologies. These costs are expensed as incurred.

New accounting pronouncements:

For a discussion of recently issued accounting pronouncements, refer to Note 1 accompanying the financial statements appearing in this prospectus.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

At December 31, 2011 and January 1, 2011, our cash consists of short term, highly liquid investments in money market funds managed by banks.

Interest Rate Risk

Our primary exposure to market risk is interest income sensitivity, which is affected by changes in the general level of interest rates, particularly because our investments are in short-term money marketable funds. Due to the short-term duration of our investment portfolio and the relatively low risk profile of our investments, a sudden change in interest rates would not have a material effect on the fair market value of our portfolio, nor our operating results or cash flows.

We do not believe we have significant risk of default or illiquidity. However, we may maintain significant amounts of cash at one or more financial institutions in excess of federally insured limits. Given the current instability of financial institutions, we cannot provide assurance that we will not experience losses on these deposits.

Our capital lease obligations bear interest at a fixed rate and therefore these leases have no exposure to changes in interest rates.

Foreign Currency Risk

All of our long-lived assets are located within the United States and we do not hold any foreign currency denominated financial instruments.

Effects of Inflation

We do not believe that inflation and changing prices during the years ended December 31, 2011, January 1, 2011 and January 2, 2010 had a significant impact on our results of operations.

DIRECTORS, EXECUTIVE OFFICERS AND CORPORATE GOVERNANCE

The following table sets forth the names, ages, and positions of our current directors and executive officers.  Our directors hold office for one-year terms until the following annual meeting of stockholders and until his or her successor has been elected and qualified or until the director’s earlier resignation or removal. Officers are elected annually by the Board of Directors (the “Board”) and serve at the discretion of the Board.

Name	Age	Position
Jeffrey Himmel	58	President, Chief Executive Officer and Director
Frank Jaksch, Jr.	43	Chief Scientific Officer and Director
Thomas Varvaro	42	Chief Financial Officer
Debra Heim	43	Chief Operating Officer
Michael Brauser	56	Co-Chairman of the Board
Barry Honig	41	Co-Chairman of the Board
Stephen A. Block (1)(2)	67	Director
Reid Dabney (1)	60	Director
Hugh Dunkerley (2)(3)	38	Director
Mark S. Germain (3)	61	Director
Glenn L. Halpryn (1)(3)	51	Director
Curtis A. Lockshin (2)	51	Director

(1) Member of our Audit Committee.
(2) Member of our Compensation Committee.
(3) Member of our Nominating Committee.

Board of Directors

Our Board currently consists of ten members, eight of whom are independent within the independence requirements of Marketplace Rule 5650(a)(2) of the NASDAQ Stock Market, Inc.  Each of our directors will serve until the 2012 annual meeting of the stockholders or until a successor is duly elected and qualified.  On October 14, 2011, the Board appointed each of Michael Brauser, Barry Honig and William Spengler as directors.  Immediately prior to the appointment of each of Messrs. Brauser, Honig and Spengler, the Board adopted a resolution increasing the size of the Board from seven directors to ten directors.  Following such action, three vacancies existed on the Board, which Messrs. Brauser, Honig and Spengler were appointed to fill.  On February 7, 2012, the Board appointed Jeffrey Himmel, our Chief Executive Officer, as a director.  Immediately prior to the appointment of Mr. Himmel the Board adopted a resolution increasing the size of the Board from ten directors to eleven directors.  On February 13, 2012, William Spengler ceased serving in all positions held with the Company and on February 17, 2012, Mr. Spengler resigned from his position as a director of the Company.

Listed below are the biographical summaries and ages as of April 4, 2012 of individuals serving as directors as well as information about each individual’s qualification and experience that contributes to the overall needs of the Board as determined by the Nominating and Corporate Governance Committee:

Michael H. Brauser, 56, has served as Co-Chairman of the Board since October 2011 and served on the Compensation Committee of the Company from May 2010 to March 2011.  Mr. Brauser has been the manager of, and an investor with, Marlin Capital Partners, LLC, a private investment company, since 2003. From 1999 to 2002, he served as president and chief executive officer of Naviant, Inc. (eDirect, Inc.), an internet marketing company. He also was the founder of Seisant, Inc. (eData.com, Inc.). Mr. Brauser served as co-chairman of the board of directors of InterCLICK (ICLK) from 2007 to 2011.  The Nominating and Corporate Governance Committee believes that Mr. Brauser’s past experience as co-chairman of the board of directors of ICLK and as a manager of an investment company bring extensive business and management expertise to the Board.

Barry Honig, 41, has served as Co-Chairman of the Board since October, 2011.  Mr. Honig is a specialist in corporate finance and structuring. He served as chairman of ICLK, a $150 million NASDAQ company from 2007 to 2011.  Since 2003, Mr. Honig has served as a consultant to numerous emerging growth companies in all stages of the corporate lifecycle from startup through IPO/APO. His expertise includes capital restructuring, debt financing, capital introductions, and mergers and acquisitions. Since 2004, Mr. Honig has served as president and founder of GRQ Consultants Inc., an investor in, and consultant to, early stage companies. From 1998 to 2001, Mr. Honig worked at Ramius Capital trading in distressed equities, arbitrage, long/short and other specialized trading strategies. The Nominating and Corporate Governance Committee believes that Mr. Honig’s past experience as co-chairman of the board of directors of ICLK and as a consultant to numerous emerging growth companies bring extensive business and management expertise to the Board.

Jeffrey Himmel, 58, has been the Chief Executive Officer of the Company since January 2012 and a member of Board since February 2012.  Mr. Himmel is the former chairman of The Himmel Group. The Himmel Group has built branded consumer products in a range of consumer packaged goods areas including personal health care and nutritional foods, most recently OVALTINE, under license from Novartis Nutrition, until the brand was sold to Nestle in 2007, and GOLD BOND MEDICATED POWDER, a line of medicated skin care products which The Himmel Group built from a small New England brand with sales of $1 million into the market leader in the U.S., which was sold to Chattem, Inc. in 1996.  Mr. Himmel is a former member of the board of directors of The Wharton School at the University of Pennsylvania Undergraduate Executive Board (1999-2010), and is a member of the board of directors of The Consumer Healthcare Products Association, the industry trade organization for the over-the-counter pharmaceutical and dietary supplements industries, a member of its finance committee, and chairman of its audit committee (1991-Present). He received a B.S. in Economics from the Wharton School of Finance and Commerce at the University of Pennsylvania (1975), a Master of Science in Taxation from Bentley College (1978), and is a former member of the American Institute of Certified Public Accountants and New York State Society of Certified Public Accountants.  The Nominating and Corporate Governance Committee believes that Mr. Himmel’s past experience as the chairman of The Himmel Group, which has built branded consumer products, brings extensive business and management expertise, industry knowledge and merger and acquisition experience to the Board.

Frank L. Jaksch Jr., 43, is a co-founder of the Company and has served as a member of Board since 2000.  Mr. Jaksch served as Chairman of the Board from 2010 to 2011 and was its Co-Chairman from 2000 to 2010.  Mr. Jaksch currently serves as Chief Scientific Officer and was Chief Executive Officer from 2000 to January 2012. Mr. Jaksch oversees research, strategy and operations for the Company with a focus on scientific and novel products for pharmaceutical and nutraceutical markets.  From 1993 to 1999, Mr. Jaksch served as International Subsidiaries Manager of Phenomenex, a life science supply company where he managed the international subsidiary and international business development divisions.  Mr. Jaksch earned a B.S. in Chemistry and Biology from Valparaiso University. The Nominating and Corporate Governance Committee believes that Mr. Jaksch’s years of experience working in chemistry-related industries, his extensive sales and marketing background, and his knowledge of international business bring an understanding of the industries in which the Company operates as well as scientific expertise to the Board.

Stephen A. Block, 67, has been a director of the Company since 2007 and Chair of the Compensation Committee and a member of the Audit Committee since 2007.  From May 2010 to October 2011, Mr. Block served as Lead Independent Director to the Board. Mr. Block is also a director and chair of the nominating and corporate governance committee and a member of the audit committee of Senomyx, Inc., a public biotech company.  He has served on the board of directors of Senomyx, Inc. since 2005 He also serves as a director of Masher Media, Inc., or which he was also a co-founder. Until December 2011, he also served as the chairman of the board of directors of Blue Pacific Flavors and Fragrances, Inc., and, until March 2012, as a director of Allylix, Inc. He served on the boards of directors of these privately held companies since 2007, 2008, and 2009, respectively.  Mr. Block retired as senior vice president, general counsel and secretary of International Flavors and Fragrances Inc., a leading creator, manufacturer and seller of flavors and fragrances (IFF) in December 2003, having been IFF’s chief legal officer since 1993. During his eleven years at IFF he also led the company’s Regulatory Affairs Department. Prior to 1993, Mr. Block served as senior vice president, general counsel, secretary and director of GAF Corporation, a company specializing in specialty chemicals and building materials, and its publicly traded subsidiary International Specialty Products Inc., held various management positions with Celanese Corporation, a company specializing in synthetic fibers, chemicals and plastics, and practiced law with the New York firm of Stroock & Stroock & Lavan.  Mr. Block currently serves as an industry consultant and as a member of the executive committee of the Orange County network of Tech Coast Angels, a leading angel investing group, and as a managing director of Venture Farm LLC, an early stage venture capital firm. Mr. Block received his B.A. cum laude in Russian Studies from Yale University and his law degree from Harvard Law School.  The Nominating and Corporate Governance Committee believes that Mr. Block’s experience as the chief legal officer of one of the world’s leading flavor and fragrance companies contributes to the Board’s understanding of the flavor industry, including the Board’s perspective on the strategic interests of potential collaborators, the regulation of the industry, and the viability of various commercial strategies.  In addition, Mr. Block’s experience in the area of corporate governance and public company financial reporting is especially valuable to the Board in his capacity as a member of both the Audit Committee and the Compensation Committee.

Reid Dabney, 60, has served as a director of the Company and has chaired the Audit Committee since October 2007.  Mr. Dabney is the Company’s audit committee financial expert.  Since November 2008, he has also served as a managing director of Monarch Bay Associates, LLC. From March 2005 to November 2008, Mr. Dabney served as Cecors, Inc.'s (CEOS.OB) (a Software As A Service (SaaS) technology provider's) senior vice president and chief financial officer. From July 2003 to November 2005, Mr. Dabney was engaged by CFO911 as a business and financial consultant. From January 2003 to August 2004, Mr. Dabney served as vice president of National Securities, a broker-dealer firm specializing in raising equity for private operating businesses that have agreed to become public companies through reverse merger transactions with publicly traded shell companies. From June 2002 to January 2003, Mr. Dabney was the chief financial officer of House Ear Institute in Los Angeles, California.  Mr. Dabney received a B.A. from Claremont McKenna College and an M.B.A. in Finance from the University of Pennsylvania's Wharton School. Mr. Dabney also holds Series 7, 24 and 63 licenses from the Financial Industry Regulatory Authority (FINRA). The Nominating and Corporate Governance Committee believes that Mr. Dabney's experience as chief financial officer of a public company and his extensive experience dealing with financial markets qualify him to chair the Audit Committee and that Mr. Dabney brings financial, merger and acquisition experience, and a background working with public marketplaces to the Board.

 Hugh Dunkerley, 38, has served as a director of the Company since December 2005 and has served on the Nominating and Governance Committee since 2007 and on the Compensation Committee since May 2010. From October 2002 to December 2005, Mr. Dunkerley served as Director of Corporate Development at ChromaDex.  Since April 2011, Mr. Dunkerley has been an executive vice president, Capital Markets of COR Capital LLC, an investment fund based in Santa Monica, CA. He is a director, secretary and sits on the compensation committee for COR Securities Holdings, Inc, the parent company of Legent Clearing LLC, a national clearing and settlements firm.  Mr. Dunkerley was a Manager of Capital Markets for the FDIC, Division of Resolutions and Receiverships, from February 2009 to March 2011 where he was active in implementing the Dodd-Frank Wall Street Reform Act, along with the oversight of securities and derivatives portfolios for large money center banks. He was president and chief executive officer of Cecors, Inc. (OTCBB:CEOS.OB), a Software As A Service (SaaS) technology provider, from October, 2007 to February, 2009. He had served as Cecor's chief operating officer from June 2007 to October, 2007 and as vice president of corporate finance from June 2006 to June 2007. From January 2006 to July 2006, Mr. Dunkerley served as vice president of Small-Mid Cap Equities at Hunter Wise Financial Group, LLC, specializing in investment banking advisory services to US and EU companies.  Mr. Dunkerley received his undergraduate degree from the University of Westminster, London and earned a MBA from South Bank University, London. Mr. Dunkerley also holds Series 7 and 66 licenses from FINRA. The Nominating and Corporate Governance Committee believe that Mr. Dunkerley's experience as the chief executive offricer of a public company and his extensive financial market experience qualify him to sit on the Nominating and Corporate Governance Committee and the Compensation Committee and that Mr. Dunkerley brings financial and mergers and acquisitions experience, and experience with public marketplaces and regulatory oversight to the Board. His previous experience as an employee of the Company also allows him to provide a unique perspective of and extensive knowledge on the industries in which the Company operates.

Mark S. Germain, 61, is a co-founder of the Company and has served on the Nominating and Corporate Governance since May 2010. He served on the Audit Committee from October 2007 to May 2010, and as Co-Chairman of the Board from 2000 to 2010.  Mr. Germain has extensive experience as a merchant banker in the biotech and life sciences industries. He has been involved as a founder, director, chairman of the board of directors of, and/or investor in over twenty companies in the biotech field, and assisted many of them in arranging corporate partnerships, acquiring technology, entering into mergers and acquisitions, and executing financings and going public transactions. He was a partner in a New York law firm practicing corporate and securities law until 1986. Between 1986 and 1991, he served businesses in senior executive capacities, including as president of a public company sold in 1991.  Mr. Germain is currently a director of the following publicly traded companies: Omnimmune Holdings, Inc. (OTCBB: OMMHE.OB), a biotechnology company, Stem Cell Innovations, Inc. (OTC:SCLL.PK), a cell biology company, Collexis Holdings, Inc. (OTC:CLXS.PK), a developer of semantic search and knowledge discovery software, and Pluristem Therapeutics, Inc. (NASDAQ:PSTI), a bio-therapeutics company.  During the past five years, Mr. Germain also served as a board member of two publicly traded companies, Reis, Inc. (NASDAQ: REIS), a commercial real estate market information provider, and Intellect Neurosciences, Inc. (OTCBB: ILNS.OB), a biopharmaceutical company. He is also a co-founder and director of a number of private companies in the biotechnology field.  He graduated from New York University School of Law, Order of the Coif, in 1975.  The Nominating and Corporate Governance Committee believes that Mr. Germain’s past experience as the president of a public company and as the board member of other public companies bring financial expertise, industry knowledge, and merger and acquisition experience to the Board.

Glenn L. Halpryn, 51, has served as Chairman of the Nominating and Corporate Governance Committee and has served on the Audit Committee since May 2010.  Mr. Halpryn has been the chief executive officer and a director of Transworld Investment Corporation, a private investment company, since June 2001.  Mr. Halpryn currently serves as a director of Sorrento Therapeutics (OTCBB:SRNE.OB), a biopharmaceutical company, Castle Brands Inc. (AMEX:ROX), a developer and international marketer of premium branded spirits, and SearchMedia Holdings Limited (AMEX:IDI), a China-based billboard and in-elevator advertising company.  From September 2008 until May 2010, Mr. Halpryn also served as a director of Winston Pharmaceuticals, Inc. (OTCBB:WPHM.OB), a pharmaceutical company specializing in skin creams and pain medications.  From October 2002 to September 2008, Mr. Halpryn served as a director of Ivax Diagnostics, Inc. (AMEX:IVD). Mr. Halpryn served as chairman of the board of directors and chief executive officer of Orthodontix, Inc. (now Protalix Bio Therapeutics, Inc.) (AMEX:PLX) from April 2001 to December 2006.  From April 1988 to June 1998, Mr. Halpryn was vice chairman of Central Bank, a Florida state-chartered bank.  Since June 1987, Mr. Halpryn has been the president of and a beneficial owner of United Security Corporation, a broker-dealer registered with FINRA. The Nominating and Corporate Governance Committee believes that Mr. Halpryn’s past experience as the board member of other public companies bring financial expertise and industry knowledge to the Board.

Curtis A. Lockshin, PhD, 51, has served as a member of the Compensation Committee since March 2011.  Dr. Lockshin is an independent consultant who assists companies leveraging technological assets in the healthcare, biotechnology and security sectors.  From August 2002 to March 2003, Dr. Lockshin was Director of Discovery Biology at Beyond Genomics, Inc., a biopharmaceutical company focusing on drug discovery using biological approaches. Dr. Lockshin also served in various positions including Director of Discovery Biology & Informatics, Associate Director and Scientist at Sepracor, Inc. (now Sunovion Pharmaceuticals Inc.), a research-based pharmaceutical company that develops therapeutic products for the central nervous system and respiratory disorders, from June 1998 to July 2002. Since October 2009, Dr. Lockshin has served as a director of Sorrento Therapeutics, Inc. (OTCBB:SRNE), a biopharmaceutical company. From September 2008 to May 2010, Dr. Lockshin was a director of Winston Pharmaceuticals, Inc. (OTCBB:WPHM), a pharmaceutical company specializing in skin creams and paid medications. From July 2006 to December 2006, Dr. Lockshin served as a director of Orthodontix, Inc. (now Protalix Bio Therapeutics, Inc.) (AMEX:PLX), a biopharmaceutical company.  The Nominating and Corporate Governance Committee believes that Dr. Lockshin’s past experience as the board member of other public companies bring business and management expertise and industry knowledge to the Board.

Executive Officers

Debra Heim, 43, has been Chief Operating Officer of the Company since January 2012.  Ms. Heim worked for The Himmel Group for 16 years and served as its president and chief operating officer since 2010. Previously, she served as The Himmel Group’s chief financial officer for 12 years. During her 16 years with The Himmel Group, Ms. Heim was part of the key executive management team overseeing sales and marketing of the Gold Bond and Ovaltine businesses. Additionally, Ms. Heim built and managed the organization responsible for the manufacturing, sales order processing, distribution, accounting and finance, information technology systems, human resources and consumer services of the company. The Himmel Group has built branded consumer products in a range of consumer packaged goods areas including personal health care and nutritional foods, most recently OVALTINE, under license from Novartis Nutrition, until the brand was sold to Nestle in 2007, and GOLD BOND MEDICATED POWDER, a line of medicated skin care products which The Himmel Group built from a small New England brand with sales of $1 million into the market leader in the U.S., which was sold to Chattem, Inc. in 1996.  Ms. Heim received a B.S. in Accounting from the State University of New York at Oswego and passed the Unified Certified Public Accountant (CPA) examination in New York.

Thomas C. Varvaro, 42, has served as the Company’s Chief Financial Officer since 2004 and Secretary since 2006.  He also served as a director from 2006 until 2010.  Mr. Varvaro is responsible for overseeing all of Company’s operations including all aspects of accounting, information technology, inventory, distribution, and human resources management.  Mr. Varvaro has extensive process mapping and business process improvement skills, along with a solid information technology background that includes management and implementation experiences ranging from custom application design to enterprise wide system deployment.  Mr. Varvaro also has hands-on experience in integrating acquisitions and in new facility startups. In working with manufacturing organizations Mr. Varvaro has overseen plant automation, reporting and bar code tracking implementations. Mr. Varvaro also has broad legal experience in intellectual property (IP), contract and employment law.  From 1998 to 2004, Mr. Varvaro was employed by Fast Heat Inc., a Chicago, Illinois based Global supplier to the plastics, HVAC, packaging, and food processing industries, where he began as controller and was promoted to chief information officer and then chief financial officer during his tenure. During his time there Mr. Varvaro was responsible for all financial matters including accounting, risk management and human resources.  From 1993 to 1998, Mr. Varvaro was employed by Leaf Bakery, Inc., Chicago, Illinois, during its rise to becoming a national leader in specialty products. During his tenure Mr. Varvaro served in information technology and accounting roles, helping to shepherd the company from a single facility to national leader in specialty food products.  Mr. Varvaro has a B.S. in Accounting from University of Illinois, Urbana-Champaign and has been certified as a Certified Public Accountant.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16 of the Exchange Act of 1934, as amended (the “Exchange Act”) requires our executive officers, directors and persons who own more than 10% of our common stock to file initial reports of ownership and reports of changes in ownership with the SEC and to furnish us with copies of such reports. Based solely on our review of the copies of such forms furnished to us and written representations from these officers and directors, we believe that all Section 16(a) filing requirements for our executive officers, directors and 10% stockholders were met during the year ended December 31, 2011.

Code of Conduct

The Board has established a corporate Code of Conduct which qualifies as a “code of ethics” as defined by Item 406 of Regulation S-K of the Exchange Act. Among other matters, the Code of Conduct is designed to deter wrongdoing and to promote:

•	honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;

•	full, fair, accurate, timely and understandable disclosure in our SEC reports and other public communications;

•	compliance with applicable governmental laws, rules and regulations;

•	prompt internal reporting of violations of the Code of Conduct to appropriate persons identified in the code; and

•	accountability for adherence to the Code of Conduct.

Waivers to the Code of Conduct may be granted only by the Board. In the event that the Board grants any waivers of the elements listed above to any of our officers, we expect to announce the waiver within four business days on a Current Report on Form 8-K.

The Code of Conduct applies to all of the Company’s employees, including our principal executive officer, the principal financial and accounting officer, and all employees who perform these functions. A full text of our Code of Conduct is published on our website at www.chromadex.com under the tab “Investor Relations-Corporate Governance-Highlights.”  If we amend our Code of Conduct as it applies to the principal executive officer, principal financial officer, principal accounting officer or controller (or persons performing similar functions) or grant a waiver from any provision of the code of conduct to any such person, we shall disclose such amendment or waiver on our website at www.chromadex.com under the tab “Investor Relations-Corporate Governance-Highlights.”

Audit Committee

Our Audit Committee currently consists of three directors: Messrs. Reid Dabney (chairman), Stephen Block and Glenn L. Halpryn. The Board has determined that:

•	Mr. Dabney qualifies as an “audit committee financial expert,” as defined by the SEC in Item 407(d)(5) of Regulation S-K; and

•
all members of the Audit Committee (i) are “independent” under the independence requirements of Marketplace Rule 5605(a)(2) of the NASDAQ Stock Market, Inc., (ii) meet the criteria for independence as set forth in the Exchange Act, (iii) have not participated in the preparation of our financial statements at any time during the past three years and (iv) are financially literate and have accounting and finance experience.

The designation of Mr. Dabney as an “audit committee financial expert” will not impose on him any duties, obligations or liability that are greater than those that are generally imposed on him as a member of our Audit Committee and our Board, and his designation as an “audit committee financial expert” will not affect the duties, obligations or liability of any other member of our Audit Committee or Board.

Compensation Committee

Our Compensation Committee currently consists of three directors: Messrs. Stephen Block (chairman), Hugh Dunkerley and Curtis Lockshin.  The Board has determined that:

•	all members of the Compensation Committee qualify as “independent” under the independence requirements of Marketplace Rule 5605(a)(2) of the NASDAQ Stock Market, Inc.;

•	all members of the Compensation Committee qualify as “non-employee directors” under Exchange Act Rule 16b-3; and

•	all members of the Compensation Committee qualify as “outside directors” under Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”).

Compensation Committee Interlocks and Insider Participation

None of the members of our Compensation Committee is an officer or employee of our company.  None of our executive officers currently serves, or in the past year has served, as a member of the board of directors or compensation committee of any entity that has one of more executive officers serving on our Board or Compensation Committee.

Nominating and Corporate Governance Committee

Our Nominating and Corporate Governance Committee currently consists of three directors: Glenn L. Halpryn (chairman), Hugh Dunkerley and Mark Germain. The Board has determined that all members of the Nominating and Corporate Governance Committee qualify as “independent” under the independence requirements of Marketplace Rule 5605(a)(2) of the NASDAQ Stock Market, Inc.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

The following discussion and analysis of compensation arrangements of our named executive officers for 2011 should be read together with the compensation tables and related disclosures set forth below.

We believe our success depends on the continued contributions of our named executive officers. Personal relationships and experience are very important in our industry. Our named executive officers are primarily responsible for many of our critical business development relationships. The maintenance of these relationships is critical to ensuring our future success as is experience in managing these relationships. Therefore, it is important to our success that we retain the services of these individuals.

General Philosophy

Our overall compensation philosophy is to provide an executive compensation package that enables us to attract, retain and motivate executive officers to achieve our short-term and long-term business goals. The goals of our compensation program are to align remuneration with business objectives and performance, and to enable us to retain and competitively reward executive officers who contribute to the long-term success of the Company. We attempt to pay our executive officers competitively in order that we will be able to retain the most capable people in the industry. In making executive compensation and other employment compensation decisions, the Compensation Committee considers achievement of certain criteria, some of which relate to our performance and others of which relate to the performance of the individual employee. Awards to executive officers are based on achievement of Company and individual performance criteria.

The Compensation Committee will evaluate our compensation policies on an ongoing basis to determine whether they enable us to attract, retain and motivate key personnel. To meet these objectives, the Compensation Committee may from time to time increase salaries, award additional stock grants or provide other short and long-term incentive compensation to executive officers and other employees.

Compensation Program and Forms of Compensation

We provide our executive officers with a compensation package consisting of base salary, bonus, equity incentives and participation in benefit plans generally available to other employees. In setting total compensation, the Compensation Committee considers individual and company performance, as well as market information regarding compensation paid by other companies in our industry.  All executive officers have employment agreements that establish their initial base salaries and set pre-approved goals—and minimum and maximum opportunities—for the bonuses and equity incentive awards. Both the Compensation Committee and the Board have approved these agreements.

Base Salary. Salaries for our executive officers are initially set based on negotiation with individual executive officers at the time of recruitment and with reference to salaries for comparable positions in the industry for individuals of similar education and background to the executive officers being recruited. We also consider the individual’s experience, reputation in his or her industry and expected contributions to the Company. Base salary is regularly evaluated by competitive pay and individual job performance. In each case, we take into account the results achieved by the executive, his or her future potential, scope of responsibilities and experience, and competitive salary practices. In some circumstances our executive officers have elected to take less than market salaries.  These salaries may be increased in the future to market conditions with a competitive base salary that is in line with his or her role and responsibilities when compared to peer companies of comparable size in similar locations.

Bonuses. We design our bonus programs to be both affordable and competitive in relation to the market. Our bonus program is designed to motivate employees to achieve overall corporate goals. Our programs are designed to avoid entitlements, to align actual payouts with the actual results achieved and to be easy to understand and administer.  The Compensation Committee and the executive officer, with input from the other executive officers, work together to identify targets and goals for the executive officer; however, the targets and goals themselves are established after deliberation by the Compensation Committee alone. Upon completion of the fiscal year, the Compensation Committee assesses the executive officer’s performance and, with input from management and the Board of Directors, determines the achievement of the bonus targets and the amount to be awarded within the parameters of the executive officer’s agreement with us subject to the impact paying such bonuses will have on the company’s financial position.

Equity-Based Rewards

We design our equity programs to be both affordable and competitive in relation to the market. We monitor the market and applicable accounting, corporate, securities and tax laws and regulations and adjust our equity programs as needed. Stock options and other forms of equity compensation are designed to reflect and reward a high level of sustained individual performance over time. We design our equity programs to align employees’ interests with those of our stockholders. The Compensation Committee and the executive officer, with input from the other executive officers, work together to identify targets and goals for the executive officer; however, the targets and goals themselves are established after deliberation by the Compensation Committee alone. Upon completion of the fiscal year, the Compensation Committee assesses the executive officer’s performance and, with input from management and the Board of Directors, determines the achievement of the vesting targets and the amount to be awarded within the parameters of the executive officer’s agreement with us.

Timing of Equity Awards

Only the Board of Directors may approve stock option grants to our executive officers, which grants are recommended to it by the Compensation Committee. Stock options are generally granted at predetermined meetings of the Board of Directors. On limited occasions, grants may occur upon unanimous written consent of the Board of Directors, which occurs primarily for the purpose of approving a compensation package for a newly hired or promoted executive under an employment agreement with the executive. The exercise price of a newly granted option is the average price of our common stock on the date of grant.

Benefits Programs

We design our benefits programs to be both affordable and competitive in relation to the market while conforming to local laws and practices. We monitor the market, local laws and practices and adjust our benefits programs as needed. We design our benefits programs to provide an element of core benefits, and to the extent possible, offer options for additional benefits, be tax-effective for employees in each country and balance costs and cost sharing between us and our employees.

 Performance-Based Compensation and Financial Restatement

We have implemented a policy regarding retroactive adjustments to any cash or equity-based incentive compensation paid to our executives where such payments were predicated upon the achievement of certain financial results that were subsequently the subject of a financial restatement and have included this policy in the employment contracts with our executives.

 Tax and Accounting Considerations

 In the review and establishment of our compensation programs, we consider the anticipated accounting and tax implications to us and our executives.

Section 162(m) of the Internal Revenue Code imposes a limit on the amount of compensation that we may deduct in any one year with respect to our chief executive officer and each of our next four most highly compensated executive officers, unless certain specific and detailed criteria are satisfied. Performance-based compensation, as defined in the Internal Revenue Code, is fully deductible if the programs are approved by stockholders and meet other requirements. We believe that grants of equity awards under our Second Amended and Restated 2007 Equity Incentive Plan, or the 2007 Plan, may qualify as performance-based for purposes of satisfying the conditions of Section 162(m), thereby permitting us to receive a federal income tax deduction, if applicable, in connection with such awards. In general, we have determined that we will not seek to limit executive compensation so that it is deductible under Section 162(m). From time to time, however, we monitor whether it might be in our interests to structure our compensation programs to satisfy the requirements of Section 162(m). We seek to maintain flexibility in compensating our executives in a manner designed to promote our corporate goals and therefore our compensation committee has not adopted a policy requiring all compensation to be deductible. Our compensation committee will continue to assess the impact of Section 162(m) on our compensation practices and determine what further action, if any, is appropriate.

Severance and Change in Control Arrangements

Several of our executives have employment and other agreements that provide for severance payment arrangements and/or acceleration of stock option vesting in the event of an acquisition or other change in control of our company. See “Employment and Consulting Agreements” below for a description of the severance and change in control arrangements for our named executive officers.

Role of Executives in Executive Compensation Decisions

Our Board of Directors and our Compensation Committee generally seek input from our executive officers when discussing the performance of, and compensation levels for, executives. The Compensation Committee also works with our CEO and our CFO to evaluate the financial, accounting, tax and retention implications of our various compensation programs. None of our other executives participates in deliberations relating to his or her compensation.

The following table sets forth information concerning the annual and long-term compensation earned by our Chief Executive Officer (the principal executive officer), our President (a named executive officer) and our Chief Financial Officer (the principal financial officer) each of whom served during the year ended December 31, 2011 as our executive officers. On February 13, 2012, William F. Spengler, who served as President of the Company during the year ended December 31, 2011, ceased serving in all positions held with the Company.

Name	Year	Salary		Bonus		Stock Awards (1)		Option Awards (2)		All Other Compensation	Total ($)
Frank L. Jaksch Jr.	2011	$225,000		-		-		$67,225	(3)	$1,788	$294,013
	2010	$211,635	(4)	-		-		$1,064,968	(5)	$1,788	$1,278,391
	2009	$183,750						$7,620	(6)	$1,788	$193,158
William F. Spengler	2011	$220,000		$87,500	(7)	-		$32,231	(8)	-	$339,731
	2010	$25,385	(9)	-		$1,270,429	(10)	$1,086,300	(11)	$25,000	$2,407,114
	2009	-		-		-		-		-	-
Thomas C. Varvaro	2011	$175,000		-		-		$53,780	(12)	-	$228,780
	2010	$162,654		-		-		$817,772	(13)	-	$980,426
	2009	$136,500		-		-		$5,715	(14)	-	$142,215

(1)    The amounts in the column titled “Stock Awards” above reflect the aggregate award date fair value of restricted stock awards.  See Note 8 of the ChromaDex Corporation Consolidated Financial Report included in the Original Form 10-K for the year ended December 31, 2011 for a description of certain assumptions in the calculation of the fair value of the Company’s restricted stock.

(2)    The amounts in the column titled “Option Awards” above reflect the aggregate grant date fair value of stock option awards for the fiscal year ended December 31, 2011 and the fiscal year ended January 1, 2011, respectively.  See Note 8 of the ChromaDex Corporation Consolidated Financial Report included in the Original Form 10-K for the year ended December 31, 2011 for a description of certain assumptions in the calculation of the fair value of the Company’s stock options.

(3)    On May 10, 2011, Frank L. Jaksch Jr. was granted options to purchase 125,000 shares of ChromaDex common stock at an exercise    price of $1.54.  These options expire on May 10, 2021, and 25% of the options vest on May 10, 2012 and the remaining 75% vest 2.083% monthly thereafter.

(4)     Frank L. Jaksch Jr. was paid $1,048,555 in cash in 2010, which included unpaid compensation of $836,920 from years prior to 2009. This unpaid compensation was non-interest bearing.

(5)    On May 20, 2010, Frank L. Jaksch Jr. was granted options to purchase a total of 3,175,000 shares of ChromaDex common stock at an exercise price of $1.70. The options for the first 1,537,500 shares expire on May 20, 2015, and 33% of the options vest on May 20, 2011 and the remaining 67% vest 2.778% monthly thereafter. The options for the second 1,537,500 shares expire on May 20, 2015, and 33% of the options vest on May 20, 2011 and the remaining 67% vest 2.778% monthly thereafter. However, in addition, the exercisability of the second 1,537,500 shares is subject to the following restrictions related to the exercises of “Warrant Shares” issued in connection with a private placement of our securities that we consummated in 2010 (the “2010 Private Placement”): at any time that: (i) less than 25.0% of the Warrant Shares have been exercised, no options may be exercised; (ii) at least 25.0% but less than 49.9% of the Warrant Shares have been exercised, up to 25.0% of the options may be exercised, in aggregate; (iii) at least 50.0% but less than 74.9% of the Warrant Shares have been exercised, up to 50.0% of the options may be exercised, in aggregate; and (iv) at least 75.0% of the Warrant Shares have been exercised, 100.0% of the options may be exercised. The options for the last 100,000 shares expire on May 20, 2020, and 25% of the options vest on May 20, 2011 and the remaining 75% vest 2.083% monthly thereafter.

(6)      On May 13, 2009, Frank L. Jaksch Jr. was granted options to purchase 100,000 shares of ChromaDex common stock at an exercise price of $0.50. These options expire on May 13, 2019, and 25% of the options vest on May 13, 2010 and the remaining 75% vest 2.083% monthly thereafter.

(7)    William F. Spengler received a bonus in the amount of $87,500 for achieving certain personal performance goals as set forth in 2011 Bonus Plan which has been approved by the Board.

(8)    On May 10, 2011, William F. Spengler was granted options to purchase 59,932 shares of ChromaDex common stock at an exercise price of $1.54.  These options expire on May 10, 2021, and 25% of the options vest on May 10, 2012 and the remaining 75% vest 2.083% monthly thereafter.  On February 13, 2012, William Spengler ceased serving in all positions held with the Company; as a result, these options have been forfeited.

(9)    William F. Spengler joined the Company on November 15, 2010.

(10)  On November 17, 2010, William F. Spengler purchased 1,000,000 restricted shares of ChromaDex common stock at a price equal to their par value, which is $0.001 per share. The restricted shares were to vest in full on November 15, 2013, provided that Mr. Spengler was then continuously employed and that the fair market value of the Company’s common stock at any time prior to November 15, 2013 had increased by at least three times the fair market value.  On February 13, 2012, William Spengler ceased serving in all positions held with the Company; as a result, these restricted shares have been cancelled.

(11)  On November 15, 2010, William F. Spengler was granted options to purchase a total of 2,000,000 shares of ChromaDex common stock at an exercise price of $1.65. The options for the first 1,000,000 shares expire on November 15, 2020, and 25% of the options vest on November 15, 2011 and the remaining 75% vest 2.083% monthly thereafter. The options for the second 1,000,000 shares expire on November 15, 2020, vest based the achievement of certain milestones established by the Company’s Compensation Committee. On February 13, 2012, William Spengler ceased serving in all positions held with the Company and these options have been forfeited.

(12)  On May 10, 2011, Thomas C. Varvaro was granted options to purchase 100,000 shares of ChromaDex common stock at an exercise price of $1.54.  These options expire on May 10, 2021, and 25% of the options vest on May 10, 2012 and the remaining 75% vest 2.083% monthly thereafter.

(13)  On May 20, 2010, Thomas C. Varvaro was granted options to purchase a total of 1,703,500 shares of ChromaDex common stock at an exercise price of $1.545. The options for the first 814,250 shares expire on May 20, 2020, and 33% of the options vest on May 20, 2011 and the remaining 67% vest 2.778% monthly thereafter. The options for the second 814,250 shares expire on May 20, 2020, and 33% of the options vest on May 20, 2011 and the remaining 67% vest 2.778% monthly thereafter. However, in addition, the exercisability of the second 814,250 shares is subject to the following restrictions related to the exercises of “Warrant Shares” issued in connection with the 2010 Private Placement: at any time that: (i) less than 25.0% of the Warrant Shares have been exercised, no options may be exercised; (ii) at least 25.0% but less than 49.9% of the Warrant Shares have been exercised, up to 25.0% of the options may be exercised, in aggregate; (iii) at least 50.0% but less than 74.9% of the Warrant Shares have been exercised, up to 50.0% of the options may be exercised, in aggregate; and (iv) at least 75.0% of the Warrant Shares have been exercised, 100.0% of the options may be exercised. The options for the last 75,000 shares expire on May 20, 2020, and 25% of the options vest on May 20, 2011 and the remaining 75% vest 2.083% monthly thereafter.

(14)   On May 13, 2009, Thomas C. Varvaro was granted options to purchase 75,000 shares of ChromaDex common stock at an exercise price of $0.50. These options expire on May 13, 2019, and 25% of the options vest on Mary 13, 2010 and the remaining 75% vest 2.083% monthly thereafter.

Employment and Consulting Agreements

The material terms of employment agreements with the named executive officers previously entered into by the Company are described below.

Employment Agreement with Jeffrey Himmel

On February 7, 2012, we entered into an employment agreement (the “Himmel Employment Agreement”) with Mr. Himmel, pursuant to which, effective as of January 22, 2012, Mr. Himmel shall serve as our Chief Executive Officer until January 31, 2015, subject to renewal.  Pursuant to the terms of the Himmel Employment Agreement, Mr. Himmel shall receive an annual base salary equal to $360,000 per year, which is subject to a 5% increase on January 1st of each year during the term of the Himmel Employment Agreement and a one-time $50,000 increase upon our common stock becoming listed on either the Nasdaq Stock Market, the American Stock Exchange or the New York Stock Exchange.

Pursuant to the terms of the Himmel Employment Agreement, Mr. Himmel was issued (i) 100,000 shares of our restricted common stock; (ii) an option to purchase 1,000,000 shares of our common stock; and (iii) an option to purchase an additional 1,000,000 shares of our common stock.  All options issued to Mr. Himmel have a term of five years and an exercise price equal to the fair market value of our common stock on the date of such grant.  All options shall vest and become exercisable as follows: one third shall vest and become exercisable on the first anniversary of the grant, and the remaining two thirds of the options shall vest monthly over the twenty-four months following the first anniversary of the grant date.

Under the terms of the Himmel Employment Agreement, we sold sell Mr. Himmel an aggregate of 1,000,000 shares of our restricted common stock at a purchase price of $0.001 per share.  The shares will vest in full on February 1, 2015 provided that the Stock Performance Condition is met.  The “Stock Performance Condition” shall be met if at any time on or prior to February 1, 2015 the per share Fair Market Value (as defined in the Himmel Employment Agreement) is at least equal to $1.296, subject to adjustment.

Under the Himmel Employment Agreement, Mr. Himmel is entitled to receive an annual bonus if we meet or exceed certain criteria adopted by the Compensation Committee.  The “Target Bonus” for Mr. Himmel for 2012 shall be 100% of Mr. Himmel’s base salary upon substantially meeting the budgeted revenues and the budgeted EBITDA, and shall be paid pro-rata for performance in excess of such benchmarks, up to a maximum of 300% of Mr. Himmel’s base salary.

Upon the non-renewal or termination of Mr. Himmel’s employment (other than termination due to death or disability or for “Cause” or termination by Mr. Himmel without "Good Reason", as defined in the Himmel Employment Agreement), Mr. Himmel shall be entitled to receive two (2) weeks’ base salary for each full year of service, with a maximum payment equal to eight weeks’ base salary.  Additionally, if Mr. Himmel provides us with a standard form of separation, waiver and release agreement releasing us and our affiliates from any liability associated with the Himmel Employment Agreement, Mr. Himmel will also be entitled to receive (i) his base salary, as then in effect, until the later of (a) the expiration of the remaining portion of the Initial Term or Renewal Term, as the case may be (as defined in the Himmel Employment Agreement) or (b) the 12 month period commencing on the date Mr. Himmel is terminated; (ii) reimbursements for certain benefits Mr. Himmel was entitled to receive under the Himmel Employment Agreement; (iii) a lump sum equal to the product of (x) the maximum annual bonus which Mr. Himmel would have been otherwise entitled to receive and (y) the fraction in which the numerator is the number of calendar months in the Severance Period (as defined in the Himmel Employment Agreement) and the denominator of which is 12; and (iv) the vesting  of all outstanding options and other equity awards held by Mr. Himmel immediately prior to such termination, which shall become exercisable for such period of time indicated in such option or equity award ((i)-(iv) collectively, the “Separation Payment”).

Upon a Change of Control (as defined in the Himmel Employment Agreement), we will pay to Mr. Himmel the Separation Payment without regard to whether Mr. Himmel continues in the employ of our company or our successor.

Employment Agreement with Frank L. Jaksch Jr.

On April 19, 2010, the Company entered into an Amended and Restated Employment Agreement (the “Amended Jaksch Agreement”) with Frank L. Jaksch Jr. The Amended Jaksch Agreement has a three year term, beginning on the date of the Agreement, that automatically renews unless the Amended Jaksch Agreement has been terminated in accordance with its terms. The Amended Jaksch Agreement provides for a base salary of $225,000 (subject to an increase of $50,000 in the event the Company’s common stock is listed on a stock exchange), and provides for an annual cash bonus (based on performance targets) of up to 40% of his base salary, and two option grants of 800,000 shares of Common Stock in aggregate. The option grants were awarded on May 20, 2010.

The severance terms of the Amended Jaksch Agreement provide that in the event Mr. Jaksch’s employment with the Company is terminated voluntarily by Mr. Jaksch, he will be entitled to any accrued but unpaid base salary, any stock vested through the date of his termination and a pro rated portion of 40% of his salary (40% of his salary being the “Maximum Annual Bonus”) for the year of termination. In addition, if Mr. Jaksch leaves the Company for “Good Reason” he will also be entitled to severance equal to the Maximum Annual Bonus, and he will be deemed to have been employed for the entirety of such year. “Good Reason” means any of the following: (A) the assignment of duties materially inconsistent with those of other employees in similar employment positions, and Mr. Jaksch provides written notice to the Company within 60 days of such assignment that such duties are materially inconsistent with those duties of such similarly-situated employees and the Company fails to release Mr. Jaksch from his obligation to perform such inconsistent duties and to re-assign Mr. Jaksch to his customary duties within 20 business days after the Company’s receipt of such notice; or (B) if, without the consent of Mr. Jaksch, Mr. Jaksch’s normal place of work is or becomes situated more than 50 linear miles from Mr. Jaksch’s personal residence as of the effective date of the Amended Jaksch Agreement, or (C) a failure by the Company to comply with any other material provision of the Amended Jaksch Agreement which has not been cured within 60 days after notice of such noncompliance has been given by Mr. Jaksch to the Company, or if such failure is not capable of being cured in such time, a cure shall not have been diligently pursued by the Company within such 60 day period. Severance will then consist of 16 weeks of paid salary, unless Mr. Jaksch signs a release, in which case he will receive compensation equal to the lesser of the remainder of the term of the agreement, or up to 12 months paid salary.

In the event Mr. Jaksch’s employment terminates as a result of his death or disability, he, or his estate, as the case may be, will be entitled to his accrued but unpaid base salary, stock vested through the date of his termination and, notwithstanding any policy of the Company to the contrary, any annual bonus that would be due to him for the fiscal year in which termination pursuant to death or disability took place in an amount no less than the prorated portion of his Maximum Annual Bonus. At the option of the Board, Mr. Jaksch’s bonus will be either prorated or paid in full to him, or his estate, as the case may be, at the time he would have received such bonus had he remained an employee of the Company.

In the event that Mr. Jaksch is terminated by the Company for “Cause”, (as defined in the Amended Jaksch Agreement) he will only be entitled to his accrued but unpaid base salary, and any stock vested through the date of his termination.

In the event that Mr. Jaksch is terminated due to “Cessation of Business”, (as defined in the Amended Jaksch Agreement) Mr. Jaksch will be entitled to a lump sum payment of base salary and an amount equal to the Maximum Annual Bonus, and continuation of health benefits until the earlier of the last to occur of the term or renewal term of the agreement or 12 months from the date of termination.

In the event the Company terminates Mr. Jaksch’s employment “without Cause”, Mr. Jaksch will be entitled to severance in the form of any stock vested through the date of his termination and continuation of his base salary for a period of eight weeks, or, if Mr. Jaksch enters into a standard separation agreement, Mr. Jaksch will receive continuation of base salary and health benefits, together with applicable fringe benefits as provided to other executive employees until the last to occur of the expiration of the term or renewal term then in effect or 24 months from the date of termination (the “Severance Period”), and he will receive his Maximum Annual Bonus if the Severance Period is equal to 24 months or a pro rata portion thereof if less, as well as the full vesting of any otherwise unvested stock.

Employment Agreement with William F. Spengler

On October 27, 2010, the Company entered into an Employment Agreement, which was amended on March 14, 2011, (the “Spengler Agreement”) with Mr. Spengler. The Spengler Agreement has a one-year term commencing on November 15, 2010, subject to one-year renewal terms. The Spengler Agreement provides that Mr. Spengler will receive a base salary of $220,000 and will be eligible for certain annual cash bonuses of up to 100% of his base salary (in aggregate) based upon the achievement of Company-wide and individual performance targets established by the Compensation Committee of the Company’s Board of Directors.

Mr. Spengler was also granted options to purchase a total of 2,000,000 shares of the Company’s common stock, with half of such shares to vest over a four-year vesting period and half to vest conditioned upon the achievement of performance targets established by the Compensation Committee of the Company’s Board of Directors. The Spengler Agreement also provided for the issuance of 1,000,000 shares of restricted Company common stock to be issued to Mr. Spengler at a purchase price of $0.001 per share, the stock’s par value. These restricted shares are subject to repurchase by the Company and will vest in full on November 15, 2013, subject to Mr. Spengler being continuously employed by the Company through such date and the fair market value of the Company’s common stock at any time prior to November 15, 2013 having increased by at least three times. The vesting of the stock options and restricted shares are subject to acceleration in the event of a change of control resulting in the termination of Mr. Spengler’s employment. In addition, the Spengler Employment Agreement provides for adjustments to the target price and vesting of the restricted shares, under certain circumstances, in the event of termination without “Cause” (as defined in the Spengler Agreement).

The severance terms of the Spengler Agreement provide that if Mr. Spengler is terminated by the Company for “Cause” or leaves without “Good Reason” (as defined in the Spengler Agreement), he will only be entitled to his accrued and unpaid base salary. If Mr. Spengler is terminated by the Company without “Cause” or terminates for “Good Reason” (as defined in the Spengler Agreement), Mr. Spengler is entitled to severance in the form of the continuation of his base salary for a period of two weeks for each completed year of service, or, if Mr. Spengler enters into a standard separation agreement, Mr. Spengler will receive continuation of his base salary and health benefits, together with applicable fringe benefits as provided to other executive employees, for 12 months from the date of termination.

In the event Mr. Spengler is terminated as a result of his death or disability, he will be entitled to his accrued and unpaid base salary and, notwithstanding any policy of the Company to the contrary, the prorated amount of any annual bonus that would be due to him for the fiscal year in which termination pursuant to death or disability took place. If Mr. Spengler is terminated due to a “Cessation of Business” (as defined in the Spengler Agreement), Mr. Spengler will be entitled to a lump-sum payment equal to 12 months of base salary.

On February 13, 2012, William Spengler ceased serving in all positions held with the Company. On February 17, 2012, Mr. Spengler and the Company entered into the Separation and Release Agreement, a copy of which was attached to a Current Report on Form 8-K filed with the SEC on February 17, 2012. Pursuant to this agreement Mr. Spengler was entitled to a lump sum payment of $310,000 and all his options and unvested stock awards were cancelled.

Employment Agreement with Debra Heim

On February 21, 2012, we entered into an employment agreement (the “Heim Employment Agreement”) with Ms. Heim, pursuant to which, effective as of January 22, 2012, Ms. Heim shall serve as our Chief Operating Officer and the President of our Consumer Products Division, until January 31, 2014, subject to renewal.  Pursuant to the terms of the Heim Employment Agreement, Ms. Heim shall receive an annual base salary equal to $225,000 per year, which is subject to a 5% increase on January 1st of each year during the term of the Heim Employment Agreement and a one-time $50,000 increase upon our common stock becoming listed on either the Nasdaq Stock Market, the American Stock Exchange or the New York Stock Exchange.

Pursuant to the terms of the Heim Employment Agreement, Ms. Heim was issued (i) 75,000 shares of our restricted common stock; (ii) an option to purchase 750,000 shares of our common stock; and (iii) an option to purchase an additional 750,000 shares of our common stock.  All options issued to Ms. Heim have a term of five years and an exercise price equal to the fair market value of our common stock on the date of such grant.  All options shall vest and become exercisable as follows: one third shall vest and become exercisable on the first anniversary of the grant, and the remaining two thirds of the options shall vest monthly over the twenty-four months following the first anniversary of the grant date.

Under the terms of the Heim Employment Agreement, we sold Ms. Heim an aggregate of 750,000 shares of our restricted common stock at a purchase price of $0.001 per share.  The shares will vest in full on February 1, 2015 provided that the Stock Performance Condition is met.  The “Stock Performance Condition” shall be met if at any time on or prior to February 1, 2015 the per share Fair Market Value (as defined in the Heim Employment Agreement) is at least equal to $1.296, subject to adjustment.

Under the Heim Employment Agreement, Ms. Heim is entitled to receive an annual bonus if we meet or exceed certain criteria adopted by the Compensation Committee.  The “Target Bonus” for Ms. Heim for 2012 shall be 100% of Ms. Heim’s base salary upon substantially meeting the budgeted revenues and the budgeted EBITDA, and shall be paid pro-rata for performance in excess of such benchmarks, up to a maximum of 300% of Ms. Heim’s base salary.

Upon the non-renewal or termination of the Heim’s employment (other than termination due to death or disability or for “Cause” or termination by Ms. Heim without "Good Reason", as defined in the Heim Employment Agreement), Ms. Heim shall be entitled to receive two (2) weeks’ base salary for each full year of service, with a maximum payment equal to eight weeks’ base salary.  Additionally, if Ms. Heim provides us with a standard form of separation, waiver and release agreement releasing us and our affiliates from any liability associated with the Heim Employment Agreement, Ms. Heim will also be entitled to receive (i) her base salary, as then in effect, until the later of (a) the expiration of the remaining portion of the Initial Term or Renewal Term, as the case may be (as defined in the Heim Employment Agreement) or (b) the 12 month period commencing on the date Ms. Heim is terminated; (ii) reimbursements for certain benefits Ms. Heim was entitled to receive under the Heim Employment Agreement; (iii) a lump sum equal to the product of (x) the maximum annual bonus which Ms. Heim would have been otherwise entitled to receive and (y) the fraction in which the numerator is the number of calendar months in the Severance Period (as defined in the Heim Employment Agreement) and the denominator of which is 12; and (iv) the vesting  of all outstanding options and other equity awards held by Ms. Heim immediately prior to such termination, which shall become exercisable for such period of time indicated in such option or equity award ((i)-(iv) collectively, the “Separation Payment”).

Upon a Change of Control (as defined in the Heim Employment Agreement), we will pay to Ms. Heim the Separation Payment without regard to whether Ms. Heim continues in the employ of our company or our successor.

Employment Agreement with Thomas C. Varvaro

On April 19, 2010, the Company entered into an Amended and Restated Employment Agreement (the “Amended Varvaro Agreement”) with Thomas C. Varvaro. The Amended Varvaro Agreement has a three year term beginning on the date of the agreement that automatically renews unless the Amended Varvaro Agreement has been terminated in accordance with its terms. The Amended Varvaro Agreement provides for a base salary of $175,000 (subject to an increase of $50,000 in the event the Company’s common stock is listed on a stock exchange), and provides for an annual cash bonus (based on performance targets) of up to 30% of his base salary, and provides for two option grants of 400,000 shares of Common Stock in aggregate. The option grants were awarded on May 20, 2010.

The severance terms of the Amended Varvaro Agreement provide that in the event Mr. Varvaro’s employment with us is terminated voluntarily by Mr. Varvaro he will be entitled to any accrued but unpaid base salary, any stock vested through the date of his termination and a pro rated portion of 30% of his salary (30% of this salary being the “Maximum Annual Bonus”) for the year of termination. In addition, if Mr. Varvaro leaves the Company for Good Reason he will also be entitled to severance equal to the Maximum Annual Bonus, and he shall be deemed to have been employed for the entirety of such year. “Good Reason” means any of the following: (A) the assignment of duties materially inconsistent with those of other employees in similar employment positions, and Mr. Varvaro provides written notice to the Company within 60 days of such assignment that such duties are materially inconsistent with those duties of such similarly-situated employees and the Company fails to release Mr. Varvaro from his obligation to perform such inconsistent duties and to re-assign Mr. Varvaro to his customary duties within 20 business days after the Company’s receipt of such notice; or (B) the termination of Frank Jaksch as the Company’s Chief Executive Officer either by the Company without “Cause” or by the Mr. Jaksch for “Good Reason,” and Mr. Varvaro provides written notice within 60 days of such termination, or (C) a failure by the Company to comply with any other material provision of the Amended Varvaro Agreement which has not been cured within 60 days after notice of such noncompliance has been given by Mr. Varvaro to the Company, or if such failure is not capable of being cured in such time, a cure will not have been diligently pursued by the Company within such 60 day period. Severance will then consist of 16 weeks of paid salary, unless Mr. Varvaro signs a release, in which case he will receive compensation equal to the lesser of the remainder of his agreement or 12 months paid salary.
In the event Mr. Varvaro is terminated as a result of his death or disability he will be entitled to his accrued but unpaid base salary, stock vested through the date of his termination and, notwithstanding any policy of the Company to the contrary, any annual bonus that would be due to him for the fiscal year in which termination pursuant to death or disability took place in an amount no less than the prorated portion of his Maximum Annual Bonus. Mr. Varvaro’s bonus will be either prorated or paid in full to him, or his estate, as the case may be, at the time he would have received such bonus had he remained an employee of the Company.

In the event that Mr. Varvaro is terminated by the Company for “Cause” (as defined in the Amended Varvaro Agreement), he will only be entitled to his accrued but unpaid base salary, and any stock vested through the date of his termination.

In the event that Mr. Varvaro is terminated due to a “Cessation of Business” (as defined in the Amended Varvaro Agreement), Mr. Varvaro will be entitled to a lump sum payment of base salary and an amount equal to the Maximum Annual Bonus, and continuation of health benefits until the last to occur of the term or renewal term of the agreement or 12 months from the date of termination.

In the event the Company terminates Mr. Varvaro’s employment “without Cause,” Mr. Varvaro will be entitled to severance in the form of any stock vested through the date of his termination and continuation of his base salary for a period of eight weeks, or, if Mr. Varvaro enters into a standard separation agreement, Mr. Varvaro will receive continuation of base salary and health benefits, together with applicable fringe benefits as provided to other executive employees until the last to occur of the expiration of the term or renewal term then in effect or 24 months from the date of termination (the “Severance Period”), will receive his Maximum Annual Bonus if the Severance Period is equal to 24 months or a pro rata portion thereof if less, as well as the full vesting of any otherwise unvested stock.

2011 Director Compensation

Non-employee directors currently receive an annual grant of options to buy our common stock upon reelection by the stockholders. These options are granted under the Second Amended and Restated 2007 Equity Incentive Plan of the Company, or the 2007 Plan. The number of options granted and the vesting schedule are determined by the Compensation Committee of the Board of Directors. The vesting schedule of the options awarded for the fiscal year ended December 31, 2011 is as follows: 8.333% of the options vest monthly.

The following table provides information concerning compensation of our directors who were directors for the fiscal year ended December 31, 2011. The compensation reported is for services as directors for the fiscal year ended December 31, 2011.

Summary Compensation Table

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)	Option Awards ($) (1)	Non-Equity Incentive Plan Compensation ($)	Non-Qualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)

Michael H. Brauser(2)	-	-	-	-	-	-	-
Barry Honig(3)	-	-	-	-	-	-	-
Stephen Block(4)	-	-	49,189	-	-	7,000	56,189
Reid Dabney(5)	-	-	40,360	-	-	-	40,360
Hugh Dunkerley(6)	-	-	37,838	-	-	-	37,838
Mark S. Germain(7)	-	-	34,054	-	-	-	34,054
Glenn L. Halpryn(8)	-	-	41,621	-	-	-	41,621
Curtis Lockshin(9)	-	-	34,054	-	-	-	34,054
Frank L. Jaksch Jr.(10)	-	-	-	-	-	-	-
William F. Spengler(11)	-	-	-	-	-	-	-

(1)    The amounts in the column titled “Option Awards” above reflect the aggregate grant date fair value of stock option awards for the fiscal year ended December 31, 2011.  See Note 8 of the ChromaDex Corporation Consolidated Financial Report included in the Original Form 10-K for the year ended December 31, 2011 for a description of certain assumptions in the calculation of the fair value of the Company’s stock options.
(2)    Michael H. Brauser held an aggregate of 67,500 option awards as of December 31, 2011.  Mr. Brauser resigned from the Board on March 2, 2011, then was elected to Co-Chairman of the Board of Directors on October 14, 2011.
(3)    Barry Honig was elected to Co-Chairman of the Board of Directors on October 14, 2011.
(4)    Stephen Block held an aggregate of 547,500 option awards as of December 31, 2011.
(5)    Reid Dabney held an aggregate of 470,200 option awards as of December 31, 2011.
(6)    Hugh Dunkerley held an aggregate of 619,800 option awards as of December 31, 2011.
(7)    Mark S. Germain held an aggregate of 1,009,200 option awards as of December 31, 2011.
(8)    Glenn L. Halpryn held an aggregate of 165,000 option awards as of December 31, 2011.
(9)    Curtis Lockshin held an aggregate of 67,500 option awards as of December 31, 2011.
(10)  Frank L. Jaksch Jr. held an aggregate of 4,550,000 option awards as of December 31, 2011.
(11)  William F. Spengler held an aggregate of 2,059,932 option awards as of December 31, 2011.  Mr. Spengler resigned from the Board on February 17, 2012.  As a result, all of these options have been forfeited.

Outstanding Equity Awards at Fiscal Year End

The following table sets forth certain information regarding stock options restricted stock granted to our named executive officers outstanding as of December 31, 2011.

Outstanding Stock Options at 2011 Fiscal Year-End
Name	Number of Securities Underlying Unexercised Options (#) Exercisable		Number of Securities Underlying Unexercised Options (#) Unexercisable		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)		Option Exercise Price ($)	Option Expiration Date
Frank L. Jaksch Jr.	300,000		—		—		1.50	12/1/2016
	641,667		58,333	(1)	—		1.50	4/21/2018
	137,500		12,500	(2)	—		1.50	4/21/2018
	64,583		35,417	(3)	—		0.50	5/13/2019
	811,458		726,042	(4)	—		1.70	5/20/2015
	768,750		768,750	(5)	—		1.70	5/20/2015
	39,583		60,417	(6)	—		1.70	5/20/2020
	—		125,000	(7)	—		1.54	5/10/2021
William F. Spengler	270,833	(8)	729,167	(9)	—		1.65	11/15/2020
	—		—		1,000,000	(10)	1.65	11/15/2020
	—		59,932	(11)	—		1.54	5/10/2021
Thomas C. Varvaro	240,000		—		—		1.00	1/19/2014
	10,000		—		—		1.00	1/19/2014
	250,000		—		—		1.50	12/1/2016
	91,667		8,333	(12)	—		1.50	4/21/2018
	48,438		26,562	(13)	—		0.50	5/13/2019
	429,743		384,507	(14)	—		1.545	5/20/2020
	407,125		407,125	(15)	—		1.545	5/20/2020
	29,688		45,312	(16)	—		1.545	5/20/2020
	—		100,000	(17)	—		1.54	5/10/2021

(1)	14,583 of Mr. Jaksch’s options vest on the 21st of every month through April 21, 2012.

(2)	3,125 of Mr. Jaksch’s options vest on the 21st of every month through April 21, 2012.

(3)	2,083 of Mr. Jaksch’s options vest on the 13th of every month through May 13, 2013.

(4)	42,708 of Mr. Jaksch’s options vest on the 20th of every month through May 20, 2013.

(5)
42,708 of Mr. Jaksch’s options vest on the 20th of every month through May 20, 2013. However, in addition, the exercisability of these options is subject to the following restrictions related to the exercises of “Warrant Shares” issued in the 2010 Private Placement: at any time that: (i) less than 25.0% of the Warrant Shares have been exercised, no options may be exercised; (ii) at least 25.0% but less than 49.9% of the Warrant Shares have been exercised, up to 25.0% of the options may be exercised, in aggregate; (iii) at least 50.0% but less than 74.9% of the Warrant Shares have been exercised, up to 50.0% of the options may be exercised, in aggregate; and (iv) at least 75.0% of the Warrant Shares have been exercised, 100.0% of the options may be exercised. As of December 31, 2011, 67.4% of these Warrant Shares have been exercised.

(6)	2,083 of Mr. Jaksch’s options vest on 20th of every month through May 20, 2014.
(7)	31,250 of Mr. Jaksch’s options vest on May 10, 2012 and 2,604 options vest on 10th of every month thereafter through May 10, 2015.

(8)	On February 13, 2012, William Spengler ceased serving in all positions held with the Company; as a result, these options have been forfeited.
(9)
20,833 of Mr. Spengler’s options vest on the last day of every month through November 30, 2014.  On February 13, 2012, William Spengler ceased serving in all positions held with the Company; as a result, these options have been forfeited.

(10)
Mr. Spengler’s options were to vest based on the achievement of certain milestones established by the Company’s Compensation Committee as provided in Mr. Spengler’s Employment Agreement. See the “Employment Agreement with William F. Spengler” above in this section of the Form 10-K.  On February 13, 2012, William Spengler ceased serving in all positions held with the Company; as a result, these options have been forfeited.

(11)
14,983 of Mr. Spengler’s options vest on May 10, 2012 and 1,249 options vest on 10th of every month thereafter through May 10, 2015.  On February 13, 2012, William Spengler ceased serving in all positions held with the Company and these options have been forfeited.

(12)	2,083 of Mr. Varvaro’s options vest on the 21st of every month through April 21, 2012.

(13)	1,563 of Mr. Varvaro’s options vest on the 13th of every month through May 13, 2013.

(14)	22,618 of Mr. Varvaro’s options vest on the 20th of every month through May 20, 2013.
(15)
22,618 of Mr. Varvaro’s options vest on the 20th of every month through May 20, 2013. However, in addition, the exercisability of these options is subject to the following restrictions related to the exercises of “Warrant Shares” issued in the 2010 Private Placement: at any time that: (i) less than 25.0% of the Warrant Shares have been exercised, no options may be exercised; (ii) at least 25.0% but less than 49.9% of the Warrant Shares have been exercised, up to 25.0% of the options may be exercised, in aggregate; (iii) at least 50.0% but less than 74.9% of the Warrant Shares have been exercised, up to 50.0% of the options may be exercised, in aggregate; and (iv) at least 75.0% of the Warrant Shares have been exercised, 100.0% of the options may be exercised.  As of December 31, 2011, 67.4% of these Warrant Shares have been exercised.

(16)	1,563 of Mr. Varvaro’s options vest on 20th of every month through May 20, 2014.
(17)	25,000 of Mr. Varvaro’s options vest on May 10, 2012 and 2,083 options vest on 10th of every month thereafter through May 10, 2015.

Outstanding Restricted Stock at 2011 Fiscal Year-End

Name	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares of Units of Stock That Have Not Vested ($)	Equity incentive plan awards: Number of unearned shares, units or other rights that have not vested (#)		Equity incentive plan awards: Market or payout value of unearned shares, units or other rights that have not vested ($) (1)
William F. Spengler	—	—	1,000,000	(2)	$550,000

(1)
The amounts in the column titled “Equity incentive plan awards: Market or payout value of unearned shares, units or other rights that have not vested” above reflect the aggregate market value based on the closing market price of the Company’s stock on December 31, 2011.

(2)
On November 17, 2010, William F. Spengler purchased 1,000,000 restricted shares of ChromaDex common stock at a price of the par value, or $0.001 per share. The restricted shares were to vest in full on November 15, 2013, provided that Mr. Spengler was then continuously employed by the Company and the fair market value of the Company’s common stock at any time prior to November 15, 2013 has increased by at least three times.  On February 13, 2012, William Spengler ceased serving in all positions held with the Company; as a result, these restricted shares have been cancelled.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

As of April 20, 2012, there were approximately 91,124,548 shares of our common stock outstanding.   The following table sets forth certain information regarding our common stock, beneficially owned as of April 20, 2012, by each person known to us to beneficially own more than 5% of our common stock, each executive officer and director, and all directors and executive officers as a group.  We calculated beneficial ownership according to Rule 13d-3 of the Exchange Act as of that date.  Shares issuable upon exercise of options or warrants that are exercisable or convertible within 60 days after April 20, 2012 are included as beneficially owned by the holder.  Beneficial ownership generally includes voting and dispositive power with respect to securities.  Unless otherwise indicated below, the persons and entities named in the table have sole voting and sole dispositive power with respect to all shares beneficially owned.

Name of Beneficial Owner (1)	Shares of Common Stock Beneficially Owned (2)	Aggregate Percentage Ownership

Dr. Phillip Frost (3)	15,986,270	17.54%
Black Sheep, FLP (4)	6,225,155	6.83%
Directors
Michael H. Brauser (5)	7,680,352	8.09%
Barry Honig (6)	7,027,932	7.71%
Stephen Block (7)	477,750	*
Reid Dabney (8)	407,275	*
Hugh Dunkerley (9)	543,225	*
Mark S. Germain (10)	855,275	*
Glenn L. Halpryn (11)	1,436,428	1.56%
Curtis Lockshin (12)	67,500	*
Jeffrey Himmel (13)	2,433,333	2.67%
Frank L. Jaksch Jr. (14)	10,838,008	11.50%
Named Executive Officers
Jeffrey Himmel, Chief Executive Officer	(See above)
Frank L. Jaksch Jr., Chief Scientific Officer	(See above)
Debra Heim, Chief Operating Officer (15)	825,000	*
Thomas C. Varvaro, Chief Financial Officer (16)	1,675,854	1.81%
All directors and executive officers as a group
(10 Directors plus Chief Operating Officer
and Chief Financial Officer) (17)	34,267,932	33.35%

*	Represents less than 1%.

(1)	Addresses for the beneficial owners listed are: Dr. Phillip Frost, 4400 Biscayne Blvd., Suite 1500, Miami, FL 33137; and Black Sheep, FLP 6 Palm Hill Drive, San Juan Capistrano, CA 92675.

(2)
Beneficial ownership is determined in accordance with the rules of the SEC and includes voting or dispositive power with respect to shares beneficially owned. Unless otherwise specified, reported ownership refers to both voting and dispositive power. Shares of common stock issuable upon the conversion of stock options or the exercise of warrants within the next 60 days are deemed to be converted and beneficially owned by the individual or group identified in the Aggregate Percentage Ownership column.

(3)
Direct ownership of 14,652,937 through Frost Gamma Investments Trust, of which Dr. Phillip Frost has voting and investment power, as the trustee. Indirect ownership of 1,333,333 through Opko Health, Inc.(NYSE:OPK), for which Dr. Frost is Chief Executive Officer and Chairman.  Dr. Frost disclaims beneficial ownership of these shares.  Dr. Frost is a shareholder and chairman of the board of Ladenburg Thalmann Financial Services, Inc. (NYSE:LTS), parent company of Ladenburg Thalmann & Co., Triad Advisors, Inc. and Investacorp Inc., each registered broker-dealers.

(4)
Black Sheep, FLP is a family limited partnership the co-general partners of which are Frank L. Jaksch, Jr. and Tricia Jaksch and the sole limited partners of which are Frank L. Jaksch, Jr., Tricia Jaksch and the Jaksch Family Trust.

(5)
Direct ownership of (i) 200,000 shares of common stock and 100,000 immediately exercisable warrants and (ii) through Michael & Betsy Brauser TBE, 1,805,714 shares of common stock and 1,785,714 immediately exercisable warrants; and (ii) Betsy Brauser Third Amended Trust Agreement (beneficially owned by the spouse and disclaimed by Michael Brauser) of 357,142 shares of common stock and 357,142 immediately exercisable warrants. Indirect ownership through (i) Grander Holdings, Inc. 401K profit Sharing Plan (of which Michael Brauser is a trustee) of 314,285 shares of common stock and 314,285 immediately exercisable warrants; (ii) Brauser 2010 GRAT (of which Michael Brauser is a trustee) of 342,857 shares of common stock and 342,857 immediately exercisable warrants; and (iii) BMB Holdings, LLLP (of which Michael Brauser is the Manager of its General Partner) of 846,428 shares of common stock and 846,428 immediately exercisable warrants. Includes 67,500 stock options exercisable within 60 days.

(6)
Direct ownership of 3,850,072 shares of common stock.  Indirect ownership through (i) 230,000 Shares owned by GRQ Consultants, Inc. Defined Benefits Plan for which Mr. Honig is the beneficiary and holds voting and investment power; (ii) 844,289 Shares owned by GRQ Consultants, Inc. 401K of which Mr. Honig is the beneficiary and holds voting and investment power; and (iii) 2,103,571 Shares owned by GRQ Consultants Inc Roth 401K FBO Renee Honig, for which Mr. Honig’s spouse is the beneficiary and Mr. Honig holds voting and investment power and disclaims beneficial ownership.

(7)            Includes 477,750 stock options exercisable within 60 days.

(8)            Includes 407,275 stock options exercisable within 60 days.

(9)            Includes 543,225 stock options exercisable within 60 days.

(10)
Includes 855,275 stock options exercisable within 60 days. Does not include 2,053,995 shares beneficially owned by Margery Germain, who is Mr. Germain’s wife, as Mr. Germain does not share voting or dispositive control over those shares.

(11)
Indirect ownership through IVC Investors, LLLP (in which Glenn Halpryn has an interest) of 735,714 shares of common stock and 535,714 immediately exercisable warrants. Glenn Halpryn disclaims beneficial ownership of these shares except to the extent of any pecuniary interest therein. Includes 165,000 stock options exercisable within 60 days.

(12)           Includes 67,500 stock options exercisable within 60 days.

(13)	Includes 1,000,000 restricted shares of common stock. The restricted shares will vest in full on February 1, 2015, provided that a certain stock performance condition is met.

(14)
Includes 1,429,000 shares owned by the Jaksch Family Trust, beneficially owned by Frank L Jaksch Jr. because Mr. Jaksch Jr. has shared voting power for such shares. Includes 6,225,155 shares owned by Black Sheep, FLP beneficially owned by Mr. Jaksch Jr. because he has shared voting power and shared dispositive power for such shares. Includes 79,165 shares directly owned by Mr. Jaksch Jr. Includes 3,104,688 stock options exercisable within 60 days.

(15)	Includes 750,000 restricted shares of common stock. The restricted shares will vest in full on February 1, 2015, provided that a certain stock performance condition is met.

(16)           Includes 1,672,354 stock options exercisable within 60 days.

(17)           Includes 4,282,140 immediately exercisable warrants and 7,360,567 stock options exercisable within 60 days.

Equity Compensation Plan Information

The following table provides information about the equity compensation plans of ChromaDex as of December 31, 2011:

	A	B	C
Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities Remaining available for future issuance under equity compensation plans (excluding securities reflected in column (A))

Equity compensation plans approved by security holders	16,193,172	$1.52	1,040,312	(1)

Equity compensation plans not approved by security holders	-	-	-

Total	16,193,172	$1.52	1,040,312	(1)

(1)
Pursuant to our Second Amended and Restated 2007 Equity Incentive Plan, we are authorized to issue shares under this plan that total no more than 20% of our shares of common stock issued and outstanding, as determined on a fully diluted basis.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS, AND DIRECTOR INDEPENDENCE

Transactions with Related Persons

During the year ended January 1, 2011, we paid unpaid compensation from prior years to Frank L. Jaksch Jr. and Mark Germain in the amount of $1,178,206.  The amounts owed were non-interest bearing.

Review, approval or ratification of transactions with related persons.

On an ongoing basis, the Audit Committee reviews all “related party transactions” (those transactions that are required to be disclosed in this proxy statement by SEC Regulation S-K, Item 404 and under Nasdaq’s rules), if any, for potential conflicts of interest and all such transactions must be approved by the Audit Committee.

Director Independence

Under the NASDAQ Stock Market Marketplace Rules, a director will only qualify as an independent director if, in the opinion of our Board, that person does not have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. The Board has determined that each of Michael H. Brauser, Barry Honig, Stephen Block, Reid Dabney, Hugh Dunkerley, Mark S. Germain, Glenn L. Halpryn and Curtis Lockshin has no material relationship with our Company and is independent within the independence requirements of Marketplace Rule 5605(a)(2) of the NASDAQ Stock Market, Inc. Jeffrey Himmel. does not meet the aforementioned independence standards because he is the Chief Executive Officer of our Company and Frank L. Jaksch Jr. does not meet the independence standards because of he is the Chief Scientific Officer of our Company.

DESCRIPTION OF CAPITAL STOCK

The following is a brief description of our capital stock. This summary does not purport to be complete in all respects. This description is subject to and qualified entirely by the terms of our amended and restated certificate of incorporation, or our certificate of incorporation, and our bylaws, copies of which have been filed with the SEC and are also available upon request from us, and by the General Corporation Law of the State of Delaware.

Authorized Capitalization

We have authorized the issuance of up to 150,000,000 shares of common stock, par value $0.001 per share. No shares of preferred stock are authorized. Our authorized shares of common stock are available for issuance without further action by our stockholders, unless such action is required by applicable law or the rules of any stock exchange or automated quotation system on which our securities may be listed or traded. If the approval of our stockholders is not so required, our board of directors may determine not to seek stockholder approval.

As of April 20, 2012, there were issued and outstanding:

•	91,124,548 shares of common stock;

•
Warrants to purchase 10,271,914 shares of common stock with a weighted average exercise price of $0.68 per share, including (i) warrants to purchase 8,553,564 shares issued to the subscribers in the May 2010 private placement  at an exercise price of $0.21 per share and (ii) warrants to purchase 1,718,350 shares issued at an exercise price of $3.00 per share; and

•
Options to purchase an aggregate of 17,658,240 shares of common stock, including (i) options to purchase 1,180,350 shares originally granted under the 2000 Non-Qualified Incentive Stock Option Plan with a weighted average exercise price of approximately $1.11 per share, (ii) options to purchase 16,477,890 shares granted under the Second Amended and Restated 2007 Equity Incentive Plan with a weighted average exercise price of $1.39 per share.

Common Stock

Holders of our common stock are entitled to such dividends as may be declared by our board of directors out of funds legally available therefor, subject to any preferential dividend rights of any then outstanding preferred stock. The shares of common stock are neither redeemable or convertible. Holders of common stock have no preemptive or subscription rights to purchase any of our securities.  Each holder of our common stock is entitled to one vote for each such share outstanding in the holder’s name.

Our stockholders have approved a proposal that would allow our board of directors, at its option, to effect a reverse stock split of our common stock.  Our board of directors has the authority, until September 30, 2012, to effect a reverse stock split ranging from one-for-two to one-for-ten with a proportionate reduction in our authorized shares of common stock, with the exact ratio with such range and the timing of the reverse split at the sole discretion of our board of directors.

In the event of our liquidation, dissolution or winding up, the holders of our common stock are entitled to receive our assets on a pro rata basis which are legally available for distribution, after payments of all debts and other liabilities and subject to the prior rights of any holders of preferred stock then outstanding. All of the issued and outstanding shares of our common stock are fully paid and non-assessable. The shares of common stock offered by this prospectus will also be fully paid and non-assessable.

Our common stock is traded on the OTC Bulletin Board under the symbol “CDXC.”

Warrants

We may issue warrants for the purchase of our common stock. We may issue warrants independently or together with shares of our common stock.

As of April 20, 2012, the only warrants issued and outstanding consist of warrants to purchase 10,271,914 shares of common stock with a weighted average exercise price of $0.68 per share, including (i) warrants to purchase 8,553,564 shares issued to the subscribers in the May 2010 private placement at an exercise price of $0.21 per share and (ii) warrants to purchase 1,718,350 shares issued at an exercise price of $3.00 per share.

Each warrant will entitle the holder to purchase for cash the principal amount of shares of our common stock at the applicable exercise price. Warrants may be exercised at any time up to the close of business on their expiration date. After the close of business on the expiration date, unexercised warrants will become void.

Anti-Takeover Effects of Certain Provisions of Delaware Law

The following is a summary of certain provisions of Delaware law. This summary does not purport to be complete and is qualified in its entirety by reference to the corporate law of Delaware and our certificate of incorporation and bylaws.

Effect of Delaware Anti-Takeover Statute. We are subject to Section 203 of the Delaware General Corporation Law, an anti-takeover law. In general, Section 203 prohibits a Delaware corporation from engaging in any business combination with any interested stockholder for a period of three years following the date that the stockholder became an interested stockholder, unless:

•	prior to that date, the board of directors of the corporation approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder;

•
upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares of voting stock outstanding (but not the voting stock owned by the interested stockholder) those shares owned by persons who are directors and officers and by excluding employee stock plans in which employee participants do not have the right to determine whether shares held subject to the plan will be tendered in a tender or exchange offer; or

•
on or subsequent to that date, the business combination is approved by the board of directors of the corporation and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66-2/3% of the outstanding voting stock that is not owned by the interested stockholder.

Section 203 defines “business combination” to include the following:

•	any merger or consolidation involving the corporation and the interested stockholder;

•	any sale, transfer, pledge or other disposition of 10% or more of the assets of the corporation involving the interested stockholder;

•	subject to certain exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder;

•
any transaction involving the corporation that has the effect of increasing the proportionate share of the stock of any class or series of the corporation beneficially owned by the interested stockholder; or

•	the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation.

In general, Section 203 defines an interested stockholder as any entity or person beneficially owning 15% or more of the outstanding voting stock of the corporation, or who beneficially owns 15% or more of the outstanding voting stock of the corporation at any time within a three-year period immediately prior to the date of determining whether such person is an interested stockholder, and any entity or person affiliated with or controlling or controlled by any of these entities or persons.

Transfer Agent

The transfer agent for our common stock is Island Stock Transfer at 15500 Roosevelt Boulevard, Suite 301, Clearwater, Florida 33760.

SELLING STOCKHOLDERS

This prospectus covers the resale from time to time by the selling stockholders identified in the table below of:

•	Up to 4,628,566 shares of our common stock issuable upon exercise of warrants sold in the May 2010 private placement; and

•	Up to 6,000,187 issued and outstanding shares of our common stock previously exercised under warrants sold in the May 2010 private placement.

Pursuant to the Subscription Agreement executed in connection with the May 2010 private placement, we filed with the SEC a Registration Statement on Form S-1 under the Securities Act to register the resale of shares of common stock by the selling stockholders. Pursuant to the Subscription Agreement, we agreed to file additional registration statements, of which this prospectus forms a part, subject to certain time periods between these filings and limitations on the number of shares underlying warrants required to be registered by us in any single registration statement, until all of the shares issued or issuable under the warrants have been registered.

The selling stockholders identified in the table below may from time to time offer and sell under this prospectus any or all of the shares of common stock described under the column “Shares of Common Stock Being Offered in the Offering” in the table below.
The table below has been prepared based upon the information furnished to us by the selling stockholders. The selling stockholders identified below may have sold, transferred or otherwise disposed of some or all of their shares since the date on which the information in the following table is presented in transactions exempt from, or not subject to, the registration requirements of the Securities Act. Information concerning the selling stockholders may change from time to time and, if necessary, we will amend or supplement this prospectus accordingly. We cannot provide an estimate as to the number of shares of common stock that will be held by the selling stockholders upon termination of the offering covered by this prospectus because the selling stockholders may offer some or all of their shares of common stock under this prospectus. The selling stockholders may also sell, transfer or otherwise dispose of all or a portion of their shares in transactions exempt from the registration requirements of the Securities Act or pursuant to another effective registration statement covering those shares.

We have been advised, as noted in the footnotes in the table below, that certain of the selling stockholders are affiliates of a broker-dealer and/or underwriter. We have been advised that each of these selling stockholders acquired our common stock and the warrants issued in the May 2010 private placement in the ordinary course of business, not for resale, and that none of these selling stockholders had, at the time of purchase, any agreements or understandings, directly or indirectly, with any person to distribute the related common stock.

The following table sets forth, based on information provided to us by the selling stockholders or known to us, the name of each selling stockholder, the nature of any position, office or other material relationship, if any, which the selling stockholder has had, within the past three years, with us or with any of our predecessors or affiliates, and the number of shares of our common stock beneficially owned by the stockholder before this offering. The number of shares owned are those beneficially owned, as determined under the rules of the SEC, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under these rules, beneficial ownership includes any shares of common stock as to which a person has sole or shared voting power or investment power and any shares of common stock which the person has the right to acquire within 60 days through the exercise of any option, warrant or right, through conversion of any security or pursuant to the automatic termination of a power of attorney or revocation of a trust, discretionary account or similar arrangement.

We have assumed all shares of common stock reflected on the table will be sold from time to time in the offering covered by this prospectus. Because the selling stockholders may offer all or any portions of the shares of common stock listed in the table below, no estimate can be given as to the amount of those shares of common stock covered by this prospectus that will be held by the selling stockholders upon the termination of the offering. The selling stockholders have agreed to certain restrictions on the transfer of their respective subscribed shares of common stock and additional shares underlying warrants purchased pursuant to the Subscription Agreement. These restrictions do not apply to any sales by the selling stockholder pursuant to this Registration Statement or any other effective registration statement. For more information on these restrictions on the selling stockholders, see “Plan of Distribution” in this prospectus.

Beneficial ownership is determined in accordance with the rules of the SEC. Each selling stockholder’s percentage of ownership of our outstanding shares in the table below, calculated as of April 20, 2012, is based upon 91,124,548 shares of common stock issued and outstanding and as further adjusted to give effect to the offering as noted in the footnotes in the table below.

Selling Stockholder	Shares of Common Stock Owned Before this Offering	Shares of Common Stock Underlying Warrants Owned Before this Offering (1)	Shares of Common Stock Being Offered in this Offering	Shares of Common Owned Upon Completion of this Offering (2)	Percentage of Common Stock Outstanding Upon Completion of this Offering (3)
Betsy Brauser Third Amended Trust Agreement (4)	357,142	357,142	357,142	357,142	*
Benjamin Brauser (5)	221,428	221,428	221,428	221,428	*
Joshua Brauser (6)	422,374	50,000	50,000	422,374	*
Leon Brauser (7)	312,119	0	133,548	178,571	*
Robert Brauser (8)	491,785	714,285	714,285	491,785	*
Chase Mortgage, Inc. (9)	500,000	500,000	500,000	500,000	*
Scott Frohman	89,840	0	45,195	44,645	*
Alan S. Honig (10)	3,474,997	0	1,669,998	1,804,999	1.89%
Barry Honig (11)	7,027,932	0	2,812,336	4,215,596	4.40%
Horberg Enterprises Limited Partnership (12)	1,176,553	0	535,714	640,839	*
Hsu Gamma Investment, L.P. (13)	1,047,619	714,285	714,285	1,047,619	1.09%
Jerry Jacobs	130,966	0	16,538	114,428	*
Jacqueline Simkin Revocable Trust as Amended and Restated 12/16/2003 (14)	921,809	0	82,689	839,120	*
John S. Lemak (15)	2,769,163	1,071,428	1,071,428	2,769,163	2.89%
Richard Lerner	267,892	535,714	535,714	267,892	*
John Liviakis	1,412,714	214,286	214,286	1,472,714	1.48%
Olyrca Limited Partnership (16)	71,428	71,428	71,428	71,428	*
Robert B. Prag	1,413,628	0	535,714	877,914	*
Richard M. Krasno Living Trust (17)	107,142	107,142	107,142	107,142	*
Steven D. Rubin	247,144	0	41,345	205,799	*
Subbarao Uppaluri	247,142	0	41,345	205,797	*
Clifford J. Weinstein	442,907	0	85,765	357,142	*
Shlomo Yanai	71,428	71,428	71,428	71,428	*
Total	23,225,152	4,628,566	10,628,753	17,224,965	17.99%

*           Represents less than 1%.

(1)
Represents shares of our common stock remaining issuable under warrants issued in the May 2010 private placement. The warrants are immediately exercisable. Certain of the selling stockholders have previously exercised the warrants they received in the May 2010 private placement.

(2)
Assumes that (i) all of the shares of common stock to be registered on the registration statement of which this prospectus is a part, including all shares of common stock underlying warrants held by the selling stockholders, are sold in the offering and (ii) that no other shares of common stock are acquired or sold by the selling stockholder prior to the completion of the offering. However, subject to the restrictions of transfer agreed to by the selling stockholders (see “Plan of Distribution” in this prospectus), the selling stockholders may sell all, some or none of the shares offered pursuant to this prospectus and may sell other shares of our common stock that they may own pursuant to another registration statement under the Securities Act or sell some or all of their shares pursuant to an exemption from the registration provisions of the Securities Act, including under Rule 144. To our knowledge, except pursuant to the Subscription Agreement, there are currently no agreements, arrangements or understanding with respect to the sale of any of the shares that may be held by the selling stockholders after completion of this offering or otherwise.

(3)
Applicable percentage ownership is based on the sum of (i) 91,124,548 shares of common stock outstanding as of April 20, 2012 (which includes 6,000,187 shares of our common stock issued to selling stockholders under prior exercises of warrants issued in the May 2010 private placement), and (ii) 4,628,566 shares of common stock as of April 20, 2012 issuable upon exercise of all of the outstanding warrants to purchase common stock issued in the May 2010 private placement held by the selling stockholders. Subscribers not participating as selling stockholders hold warrants issued in connection with the May 2010 private placement to acquire an additional 4,282,140 shares of our common stock in aggregate, which rights to acquire shares are not included in the percentage ownership calculation.

(4)
Betsy Brauser has voting and investment power over the securities owned by the Betsy Brauser Third Amended Trust Agreement. Betsy Brauser is the spouse of Michael Brauser, a member of the board of directors. Michael Brauser disclaims beneficial ownership of these securities.

(5)
Includes 171,428 shares of common stock and warrants to acquire a further 171,428 shares of common stock currently exercisable owned by the Brauser Family Trust 2008. Benjamin Brauser is the son of Michael Brauser, a member of the board of directors. Michael Brauser disclaims beneficial ownership of these securities.

(6)	Joshua Brauser is the son of Michael Brauser, a member of the board of directors. Michael Brauser disclaims beneficial ownership of these securities.
(7)	Leon Brauser is the father of Michael Brauser, a member of the board of directors. Michael Brauser disclaims beneficial ownership of these securities.
(8)	Robert Brauser is the brother of Michael Brauser, a member of the board of directors. Michael Brauser disclaims beneficial ownership of these securities.
(9)	Mark Herskowitz has voting and investment power over the securities owned by Chase Mortgage, Inc., as president.
(10)
Includes 1,025,133 shares of common stock owned by Harrison Honig UTMA for which Alan Honig acts as custodian; 628,564 shares of common stock owned by Jacob Honig UTMA for which Alan Honig acts as custodian; 535,714 shares of common stock owned by Cameron Honig UTMA for which Alan Honig acts as custodian; 955,712 shares of common stock owned by Ryan Honig UTMA for which Alan Honig acts as custodian; and 329,874 shares of common stock owned by Four Kids Investment Fund LLC for which Alan Honig acts as custodian.

(11)
Includes 3,850,072 shares of common stock owned directly by Barry Honig,  Indirect ownership through (i) 230,000 Shares owned by GRQ Consultants, Inc. Defined Benefits Plan for which Mr. Honig is the beneficiary and holds voting and investment power; (ii) 844,289 Shares owned by GRQ Consultants, Inc. 401K of which Mr. Honig is the beneficiary and holds voting and investment power; and (iii) 2,103,571 Shares owned by GRQ Consultants Inc Roth 401K FBO Renee Honig, for which Mr. Honig’s spouse is the beneficiary and Mr. Honig holds voting and investment power and disclaims beneficial ownership.

(12)	Howard Todd Horberg has voting and investment power over the securities owned by Horberg Enterprises Limited Partnership, as president.
(13)	Includes 333,334 shares of common stock owned by Jane H. Hsiao. Jane H. Hsiao has voting and investment power over the securities owned by Hsu Gamma Investment, L.P., as president.

(14)
Includes 333,333 shares of common stock owned by Jacqueline Simkin.  Jacqueline Simkin has voting and investment power over the securities owned by Jacqueline Simkin Revocable Trust As Amended and Restated 12/16/2003, as trustee.

(15)
Includes 700,014 shares of common stock and warrants to acquire a further 535,714 shares of common stock currently exercisable owned by John S. Lemak directly and a further 2,069,149 shares of common stock and warrants to acquire a further 535,714 shares of common stock currently exercisable owned by Sandor Capital Master Fund, L.P. John S. Lemak has voting and investment power over the securities owned by Sandor Capital Master Fund, L.P., as manager. John S. Lemak is an affiliate of WFG Investments, Inc., a registered broker-dealer. We have been advised that the shares of common stock and warrant purchased by Sandor Capital Master Fund, L.P. and John S. Lemak were purchased in the ordinary course of business and, at the time of purchase, there were no agreements or understandings, directly or indirectly, with any person to distribute such securities.

(16)
Caro Holdings, LLC, as general partner of Olyrca Limited Partnership, has voting and investment power over the securities owned by Olyrca Limited Partnership. Roberto Prego Novo is the manager of Caro Holdings LLC.

(17)
Richard M. Krasno is a member of the board of directors of Ladenburg Thalmann Financial Services, Inc., parent company of Ladenburg Thalmann & Co., Triad Advisors, Inc. and Investacorp Inc., each registered broker-dealers. We have been advised that the shares of common stock and warrant purchased by Richard M. Krasno were purchased in the ordinary course of business and, at the time of purchase, there were no agreements or understandings, directly or indirectly, with any person to distribute such securities.

PLAN OF DISTRIBUTION

The selling stockholders and any of their pledgees, donees, transferees, assignees and successors-in-interest may, from time to time, sell any or all of their shares of common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. This prospectus may also be used by transferees of the selling stockholders, including broker-dealers or other transferees who borrow or purchase the shares to settle or close out short sales of shares of common stock. Selling stockholders will act independently of us in making decisions with respect to the timing, manner and size of each sale or other transfer. We will not receive any of the proceeds from sales or transfers by the selling stockholders or any of their transferees.

We expect that the selling stockholders will sell their shares primarily through sales on the OTC Bulletin Board or any other stock exchange, market or trading facility on which our shares are traded or in private transactions. Sales may be made at fixed or negotiated prices, and may be effected by means of one or more of the following transactions, which may involve cross or block transactions:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits investors;

•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	settlement of short sales made after the date that this registration statement is declared effective by the SEC;

•	transactions in which broker-dealers may agree with one or more of the selling stockholders to sell a specified number of such shares at a stipulated price per share;

•	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

•	through the distribution of common stock by any selling stockholder to its partners, members or stockholders;

•	any other method permitted pursuant to applicable law; and

•	a combination of any such methods of sale.

The selling stockholders may also sell shares under Rule 144 under the Securities Act, if available, rather than under this prospectus. The selling stockholders will have the sole discretion not to accept any purchase offer or make any sale of their shares if they deem the purchase price to be unsatisfactory at a particular time. To the extent required, we may amend or supplement this prospectus from time to time to describe a specific plan of distribution.

Broker-dealers engaged by the selling stockholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling stockholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated. The selling stockholders do not expect these commissions and discounts to exceed what is customary in the types of transactions involved.

The selling stockholders may from time to time pledge or grant a security interest in some or all of the shares of common stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell shares of common stock from time to time under this prospectus, or under an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending the list of selling stockholders to include the pledgee, transferee or other successors-in-interest as selling stockholders under this prospectus.

In connection with sales of common stock or interests therein, selling stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the common stock in the course of hedging the positions they assume. Selling stockholders may also engage in short sales, puts and calls or other transactions in our securities or derivatives of our securities and may sell and deliver shares in connection with these transactions. We have advised each selling stockholder that it may not use shares registered on this Registration Statement to cover short sales of common stock made prior to the date on which this Registration Statement is declared effective by the SEC.

The selling stockholders also may transfer the shares of common stock in other circumstances, in which case the donees, assignees, transferees, pledgees or other successors-in-interest will be the selling beneficial owners for purposes of this prospectus and may sell the shares of common stock from time to time under this prospectus after we have filed any necessary supplements to this prospectus under Rule 424(b), or other applicable provisions of the Securities Act, supplementing or amending the list of selling stockholders to include such donee, assignee, transferee, pledgee, or other successor-in-interest as a selling stockholder under this prospectus.

Selling stockholders and broker-dealers or agents involved in an arrangement to sell any of the offered shares may, under certain circumstances, be deemed to be “underwriters” within the meaning of the Securities Act. Any profit on such sales and any discount, commission, concession or other compensation received by any such underwriter, broker-dealer or agent may be deemed an underwriting discount and commission under the Exchange Act. No selling stockholder has informed us that it has an agreement or understanding, directly or indirectly, with any person to distribute the common stock. If a selling stockholder should notify us that they have a material arrangement with a broker-dealer for the resale of their shares, we would be required to amend the registration statement of which this prospectus is a part, and file a prospectus supplement to describe the agreement between the selling stockholder and broker-dealer or agent, provide required information regarding the plan of distribution, and otherwise revise the disclosure in this prospectus as needed. We would also file the agreement between the selling stockholder and the broker-dealer as an exhibit to the post-effective amendment to the registration statement. The selling stockholder and/or purchasers will pay all discounts, concessions, commissions and similar selling expenses, if any, that can be attributed to the sale of the shares of common stock.

If a selling stockholder uses this prospectus for any sale of the common stock, it will be subject to the prospectus delivery requirements of the Securities Act. The selling stockholders will be responsible for complying with the applicable provisions of the Securities Act, and the rules and regulations thereunder promulgated, as applicable to such selling stockholders in connection with resales of their respective shares under this Registration Statement. These provisions and regulations may limit the timing of purchases and sales of common stock by them and the marketability of such securities. To comply with the securities laws of certain jurisdictions, if applicable, the common stock will be offered or sold in such jurisdictions only through registered or licensed brokers or dealers.

The Exchange Act and the rules and regulations thereunder, including without limitation Regulation M, will apply to selling stockholders and other persons participating in the sale or distribution of the shares offered hereby. With certain exceptions, Regulation M restricts certain activities of, and limits the timing of purchases and sales of any of the shares by, selling stockholders, affiliated purchasers and any broker-dealer or other person who participates in the sale or distribution. Regulation M precludes these persons from bidding for or purchasing, or attempting to induce any person to bid for or purchase, any security subject to the distribution until the distribution is complete. Regulation M also prohibits any bids or purchases made in order to stabilize the price of a security in connection with the distribution of that security. All of these limitations may affect the marketability of the shares offered by this prospectus. To our knowledge, no selling stockholder is a broker-dealer or an affiliate of a broker-dealer except to the extent listed in the footnotes to the table contained in the “Selling Stockholders” section beginning on page 71 of this prospectus.

We have agreed with the selling stockholders to keep this Registration Statement effective until the earlier of (1) the date that all of the shares covered by this Registration Statement have been sold, or may be sold in one transaction without volume limitations pursuant to Rule 144 promulgated under the Securities Act or (2) May 20, 2013. We have also agreed with the selling stockholders, subject to certain limitations, to file one or more additional registration statements to register for resale an aggregate of 4,628,566 additional shares of common stock underlying warrants currently owned by the selling stockholders.

Each of the selling stockholders has agreed with us that, except for sales of exercised warrant shares pursuant to an effective registration statement as described below, such selling stockholder and its affiliates will not offer, sell, contract to sell, pledge, give, donate, transfer or otherwise dispose of, directly or indirectly:

•           prior to November 20, 2010, an aggregate of 26,249,983 subscribed shares of common stock and an aggregate of 26,249,983 additional shares underlying warrants purchased by the selling stockholders pursuant to a Subscription Agreement dated as of April 22, 2010;

     •            during the period between November 20, 2010 and May 20, 2011, more than 25% of the aggregate of such selling stockholder’s subscribed shares and exercised warrant shares;

     •           during the period between May 20, 2011 and November 20, 2011, more than an additional 25% of the aggregate of such selling stockholder’s subscribed shares and exercised warrant shares; and

     •           during the period between November 20, 2011 and May 20, 2012, more than an additional 25% of the aggregate of such selling stockholder’s subscribed shares and exercised warrant shares.

The agreement restricting transfers of shares by the selling stockholders terminates on May 20, 2012 or earlier upon any change of control transaction involving us in which holders of our outstanding common stock immediately prior to the change of control transaction hold less than a majority of our outstanding common stock after such transaction. The agreement restricting transfers further does not apply to any sales by the selling stockholder pursuant to this Registration Statement or any other effective registration statement of shares of our common stock received upon the exercise of warrants purchased by such selling stockholder under the Subscription Agreement.

We have agreed to pay all fees and expenses incident to the registration of the shares. Each selling stockholder will be responsible for all costs and expenses in connection with the sale of their shares, including brokerage commissions or dealer discounts. We will not receive any proceeds from the sale of the common stock. However, we will receive proceeds from the selling stockholders if they exercise their warrants on a cash basis.

We have agreed to indemnify the selling stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Section 145 of the Delaware General Corporation Law, or the Delaware Law, provides that a corporation may indemnify directors and officers as well as other employees and individuals against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement in connection with specified actions, suits or proceedings, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation — a “derivative action”), if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe their conduct was unlawful. A similar standard is applicable in the case of derivative actions, except that indemnification only extends to expenses (including attorneys’ fees) incurred in connection with defense or settlement of such action, and the statute requires court approval before there can be any indemnification where the person seeking indemnification has been found liable to the corporation. Under Section 145 of the Delaware Law, a corporation shall indemnify an agent of the corporation for expenses actually and reasonably incurred if and to the extent such person was successful on the merits in a proceeding or in defense of any claim, issue or matter therein.

Section 145 of the Delaware Law authorizes a court to award, or a corporation’s board of directors to grant, indemnity to directors and officers in terms sufficiently broad to permit such indemnification under certain circumstances for liabilities (including reimbursement for expenses incurred) arising under the Securities Act of 1933, as amended. Our amended and restated certificate of incorporation and bylaws provide for indemnification of our directors, officers, employees and other agents to the maximum extent permitted by the Delaware Law. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers or persons controlling our company pursuant to such provisions, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

LEGAL MATTERS

The validity of the common stock being offered hereby has been passed upon by Sichenzia Ross Friedman Ference LLP.

EXPERTS

The consolidated financial statements appearing in this prospectus and in the registration statement have been audited by McGladrey & Pullen, LLP, an independent registered public accounting firm, as stated in their report appearing elsewhere herein, and are included in reliance upon such report and upon the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We file annual reports, quarterly reports, current reports, proxy statements and other information with the SEC. You may read or obtain a copy of these reports at the Securities and Exchange Commission, or SEC, public reference room at 100 F Street, N.E., Room 1580, Washington, D.C. 20549, on official business days during the hours of 10:00 am to 3:00 pm. You may obtain information on the operation of the public reference room and its copy charges by calling the SEC at 1-800-SEC-0330. The SEC maintains a website that contains registration statements, reports, proxy information statements and other information regarding registrants that file electronically with the SEC. The address of the website is www.sec.gov.

We have filed with the SEC a Registration Statement on Form S-1 under the Securities Act with respect to the shares of common stock being offered by this prospectus. This prospectus is part of that registration statement. This prospectus does not contain all of the information set forth in the registration statement or the exhibits to the registration statement. For further information with respect to us and the shares offered by the selling stockholders pursuant to this prospectus, you should refer to the registration statement and its exhibits. Statements contained in this prospectus as to the contents of any contract, agreement or other document referred to are not necessarily complete, and you should refer to the copy of that contract or other documents filed as an exhibit to the registration statement. You may read or obtain a copy of the registration statement at the SEC’s public reference room and website referred to above.

DOCUMENTS INCORPORATED BY REFERENCE

The SEC allows us to “incorporate by reference” information into this document. This means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be a part of this document, except for any information superseded by information that is included directly in this document or incorporated by reference subsequent to the date of this document.

This prospectus incorporates by reference our Annual Report on Form 10-K for the year ended January 1, 2011 filed with the SEC on March 16, 2011, including all exhibits filed therewith.

 Any statement contained in a document we incorporate by reference will be modified or superseded for all purposes to the extent that a statement contained in this prospectus (or in any other document that is subsequently filed with the SEC and incorporated by reference) modifies or is contrary to that previous statement. Any statement so modified or superseded will not be deemed a part of this prospectus except as so modified or superseded.

You may request a copy of any of the documents referred to above, other than an exhibit to a filing unless the exhibit is specifically incorporated by reference into that filing, at no cost, by contacting us in writing or by telephone at:

Investor Relations
ChromaDex Corporation
10005 Muirlands Boulevard, Suite G
Irvine, California 92618
(949) 419-0288

You can also find the above-referenced filings on our website at www.chromadex.com. Except as provided above, no other information, including information on our website, is incorporated by reference in this prospectus.

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Stockholders
ChromaDex Corporation

We have audited the accompanying consolidated balance sheets of ChromaDex Corporation and Subsidiaries as of December 31, 2011 and January 1, 2011, and the related consolidated statements of operations, stockholders' equity, and cash flows for the years then ended.  These financial statements are the responsibility of the Company's management.  Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States).  Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.  An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements.  An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.  We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of ChromaDex Corporation and Subsidiaries as of December 31, 2011 and January 1, 2011, and the results of its operations and its cash flows for the years then ended in conformity with U.S. generally accepted accounting principles.

We have also audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), ChromaDex Corporation and Subsidiaries’ internal control over financial reporting as of December 31, 2011, based on criteria established in Internal Control — Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission. Our report dated March 15, 2012 expressed an  opinion that  ChromaDex Corporation and Subsidiaries’ had not maintained effective internal control over financial reporting as of December 31, 2011, based on criteria established in Internal Control — Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission..

/s/ McGladrey & Pullen, LLP

Schaumburg, Illinois
March 15, 2012

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Stockholders
ChromaDex Corporation

We have audited ChromaDex Corporation and Subsidiaries' internal control over financial reporting as of December 31, 2011, based on criteria established in Internal Control — Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission.  ChromaDex Corporation and Subsidiaries' management is responsible for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting included in the accompanying Management’s Report on Internal Control over Financial Reporting appearing under Item 9A.   Our responsibility is to express an opinion on the company's internal control over financial reporting based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States).  Those standards require that we plan and perform the audit to obtain reasonable assurance about whether effective internal control over financial reporting was maintained in all material respects.  Our audit included obtaining an understanding of internal control over financial reporting, assessing the risk that a material weakness exists, and testing and evaluating the design and operating effectiveness of internal control based on the assessed risk.  Our audit also included performing such other procedures as we considered necessary in the circumstances.  We believe that our audit provides a reasonable basis for our opinion.

A company's internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles.  A company's internal control over financial reporting includes those policies and procedures that (a) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (b) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (c) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company's assets that could have a material effect on the financial statements.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements.  Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

A material weakness is a deficiency, or a combination of deficiencies, in internal control over financial reporting, such that there is a reasonable possibility that a material misstatement of the company's annual or interim financial statements will not be prevented or detected on a timely basis.  The following material weakness has been identified and included in management's assessment.  The Company did not properly account for its non employee share based compensation as required under Accounting Standards Codification 718 Stock Based Compensation. This material weakness was considered in determining the nature, timing, and extent of audit tests applied in our audit of the 2011 financial statements, and this report does not affect our report dated March 15, 2012 on those financial statements.

In our opinion, because of the effect of the material weakness described above on the achievement of the objectives of the control criteria, ChromaDex Corporation and Subsidiaries has not maintained effective internal control over financial reporting as of December 31, 2011, based on criteria established in Internal Control — Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission.

We have also audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the December 31, 2011 consolidated financial statements of ChromaDex Corporation and Subsidiaries  and our report dated March 15, 2012 expressed an unqualified opinion.

/s/ McGladrey & Pullen, LLP

Schaumburg, Illinois
March 15, 2012

ChromaDex Corporation and Subsidiaries

Consolidated Balance Sheets
December 31, 2011 and January 1, 2011

Assets	2011	2010

Current Assets
Cash	$420,152	$2,226,459
Trade receivables, less allowance for doubtful accounts 2011 $9,000; 2010 $18,000	723,666	1,001,563
Inventories	2,905,600	1,423,035
Prepaid expenses and other assets	903,934	243,967
Total current assets	4,953,352	4,895,024

Leasehold Improvements and Equipment, net	1,172,288	1,303,108

Deposits and Other Noncurrent Assets
Deposits	44,159	31,415
Intangible assets, less accumulated amortization 2011 $834,169; 2010 $990,420	100,106	277,855
Total deposits and other noncurrent assets	144,265	309,270

Total assets	$6,269,905	$6,507,402

Liabilities and Stockholders' Equity

Current Liabilities
Accounts payable	$2,250,241	$514,598
Accrued expenses	755,967	371,020
Current maturities of capital lease obligations	77,356	78,577
Customer deposits and other	199,693	112,427
Deferred rent, current	59,743	62,664
Total current liabilities	3,343,000	1,139,286

Capital lease obligations, less current maturities	164,729	198,071

Deferred rent, less current	200,890	233,822

Commitments and contingencies

Stockholders' Equity
Common stock, $.001 par value; authorized 150,000,000 shares; issued and outstanding 2011 72,939,996 and 2010 60,875,325 shares	72,940	60,875
Additional paid-in capital	20,542,532	15,034,550
Accumulated deficit	(18,054,186)	(10,159,202)
Total stockholders' equity	2,561,286	4,936,223

Total liabilities and stockholders' equity	$6,269,905	$6,507,402

See Notes to Consolidated Financial Statements.

ChromaDex Corporation and Subsidiaries

Consolidated Statements of Operations
Years Ended December 31, 2011 and January 1, 2011

	2011	2010

Sales	$8,112,610	$7,566,370
Cost of sales	5,640,791	4,621,525

Gross profit	2,471,819	2,944,845

Operating expenses:
Sales and marketing	2,539,252	1,085,510
General and administrative	7,796,806	3,876,488
Operating expenses	10,336,058	4,961,998

Operating loss	(7,864,239)	(2,017,153)

Nonoperating income (expenses):
Interest income	1,397	1,545
Interest expense	(32,142)	(36,068)
Nonoperating expenses	(30,745)	(34,523)

Net loss	$(7,894,984)	$(2,051,676)

Basic and Diluted loss per common share	$(0.12)	$(0.04)

Basic and Diluted weighted average common shares outstanding	68,306,812	48,251,930

See Notes to Consolidated Financial Statements.

ChromaDex Corporation and Subsidiaries
Consolidated Statements of Stockholders' Equity
Years Ended December 31, 2011 and January 1, 2011

	Common Stock		Additional	Accumulated	Total Stockholders'
	Shares	Amount	Paid-in Capital	Deficit	Equity
Balance, January 2, 2010	28,838,216	$28,838	$9,126,141	$(8,107,526)	$1,047,453

Issuance of common stock, net of offering costs of $188,372	26,249,983	26,250	3,460,376	-	3,486,626

Exercise of warrants	5,787,126	5,787	1,185,962	-	1,191,749

Share-based compensation	-	-	1,262,071	-	1,262,071

Net loss	-	-	-	(2,051,676)	(2,051,676)

Balance, January 1, 2011	60,875,325	60,875	15,034,550	(10,159,202)	4,936,223

Exercise of stock options	43,248	43	26,355	-	26,398

Exercise of warrants	12,021,423	12,022	2,512,477	-	2,524,499

Share-based compensation	-	-	2,969,150	-	2,969,150

Net loss	-	-	-	(7,894,984)	(7,894,984)

Balance, December 31, 2011	72,939,996	$72,940	$20,542,532	$(18,054,186)	$2,561,286

See Notes to Consolidated Financial Statements.

ChromaDex Corporation and Subsidiaries

Consolidated Statements of Cash Flows
Years Ended December 31, 2011 and January 1, 2011

	2011	2010

Cash Flows from Operating Activities
Net loss	$(7,894,984)	$(2,051,676)
Adjustments to reconcile net loss to net cash (used in) operating activities:
Depreciation of leasehold improvements and equipment	328,632	313,777
Amortization of intangibles	70,249	73,635
Share-based compensation expense	2,969,150	1,262,071
Loss from impairment of intangibles	133,500	-
Loss from disposal of equipment	-	20,640
Changes in operating assets and liabilities:
Trade receivables	277,897	(503,635)
Inventories	(1,482,565)	(500,275)
Prepaid expenses and other assets	(672,711)	(127,361)
Accounts payable	1,735,643	(33,712)
Accrued expenses	384,947	100,770
Customer deposits and other	87,266	(14,091)
Deferred rent	(35,853)	(23,487)
Due to officers	-	(1,178,206)
Net cash (used in) operating activities	(4,098,829)	(2,661,550)

Cash Flows From Investing Activities
Purchases of leasehold improvements and equipment	(150,663)	(169,136)
Purchase of intangible assets	(26,000)	(30,000)
Net cash (used in) investing activities	(176,663)	(199,136)

Cash Flows From Financing Activities
Proceeds from issuance of common stock, net of issuance costs	-	3,486,626
Proceeds from exercise of stock options	26,398	-
Proceeds from exercise of warrants	2,524,499	1,191,749
Principal payments on capital leases	(81,712)	(62,608)
Net cash provided by financing activities	2,469,185	4,615,767

Net increase (decrease) in cash	(1,806,307)	1,755,081

Cash Beginning of Year	2,226,459	471,378

Cash Ending of Year	$420,152	$2,226,459

Supplemental Disclosures of Cash Flow Information
Cash payments for interest	$32,142	$36,068
Supplemental Schedule of Noncash Investing Activity
Capital lease obligation incurred for the purchase of equipment	$47,149	$264,958

See Notes to Consolidated Financial Statements.

Note 1.                                Nature of Business and Significant Accounting Policies

Nature of business:  ChromaDex Corporation and its wholly owned subsidiaries, ChromaDex, Inc. and Chromadex Analytics, Inc. (collectively, the “Company”) are a natural products company that provides proprietary, science-based solutions and ingredients to the dietary supplement, food and beverage, cosmetic and pharmaceutical industries.  The Company supplies ingredients, phytochemical reference standards, and related phytochemical products and services.  The Company recently launched its BluScience retail consumer line based on its proprietary ingredients.  The Company provides these products and services at various terms with payment terms of primarily net 30 days for non-retailers.

Significant accounting policies are as follows:

Basis of presentation:  The financial statements and accompanying notes have been prepared on a consolidated basis and reflect the consolidated financial position of the Company and its wholly owned subsidiaries. All significant intercompany balances and transactions have been eliminated from these financial statements. The Company’s fiscal year ends on the Saturday closest to December 31.  The fiscal years ended December 31, 2011 (referred to as 2011), and January 1, 2011 (referred to as 2010), each consisted of 52 weeks. Every fifth or sixth fiscal year, the inclusion of an extra week occurs due to the Company’s floating year-end date. The fiscal year 2014 will include 53 weeks instead of the normal 52 weeks.

Accounting estimates:  The preparation of financial statements requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

Revenue recognition:  The Company recognizes sales and the related cost of goods sold at the time the merchandise is shipped to customers or service is performed, when each of the following conditions have been met:  an arrangement exists, delivery has occurred, there is a fixed price, and collectability is reasonably assured.

Shipping and handling fees billed to customers and the cost of shipping and handling fees billed to customers are included in Net sales.  For the year ending in December 31, 2011, shipping and handling fee billed to customers was $126,342 and the cost of shipping and handling fee billed to customers was $127,370.  For the year ending in January 1, 2011, shipping and handling fee billed to customers was $121,215 and the cost of shipping and handling fee billed to customers was $102,112.  Shipping and handling fees not billed to customers are recognized as cost of sales.

Cash concentration:  The Company maintains substantially all of its cash in one bank account.

Trade accounts receivable:  Trade accounts receivable are carried at original invoice amount less an estimate made for doubtful receivables based on a periodic review of all outstanding amounts. Management determines the allowance for doubtful accounts by identifying troubled accounts and by using historical experience applied to an aging of accounts. Trade accounts receivable are written off when deemed uncollectible. Recoveries of trade accounts receivable previously written off are recorded when received.

Inventories:  Inventories are comprised of raw materials, work-in-process and finished goods.  They are stated at the lower of cost, determined by the first-in, first-out method (FIFO) method, or market.  The inventory on the balance sheet is recorded net of valuation allowances of $226,582 and $167,260 for the periods ended December 31, 2011 and January 1, 2011 respectively.  Labor and overhead has been added to inventory that was manufactured or characterized by the Company.  The amounts of major classes of inventory for the periods ended December 31, 2011 and January 1, 2011 are as follows:

	2011	2010
Reference standards	$1,458,912	$1,180,922
Bulk ingredients	174,847	409,373
Dietary supplements – raw materials	709,476	-
Dietary supplements – work in process	38,293	-
Dietary supplements – finished goods	750,654	-
	3,132,182	1,590,295
Less valuation allowance	226,582	167,260
	$2,905,600	$1,423,035

Intangible assets:  Intangible assets include licensing rights and are accounted for based on the fair value of consideration given or the fair value of the net assets acquired, whichever is more reliable. Intangible assets with finite useful lives are amortized using the straight-line method over a period of 10 years, or, for licensed patent rights, the remaining term of the patents underlying licensing rights (considered to be the remaining useful life of the license).

Leasehold improvements and equipment:  Leasehold improvements and equipment are carried at cost and depreciated on the straight-line method over the lesser of the estimated useful life of each asset or lease term. Leasehold improvements and equipment are comprised of leasehold improvements, laboratory equipment, furniture and fixtures, and computer equipment. Depreciation on equipment under capital lease is included with depreciation on owned assets.  Useful lives of leasehold improvements and equipment for each of the category are as follows:

Useful Life
Leasehold improvements	Until the end of the lease term
Computer equipment	3 to 5 years
Furniture and fixtures	7 years
Laboratory equipment	10 years

Long-lived assets are reviewed for impairment on a periodic basis and when changes in circumstances indicate the possibility that the carrying amount may not be recoverable.  Long-lived assets are grouped at the lowest level for which identifiable cash flows are largely independent of the cash flows of other assets.  If the forecast of undiscounted future cash flows is less than the carrying amount of the assets, an impairment charge would be recognized to reduce the carrying value of the assets to fair value.  If a possible impairment is identified, the asset group’s fair value is measured relying primarily on a discounted cash flow methodology.

Customer deposits:  Customer deposits represent cash received from customers in advance of product shipment or delivery of services.

Income taxes:  Deferred taxes are provided on a liability method whereby deferred tax assets are recognized for deductible temporary differences and operating loss and tax credit carryforwards and deferred liabilities are recognized for taxable temporary differences. Temporary differences are the differences between the reported amounts of assets and liabilities and their tax bases. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized. Deferred tax assets and liabilities are adjusted for the effects of changes in tax laws and rates on the date of enactment.

The Company has not recorded a reserve for any tax positions for which the ultimate deductibility is highly certain but for which there is uncertainty about the timing of such deductibility. The Company files tax returns in all appropriate jurisdictions, which include a federal tax return and various state tax returns. Open tax years for these jurisdictions are 2008 to 2011, which statutes expire in 2012 to 2014, respectively. When and if applicable, potential interest and penalty costs are accrued as incurred, with expenses recognized in general and administrative expenses in the statements of operations. As of December 31, 2011, the Company has no liability for unrecognized tax benefits.

Research and development costs:  Research and development costs consist of direct and indirect costs associated with the development of the Company’s technologies. These costs are expensed as incurred.  Research and development costs for the periods ended December 31, 2011 and January 1, 2011 were $96,788 and $26,244, respectively.

Advertising: The Company expenses the production costs of advertising the first time the advertising takes place.  Advertising expense for the periods ended December 31, 2011 and January 1, 2011 were $418,108 and $134,633, respectively.

Share based compensation:  The Company has an Equity Incentive Plan under which the Board of Directors may grant restricted stock or stock options to employees and non-employees.  For employees, share based compensation cost is recorded for all option grants and awards of non-vested stock based on the grant date fair value of the award, and is recognized over the period the employee is required to provide services for the award.  For non-employees, share based compensation cost is recorded for all option grants and is remeasured over the vesting term as earned.  The expense is recognized over the period the non-employee is required to provide services for the award.

The Company recognizes compensation expense over the requisite service period using the straight-line method for option grants without performance conditions.  For stock options that have both service and performance conditions, the Company recognizes compensation expense using the graded attribution method.  Compensation expense for stock options with performance conditions is recognized only for those awards expected to vest.

Financial instruments:  The carrying amounts reported in the balance sheet for accounts receivable and accounts payable approximate their fair values.

New accounting pronouncements:  In May 2011, the FASB issued Accounting Standard Update (ASU) No. 2011-04, “Amendments to Achieve Common Fair Value Measurement and Disclosure Requirement in U.S. GAAP and IFRSs”, which updates Accounting Standard Codification (ASC) Topic 820.  ASU No. 2011-04 clarifies the intent of ASC 820 around the highest and best use concept being relevant only to nonfinancial assets, the fair value of instruments in shareholders’ equity should be measured from the perspective of a market participant holding the instrument as an asset, and the appropriate usage of premiums and discounts in a fair value measurement.  ASU No. 2011-04 is effective for interim and annual periods beginning after December 15, 2011.  The adoption of ASU No. 2011-04 did not have a material impact on the Company’s consolidated financial statements.

Note 2.                                Earnings Per Share

Potentially dilutive common shares consist of the incremental common shares issuable upon the exercise of common stock options and warrants for all periods.   For all periods presented, the basic and diluted shares reported are equal because the common shares equivalents are anti-dilutive. Below is a tabulation of the potentially dilutive securities that were “in the money” for the periods ended December 31, 2011 and January 1, 2011.

	Years Ended
	2011	2010
Basic weighted average common shares outstanding	68,306,812	48,251,930
Warrants and options in the money, net	7,677,914	17,536,919
Weighted average common shares outstanding assuming dilution	75,984,726	65,788,849

Total warrants and options that were not “in the money” at December 31, 2011 and January 1, 2011 were 17,114,450 and 15,579,068 respectively.

Note 3.                                Intangible Assets

Intangible assets consisted of the following:

	2011		2010
	Gross Carrying	Accumulated	Gross Carrying	Accumulated
	Amount	Amortization	Amount	Amortization
Amortized intangible assets:
License agreements	$934,275	$834,169	$1,268,275	$990,420

Amortization expense on amortizable intangible assets included in the consolidated statement of operations for the year ended December 31, 2011 and January 1, 2011 was $70,249 and $73,635, respectively.

In December 2011, the Company decided to discontinue its BioluminexTM operation.  BioluminexTM is an assay for biological activity and toxicity screening of complex mixtures such as waste water, food and beverage samples and natural product extracts.  In September 2005, the Company licensed patents related to this technology from L&J Becvar, LP.  In consideration of licensed rights to these patents, the Company paid a license fee of $110,000 in cash and issued common stock equal to two percent of outstanding shares on a fully diluted basis.  The licensed rights to these patents were recognized as intangible assets with an estimated fair value of $360,000 and a useful life of 10 years.  At December 31, 2011, the Company determined that these assets no longer had any carrying value as the Company discontinued its operation related to these assets.  The unamortized carrying value of these intangible assets was $133,500 and was recognized as an impairment charge in general and administrative expenses in the statements of operations for the year ended December 31, 2011.

Estimated aggregate amortization expense for each of the next five years is as follows:

Years ending December:
2012	13,428
2013	13,428
2014	13,428
2015	13,428
2016	13,428
Thereafter	32,966
$100,106

Note 4.                                Leasehold Improvements and Equipment

Leasehold improvements and equipment consisted of the following:

	2011	2010

Laboratory equipment	$2,378,122	$2,336,954
Leasehold improvements	403,971	372,943
Computer equipment	302,518	248,374
Furniture and fixtures	18,313	18,313
Office equipment	7,877	3,445
Construction in progress	149,086	86,294
	3,259,887	3,066,323
Less accumulated depreciation	2,087,599	1,763,215
	$1,172,288	$1,303,108

Note 5.                                Capitalized Lease Obligations

The Company leases equipment under capitalized lease obligations with a total cost of $372,027 and $392,878 and accumulated amortization of $77,883 and $71,421 as of December 31, 2011 and January 1, 2011, respectively.

Minimum future lease payments under capital leases as of December 31, 2011, are as follows:

Year ending December:
2012	$102,100
2013	80,920
2014	80,920
2015	20,767
2016	7,875
Total minimum lease payments	292,582
Less amount representing interest	50,497
Present value of net minimum lease payments	242,085
Less current portion	77,356
Long-term obligations under capital leases	$164,729

Interest expense related to capital leases was $32,142 and $36,068 for the years ended December 31, 2011 and January 1, 2011, respectively.

Note 6.                                Accrued Expenses

Accrued expenses consisted of:

	2011	2010

Salaries and vacation	$361,269	$172,340
Professional services	120,797	83,927
Other	273,901	114,753
	$755,967	$371,020

Note 7.                                Income Taxes

A reconciliation of income tax expense (benefit) computed at the statutory federal income tax rate of 34% for 2011 and 2010 compared to the Company’s income tax expense for the years ended December 31, 2011 and January 1, 2011 is as follows:

	2011	2010

Income tax expense (benefit) at statutory rate	$(2,684,000)	$(698,000)
(Increase) decrease resulting from:
State income taxes, net of federal tax effect	(382,000)	(93,000)
Nondeductible expenses	135,000	74,000
Change in effective tax rate	(26,000)	67,000
Change in valuation allowance	2,953,000	642,000
Other	4,000	8,000
	$-	$-

The deferred income tax assets and liabilities consisted of the following components as of December 31, 2011 and January 1, 2011:

	2011	2010
Deferred tax assets:
Net operating loss carryforward	$4,757,000	$2,920,000
Stock options and restricted stock	1,620,000	589,000
Inventory reserve	88,000	64,000
Allowance for doubtful accounts	4,000	7,000
Accrued expenses	86,000	36,000
Intangibles	63,000	66,000
Deferred rent	42,000	43,000
	6,660,000	3,725,000
Less valuation allowance	6,493,000	3,540,000
	167,000	185,000

Deferred tax liabilities:
Leasehold improvements and equipment	(129,000)	(148,000)
Prepaid expenses	(38,000)	(37,000)
	(167,000)	(185,000)

	$-	$-

The Company has tax net operating loss carryforwards available to offset future federal taxable income and future state taxable income of approximately $12,187,000 and $11,425,000, respectively which begin to expire in year ending December 31, 2023 and 2013, respectively.  Under the Internal Revenue Code, certain ownership changes may subject the Company to annual limitations on the utilization of its net operating loss carryforward.  The Company has determined that the stocks issued in the year 2010 created a change in control under the Internal Revenue Code Section 382.  This limitation is not expected to be significant.

Note 8.                                Employee Equity Incentive Plan

Stock Option Plans

At the discretion of management and with approval of the Board of Directors, the Company may grant options to purchase the Company’s common stock to certain individuals from time to time. Management and the Board of Directors determine the terms of awards which include the exercise price, vesting conditions and expiration dates at the time of grant. Expiration dates for stock options are not to exceed 10 years. The Company under its Second Amended and Restated 2007 Equity Incentive Plan is authorized to issue stock options that total no more than 20% of the shares of common stock issued and outstanding, as determined on a fully diluted basis.  Beginning in 2007, stock options were no longer issuable under the Company’s 2000 Non-Qualified Incentive Stock Plan.  The remaining amount available for issuance under the Second Amended and Restated 2007 Equity Incentive Plan totaled 1,040,312 at December 31, 2011. The stock option awards generally vest ratably over a four-year period following grant date after a passage of time.  However, some stock option awards are performance based and vest based on the achievement of certain criteria established by the Company.

 The fair value of the Company’s stock options was estimated at the date of grant using the Black-Scholes based option valuation model.  The table below outlines the weighted average assumptions for options granted to employees during the years ended December 31, 2011 and January 1, 2011.

Year Ended December	2011	2010
Volatility	31.56%	32.05%
Expected dividends	0.00%	0.00%
Expected term	5.8 years	5.1 years
Risk-free rate	2.20%	1.92%

The Company calculated expected volatility from the volatility of publicly held companies in similar industries, as the historical volatility of the Company’s common stock does not cover the period equal to the expected life of the options.  The dividend yield assumption is based on the Company’s history and expectation on future dividend payouts on the common stock.  The risk-free interest rate is based on the implied yield available on U.S. treasury zero-coupon issues with an equivalent remaining term.    The expected term of the options represents the estimated period of time until exercise and is based on historical experience of awards, giving consideration to the contractual terms, vesting schedules and expectations of future employee behavior.  The estimation process for the fair value of performance based stock options was the same as for non-performance based options.

1) Service Period Based Stock Options

The majority of options granted by the Company are comprised of service based options granted to employees.  These options vest ratably over a defined period following grant date after a passage a service period.

The following table summarizes service period based stock options activity at December 31, 2011 and changes during the year then ended:

		Weighted Average
			Remaining	Aggregate
	Number of	Exercise	Contractual	Intrinsic
	Shares	Price	Term	Value
Outstanding at January 1, 2011	12,926,131	$1.52

Options Granted	1,402,177	1.56
Options Exercised	(43,248)	0.61		$52,228
Options Forfeited	(389,188)	1.48
Outstanding at December 31, 2011	13,895,872	$1.53	6.78	$25,854

Exercisable at December 31, 2011	6,798,689	$1.48	6.50	$18,140

The aggregate intrinsic values at December 31, 2011 in the table above are before income taxes, based on the Company’s closing stock price of $0.55 on the last day of business for the year ended December 31, 2011.

2) Performance Based Stock Options

The Company also grants stock option awards that are performance based and vest based on the achievement of certain criteria established by the Company.  If performance criteria are not met, the compensation expenses are not recognized and the expenses that have been recognized will be reversed.

The following table summarizes performance based stock options activity at December 31, 2011 and changes during the year then ended:

		Weighted Average
			Remaining	Aggregate
	Number of	Exercise	Contractual	Intrinsic
	Shares	Price	Term	Value
Outstanding at January 1, 2011	1,000,000	$1.65

Options Granted	200,000	1.59
Options Exercised	-	-
Options Forfeited	-	-
Outstanding at December 31, 2011	1,200,000	$1.64	8.93	$-

Exercisable at December 31, 2011	-	$-	-	$-

As of December 31, 2011, there was $2,289,689 of total unrecognized compensation expense related to nonvested share-based compensation arrangements granted under the plans for employee stock options. That cost is expected to be recognized over a weighted average period of 1.69 years as of December 31, 2011.  The weighted average fair value of options granted during the years ended December 31, 2011, and January 1, 2011was $0.53, and $0.45 respectively.  The realized tax benefit from stock options for the years ended December 31, 2011, and January 1, 2011was $0, based on the Company’s election of the “with and without” approach. The fair value of the options that vested during the years ended December 31, 2011 and January 1, 2011 was $1,763,180 and $301,078, respectively.

Restricted Stock

Restricted stock awards granted by the Company to employees generally have two vesting conditions, a service condition for continuous employment and a stock market condition tied to the Company’s stock price.  On November 15, 2010, the Company awarded 1,000,000 shares of restricted stock to our President, William F. Spengler.  These restricted shares will fully vest in three years, provided that Mr. Spengler is continuously employed by the Company through the vesting date and that a certain Stock Performance Condition is met.

The fair value of the Company’s restricted stock award was estimated at the date of award using the Hull-White based binomial valuation model.  The table below outlines the assumptions of restricted stock awarded on November 15, 2010.

Summary of Significant Assumptions	November 15, 2010
Expected Term	3.00
Expected Volatility	70.76%
Expected Dividends	0.00%
Risk Free Rate of Return	0.81%

The Company calculated expected volatility from the volatility of publicly held companies in similar industries as well as the historical volatility of the Company’s common stock.  Less weight was assigned to the volatility of the Company’s common stock as the historical volatility of the Company’s common stock does not cover the period equal to the expected life of the restricted stock.  The dividend yield assumption is based on the Company’s history and expectation on future dividend payouts on the common stock.  The risk-free interest rate is based on the implied yield available on U.S. treasury zero-coupon issues with an equivalent remaining term.  The company used the vesting period of the restricted stock for estimating the expected term of the restricted stock.

The following table summarizes activity of restricted stock awards granted to employees at December 31, 2011 and changes during the year then ended:

		Weighted Average
		Award-Date
	Shares	Fair Value
Unvested shares at January 1, 2011	1,000,000	$1.27

Granted	-	-
Vested	-	-
Forfeited	-	-
Unvested shares at December 31, 2011	1,000,000	$1.27

Expected to Vest as of December 31, 2011	1,000,000	$1.27

As of December 31, 2011, there was $794,018 of total unrecognized compensation expense related to restricted stock awards to employees under the plans.  That cost is expected to be recognized over a period of 1.88 years as of December 31, 2011.

For the employee equity incentive plan, the Company recognized share-based compensation expense of $2,677,891 and $1,194,275 in general and administrative expenses in the statement of operations for the years ended December 31, 2011 and January 1, 2011.

Note 9.                                Non-Employee Share-Based Compensation

Stock Option Plans

At the discretion of management and with approval of the Board of Directors, the Company may grant options to purchase the Company’s common stock to certain individuals from time to time who are not employees of the Company.  These options are granted under the Second Amended and Restated 2007 Equity Incentive Plan of the Company and are granted on the same terms as those being issued to employees.  Stock options granted to non-employees are accounted for using the fair value approach.  The fair value of non-employee option grants are estimated using the Black-Scholes option-pricing model and are remeasured over the vesting term as earned.  The estimated fair value is expensed over the applicable service period.

The following table summarizes activity of stock options granted to non-employees at December 31, 2011 and changes during the year ended:

		Weighted Average
			Remaining	Aggregate
	Number of	Exercise	Contractual	Intrinsic
	Shares	Price	Term	Value
Outstanding at January 1, 2011	1,097,300	$1.23

Options Granted	-	-
Options Exercised	-	-
Options Forfeited	-	-
Outstanding at December 31, 2011	1,097,300	$1.23	6.26	$14,000

Exercisable at December 31, 2011	800,567	$1.13	5.54	$13,500

The aggregate intrinsic values in the table above are before income taxes, based on the Company’s closing stock price of $0.55 on the last day of business for the year ended December 31, 2011.

As of December 31, 2011, there was $6,665 of total unrecognized compensation expense related to nonvested share based compensation arrangements granted to non-employees. That cost is expected to be recognized over a weighted average period of 0.45 years as of December 31, 2011.   The weighted average fair value options granted during the year ended January 1, 2011 was $0.40.  We did not grant any options during the year ended December 31, 2011 to non-employees.  The fair value of the options that vested during the years ended December 31, 2011 and January 1, 2011 was $10,413 and $34,356, respectively.

Restricted Stock

Restricted stock awards granted by the Company to non-employees generally have a time vesting condition tied to respective service agreements.  In addition, there may be other vesting conditions such as achievement of certain performance goals on certain awards.

During the year ended December 31, 2011, the Company awarded 1,170,000 shares of restricted stock at a purchase price of $0.14 per share to certain consultants as compensation for services to the Company.  These restricted shares will fully vest on various dates in the year 2012, provided that no termination events defined in the related consulting agreements have occurred on or prior to such vesting dates.

The restricted stock awards to non-employees are accounted for using the fair value approach.  The fair value of non-employee restricted stock awards at December 31, 2011 was $479,700, which represents the market value of the Company’s common stock on December 31, 2011 less the purchase price.  The fair value is remeasured over the vesting term until vested and the fair value is expensed over the applicable service period.

The following table summarizes activity of restricted stock awards to non-employees at December 31, 2011 and changes during the year then ended:

	Shares	Weighted Average Fair Value at December 31, 2011
Unvested shares at January 1, 2011	-	$-

Granted	1,170,000	0.41
Vested	-	-
Forfeited	-	-
Unvested shares at December 31, 2011	1,170,000	$0.41

Expected to Vest as of December 31, 2011	1,170,000	$0.41

As of December 31, 2011, there was $303,943 of total unrecognized compensation expense related to restricted stock awards to non-employees.  That cost is expected to be recognized over a weighted average period of 0.73 year as of December 31, 2011.

For non-employee share-based compensation, the Company recognized share-based compensation expense of $291,259 and $67,796 in general and administrative expenses in the statement of operations for the years ended December 31, 2011 and January 1, 2011.

Note 10.                      Warrants

During the year ended December 31, 2011, 12,021,423 of the Warrants with an exercise price of $0.21 per share have been exercised and the Company received proceeds of $2,524,499 from exercise of the Warrants.  These Warrants were issued during the year ended January 1, 2011 pursuant to the Subscription Agreement entered into by the Company on April 22, 2010.

At December 31, 2011, the following warrants were outstanding and exercisable:

Warrants granted in connection with :	Weighted Average Exercise Prices	Number Outstanding And Exercisable At December 31, 2011	Weighted Average Remaining Contractual Life
2008 Private Placement Equity Offering	$3.00	1,718,350	1.30
2010 Private Placement Equity Offering	$0.21	8,553,564	1.39
	$0.68	10,271,914	1.37

Note 11.                      Commitments

Lease

The Company leases its office and research facilities in California and Colorado under operating lease agreements that expire at various dates from August 2012 through April 2016. Monthly lease payments range from $1,029 per month to $20,854 per month, and minimum lease payments escalate during the terms of the leases. Generally accepted accounting principles require total minimum lease payments to be recognized as rent expense on a straight-line basis over the term of the lease. The excess of such expense over amounts required to be paid under the lease agreement is carried as a liability on the Company’s consolidated balance sheet.

Minimum future rental payments under all of the leases are as follows:

Fiscal years ending:
2012	$467,870
2013	474,907
2014	270,801
2015	278,925
2016	93,886
$1,586,389

Rent expense was $467,675, and $467,468 for the years ended December 31, 2011 and January 1, 2011, respectively.

Royalty

The Company has five royalty agreements related to certain products the Company offers to its customers.  These agreements expire at various dates from December 31, 2019 through May 11, 2031.  Yearly minimum royalty payments range from $5,000 per year to $30,000 per year, however yearly minimum royalty payments are deferred until first commercial sale for certain agreements.  These minimum royalty payments escalate each year with a maximum of $40,000 per year.  In addition, the Company is required to pay a range of 2% to 5% of sales related to the licensed products under these agreements.  Total royalty expense for the year ended December 31, 2011 and January 1, 2011 was $37,258 and $63,263, respectively under these agreements.  Minimum royalties for the next five years are $37,745, $37,681, $39,315, $41,031 and $42,833 for fiscal years 2012, 2013, 2014, 2015 and 2016, respectively.

Note 12.                      Litigation

 We are not involved in any legal proceedings which management believes may have a material adverse effect on our business, financial condition, operations, cash flows, or prospects.

Note 13.                      Business Segmentation and Geographical Distribution

Revenue from international sources approximated $1,900,000 and $1,990,000 for the years ended December 31, 2011 and January 1, 2011, respectively.  International sources which the Company generates revenue include Europe, North America, South America, Asia, and Oceania.

The Company’s operations comprise a single business segment and all of the Company’s long-lived assets are located within the United States.

Note 14.                      Management’s Plans of Operations

The Company has incurred a loss from operations of $7,864,239 and a net loss of $7,894,984 for the year ended December 31, 2011, and a net loss of $2,051,676 for the year ended January 1, 2011.  One of the factors that contributed to this increase in loss was an increase in share-based compensation expense.  The Company’s share-based compensation expense increased to $2,969,150 for the year ended December 31, 2011 from $1,262,071 for the year ended January 1, 2011.  This large increase in share-based compensation expense was largely due to stock options that were granted following consummation of the 2010 Private Placement and was also the result of the Company issuing restricted stock to certain employees and consultants.  The Company will continue to incur significant share-based compensation expenses over the next two years.  In addition, sales and marketing expenses increased to $2,539,252 for the twelve month period ended December 31, 2011 from $1,085,510 for the twelve month period ended January 1, 2011, which contributed to the increase in loss.  The increase in sales and marketing expenses was largely due to the Company’s increased marketing efforts for the Company’s line of proprietary ingredients, including the launch of the Company’s new dietary supplement product line BluScience which is based on the ingredient pTeroPure.  For the launch of BluScience, we not only expanded our sales and marketing staff, but also incurred significant additional expenses in advertising, public relations, professional consulting and tradeshows compared to previous periods.  Another factor that contributed to this increase in loss was the expansion of the Company’s executive management and administrative staff in support of launch of BluScience and pTeroPure.  Wages, benefits and payroll taxes for executive management and administrative staff increased to $1,699,644 for the twelve month period ended December 31, 2011 from $1,146,190 for the twelve month period ended January 1, 2011.

Management has also implemented additional strategic operational structure changes, which it believes will allow the Company to achieve profitability with future growth without incurring significant additional overhead costs.  Management’s anticipation of future growth is largely related to the new line of proprietary ingredients offered by the Company and the demand for retail products containing these ingredients.    The Company has also expanded its marketing plan to market to the pharmaceutical and cosmetic sectors to support the Company’s reference standards, analytical services and discovery libraries product lines.

Subsequent to the period ended December 31, 2011, the Company entered into a definitive agreement with investors in a registered direct offering and sold 9,966,666 shares of common stock at a price per share of $0.75 for gross proceeds of $7,475,000, or $6,739,498 after deducting offering costs.  In addition, the Company entered into an agreement with investors including several members of the Company’s management and sold 4,933,329 restricted shares of common stock at a price per share of $0.75 for gross proceeds of $3,699,997, or $3,330,740 after deducting offering costs.  More information regarding these capital raises is set forth in Note 15.  The Company anticipates the capital raised from these transactions will be sufficient to implement its current business plan through the end of December, 2012.  However, if the Company determines that it needs additional financing to further enable its long-term strategic objectives, there can be no assurance that it will be available on terms favorable to it or at all.  If adequate financing is not available, the Company may have to delay, postpone or terminate product and service expansion and curtail general and administrative operations in order to maintain sufficient operating capital after December, 2012.  The inability to raise additional financing may have a material adverse effect on the future performance of the Company.

Note 15.     Subsequent Events

On January 31, 2012, the Company entered into a definitive agreement with investors in a registered direct offering of common stock at a price per share of $0.75.  In addition, on January 31, 2012, the Company entered into an agreement with investors including several members of the Company’s management for the sale of restricted shares of common stock at a price per share of $0.75 per share in a private placement.  On February 9, 2012, the registered direct offering was consummated and the Company sold 9,966,666 shares of common stock at a price per share of $0.75 for gross proceeds of $7,475,000, or $6,739,498 after deducting offering costs.  In addition, on February 10, 2012, the sale to investors including several members of the Company’s management in a private placement was consummated and the Company sold 4,933,329 restricted shares of common stock at a price per share of $0.75 per share for gross proceeds of $3,699,997, or $3,330,740 after deducting offering costs.

On January 23, 2012, Jeffrey Himmel joined the Company as its Chief Executive Officer.  The role of Chief Executive Officer was previously held by Frank Jaksch Jr., a member of the Company’s Board of Directors.  In connection with the appointment of Mr. Himmel as the Company’s Chief Executive Officer, Mr. Jaksch was appointed as its Chief Scientific Officer.  Mr. Jaksch will remain a member of the Board.  The Company continues to consider Mr. Jaksch as its principal executive officer. In connection with his employment, Mr. Himmel was issued (i) 100,000 shares of the Company’s common stock; (ii) an option to purchase 1,000,000 shares of the Company’s common stock; and (iii) an option to purchase an additional 1,000,000 shares of the Company’s common stock.  The options issued to Mr. Himmel have a term of five years, have an exercise price equal to the fair market value of the common stock of the Company on the date of the grant, and fully vest in three years.  In addition, Mr. Himmel was awarded 1,000,000 shares of the Company’s restricted common stock at a purchase price of $0.001 per share.  The shares will vest in full on February 1, 2015 provided that certain stock performance condition is met.

       On February 13, 2012, Jeffrey Himmel agreed to assume the additional position of President of the Company and William Spengler ceased serving in all positions held with the Company and its subsidiaries.  In addition, on February 17, 2012 Mr. Spengler resigned from his position as a director of the Company.

On February 21, 2012, the Board of Directors appointed Debra Heim, its Chief Operating Officer and President of Consumer Products, of the Company.  In connection with her employment, Ms. Heim was issued (i) 75,000 shares of the Company’s common stock; (ii) an option to purchase 750,000 shares of the Company’s common stock; and (iii) an option to purchase an additional 750,000 shares of the Company’s common stock.   The options issued to Ms. Heim have a term of five years, have an exercise price equal to the fair market value of the common stock of the Company on the date of the grant, and fully vest in three years.  In addition, Ms. Heim was awarded 750,000 shares of the Company’s restricted common stock at a purchase price of $0.001 per share.  The shares will vest in full on February 1, 2015 provided that certain stock performance condition is met.

ChromaDex Corporation

PROSPECTUS

Up to 10,628,753 shares of
Common Stock, par value $0.001 per share

, 2012

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.                                Other Expenses of Issuance and Distribution.

Set forth below is an estimate of the approximate amount of the fees and expenses payable by us in connection with the issuance and distribution of the shares of common stock.

EXPENSE	AMOUNT
Registration Fees	$0
Legal Fees	30,000
Accounting Fees	15,000
Miscellaneous Fees and Expenses	3,000
Total	$48,000

Item 14.                                Indemnification of Directors and Officers.

Section 145 of the Delaware Law General Corporation, or the Delaware Law, provides that a corporation may indemnify directors and officers as well as other employees and individuals against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement in connection with specified actions, suits or proceedings, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation — a “derivative action”), if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe their conduct was unlawful. A similar standard is applicable in the case of derivative actions, except that indemnification only extends to expenses (including attorneys’ fees) incurred in connection with defense or settlement of such action, and the statute requires court approval before there can be any indemnification where the person seeking indemnification has been found liable to the corporation. Under Section 145 of the Delaware Law, a corporation shall indemnify an agent of the corporation for expenses actually and reasonably incurred if and to the extent such person was successful on the merits in a proceeding or in defense of any claim, issue or matter therein.

The Company may from time to time be subject to Section 2115 of the California Corporations Code, or the California Code, according to which Section 317 of the California Code applies to the indemnification of officers and directors of the Company. Under Section 317 of the California Code, permissible indemnification by a corporation of its officers and directors is substantially the same as permissible indemnification under Section 145 of the Delaware Law, except that (i) permissible indemnification does not cover actions the person reasonably believed were not opposed to the best interests of the corporation, as opposed to those the person believed were in fact in the best interests of the corporation, (ii) the Delaware Law permits advancement of expenses to agents other than officers and directors only upon approval of the board of directors, (iii) in a case of stockholder approval of indemnification, the California Code requires certain minimum votes in favor of such indemnification and excludes the vote of the potentially indemnified person, and (iv) the California Code only permits independent counsel to approve indemnification if an independent quorum of directors is not obtainable, while the Delaware Law permits the directors in any circumstances to appoint counsel to undertake such determination.

Section 145 of the Delaware Law and Section 317 of the California Code provide that they are not exclusive of other indemnification that may be granted by a corporation’s charter, bylaws, disinterested director vote, stockholders vote, agreement or otherwise. The limitation of liability contained in our certificate of incorporation and the indemnification provision included in our bylaws are consistent with the Delaware Law Sections 102(b)(7) and 145, and California Code Section 317.

The Company has adopted a form of indemnification agreement with respect to its directors and executive officers, which provided that the Company will indemnify each of the covered directors and executive officers to the fullest extent permitted by law for claims arising in such person’s capacity as a director, executive officer, employee or other agent of the Company. Subject to certain exceptions and a requirement for the covered person to repay the Company in certain instances, the indemnification agreements provide that the Company will pay all expenses incurred by the covered person in defending claims subject to the agreement in advance of the final disposition of such claim. The rights of each director or executive officer party to an indemnification agreement are in addition to any other rights such person may have under the Company’s Certificate of Incorporation, Bylaws or otherwise under Delaware law. The Company has also purchased directors and officers liability insurance.

Section 145 of the Delaware Law authorizes a court to award, or a corporation’s board of directors to grant, indemnity to directors and officers in terms sufficiently broad to permit such indemnification under certain circumstances for liabilities (including reimbursement for expenses incurred) arising under the Securities Act of 1933, as amended. The Company’s amended and restated certificate of incorporation and bylaws provide for indemnification of its directors, officers, employees and other agents to the maximum extent permitted by the Delaware Law. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the Company pursuant to such provisions, the Company has been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 15.                                Recent Sales of Unregistered Securities.

On January 31, 2012, the Company entered into an agreement with certain investors including several members of the Company’s management for the sale of restricted shares of common stock at a price per share of $0.75 per share in a private placement.  On February 10, 2012, the sale to these investors was consummated and the Company sold 4,933,329 restricted shares of common stock at a price per share of $0.75 per share for gross proceeds of $3,699,997, or $3,330,740 after deducting offering costs.  These securities were sold in a private placement in reliance on the exemption from registration provided by Section 4(2) of such Act and Rule 506 promulgated thereunder. The bases for claiming such exemptions include, among other factors, the representations by the investors to the Company as to their status as “accredited investors.”

On April 22, 2010, we entered into a Subscription Agreement with certain investors, or the Subscribers. On May 20, 2010 we issued to the Subscribers in a private placement transaction (i) an aggregate of 26,249,983 shares of our common stock for an aggregate purchase price of $3,674,998, or $0.14 per share and (ii) warrants, which were immediately exercisable, to purchase our common stock equal to the number of shares purchased by such Subscriber, at an exercise price of $0.21 per share. These securities were sold in a private placement that was not registered under the Securities Act of 1933 in reliance on the exemption from registration provided by Section 4(2) of such Act and Rule 506 promulgated thereunder. The bases for claiming such exemptions include, among other factors, the representations by the Subscribers to us as to their status as “accredited investors.”

On November 29, 2009, we entered into a subscription agreement with Jinke Group (Hong Kong) Ltd, or Jinke. Under the terms of such agreement, Jinke agree to purchase from us in a private placement transaction an aggregate of 1,916,811 shares of our common stock at a purchase price of $0.5217 per share. As part of the transaction, we also agreed to issue to Jinke a warrant to purchase 1,333,334 shares of our common stock at an exercise price of $0.80 per share, subject to additional terms in the related subscription agreement. Effective June 4, 2010, we terminated the proposed transaction as a result of Jinke failing to make timely payment by the two agreed closing dates in compliance with the terms of the related subscription agreement. No shares of common stock or warrants were issued to Jinke by us under the related subscription agreement.

During the year ended January 3, 2009, the Company received net capital contributions from third party investors through a private placement offering of $4,215,086 in exchange for issuing 3,436,700 shares of common stock. The Company used New Castle Financial Services, Inc. as the placement agent for a significant portion of the offering. The total offering was for 3,436,700 shares at $1.36 per share for a net total of $4,215,086 with $4,116,085 attributable to investors from New Castle. Investors who purchased these shares received one warrant to purchase an additional share of the Company common stock at $3.00 for every two shares of Company common stock they purchased. The Company has the right to call these warrants at $4.50 per share. The total number of warrants issued under this private placement was 1,718,350. New Castle Financial Services, Inc., in exchange for their services as a placement agent received 10% of the cash proceeds from investors who invested in the offering through New Castle and also received a warrant to purchase one share at $1.36 for every ten shares subscribed under the offering through New Castle. This warrant was issued to New Castle upon the completion of their services in conjunction with the private placement. Additionally, the Company sold 50,000 shares for $50,000 to one of its stockholders. The Company also issued 25,502 shares in exchange for outstanding legal billings of $22,669 incurred in prior years. The shares and warrants were issued in reliance on the exemption from registration provided by Section 4(2) of the Securities Act of 1933 and Regulation D thereunder.

Item 16.                                Exhibits and Financial Statement Schedules

Financial Statement Schedules

All financial statement schedules are omitted because they are not applicable or the required information is shown in the financial statements or notes thereto.

Exhibits

The following Exhibits are being filed with this Registration Statement on Form S-1.

Exhibit No.	Description
2.1	Agreement and Plan of Merger, dated as of May 21, 2008, among Cody, CDI Acquisition, Inc. and ChromaDex, Inc. as amended on June 10, 2008 (1) (2)
3.1	Amended and Restated Certificate of Incorporation of ChromaDex Corporation (3)
3.2	Bylaws of ChromaDex Corporation, a Delaware corporation (2)
4.1	Form of Stock Certificate representing shares of ChromaDex Corporation Common Stock (4)
4.2	Investor’s Rights Agreement, effective as of December 31, 2005, by and between The University of Mississippi Research Foundation and ChromaDex (2)
4.3
Tag-Along Agreement effective as of December 31, 2005, by and among the Company, Frank Louis Jaksch, Snr. & Maria Jaksch, Trustees of the Jaksch Family Trust, Margery Germain, Lauren Germain, Emily Germain, Lucie Germain, Frank Louis Jaksch, Jr., and the University of Mississippi Research Foundation (2)

4.4	License Agreement, effective September 15, 2005 between L&J Becvar, L.P. and ChromaDex, Inc. (2)
4.5	Form of Warrant to Purchase Shares of Common Stock of ChromaDex Corporation (5)
4.6	Form of Warrant under the Subscription Agreement, dated as of April 22, 2010 (6)
4.7	Form of Registered Direct Agreement dated as of January 31, 2012 (7)

4.8	Form of Purchase Agreement dated as of January 31, 2012 (8)
5.1	Opinion of Sichenzia Ross Friedman Ference LLP *
10.1	ChromaDex, Inc. 2000 Non-Qualified Incentive Stock Option Plan effective October 1, 2000 (1) (2) **
10.2	Second Amended and Restated 2007 Equity Incentive Plan effective March 13, 2007, as amended May 20, 2010 (1) (3)**
10.3	Form of Stock Option Agreement under the ChromaDex, Inc. Second Amended and Restated 2007 Equity Incentive Plan (1) (2) **
10.4	Form of Restricted Stock Purchase Agreement under the ChromaDex, Inc. 2007 Equity Incentive Plan (1) (2) **
10.5	Amended and Restated Employment Agreement dated April 19, 2010, by and between Frank L. Jaksch, Jr. and ChromaDex, Inc. (1) (9) **
10.6	Amended and Restated Employment Agreement dated April 19, 2010, by and between Thomas C. Varvaro and ChromaDex, Inc. (1) (9) **
10.7	Employment Agreement dated as of October 27, 2010, between ChromaDex, Inc. and William F. Spengler (10) **
10.8	Amendment to Employment Agreement dated as of March 14, 2011, between ChromaDex, Inc. and William F. Spengler (11) **
10.9	Form of Indemnification Agreement entered into between the Company and existing directors and officers on October 27, 2010 (12) **
10.10	Standard Industrial/Commercial Multi-Tenant Lease – Net dated December 19, 2006, by and between ChromaDex, Inc. and SCIF Portfolio II, LLC (2)
10.11
Lease Agreement dated October 26, 2001, by and between Railhead Partners, LLC and NaPro BioTherapeutics, Inc., as assigned to Chromadex Analytics, Inc. on April 9, 2003 and amended on September 24, 2003 (2)

10.12	First Amendment to Standard Industrial/Commercial Multi-Tenant Lease, made as of July 18, 2008, between SCIF Portfolio II, LLC and ChromaDex, Inc. (13)
10.13	Second Addendum to Lease Agreement, made as of April 27, 2009, by and between Railhead Partners, LLC and Chromadex Analytics, Inc. (14)
10.14	Licensing Agreement Nutraceutical Standards effective as of December 31, 1999 between the University of Mississippi Research Foundation and ChromaDex (2)
10.15	Equity Based License Agreement dated October 25, 2001, by and between the Company and Bayer Innovation Beteiligungsgesellshaft mbH, as amended as of October 30, 2003 (2)
10.16	License Agreement, effective September 15, 2005 between L&J Becvar, L.P. and ChromaDex, Inc. (2)
10.17	Patent License Agreement between the Board of Regents of The University of Texas Systems and ChromaDex, Inc. (2)

10.18	Stock Redemption Agreement, dated June 18, 2008 between ChromaDex, Inc. and Bayer Innovation GmbH (formerly named Bayer Innovation Beteiligungsgesellschaft mbH) (2)
10.19	Promissory Note, dated June 18, 2008 between ChromaDex, Inc. and Bayer Innovation GmbH (2)
10.20	Technology License Agreement dated June 30, 2008 between The Research Foundation of the State University of New York and ChromaDex, Inc. (15)***
10.21	Subscription Agreement, dated November 29, 2009, between Jinke Group (Hong Kong) Ltd and ChromaDex Corporation (16)
10.22	Subscription Agreement, dated April 22, 2010, between ChromaDex Corporation and the subscribers listed on the signature pages thereto (6)
10.23	License Agreement, dated March 25, 2010 between the University of Mississippi and ChromaDex, Inc. (17)***
10.24	First Amendment to License Agreement, made as of June 3, 2011 between the University of Mississippi and ChromaDex, Inc. (18)***
10.25	License Agreement, dated July 5, 2011 between ChromaDex, Inc. and Cornell University (19)***
10.26	Exclusive License Agreement, dated September 8, 2011 between the Regents of the University of California and ChromaDex, Inc. (19)***
10.27	Placement Agency Agreement dated as of January 31, 2012 (7)
10.28	Employment Agreement dated as of February 7, 2012 between ChromaDex Corporation and Jeffrey Himmel (20) **
10.29	Separation and Release Agreement dated as of February 13, 2012 between ChromaDex Corporation and William Spengler (21) **
10.30	Employment Agreement dated as of February 21, 2012 between the Company and Debra Heim (22) **
21.1	Subsidiaries of ChromaDex (2)
23.1	Consent of McGladrey & Pullen, LLP, Independent Registered Public Accounting Firm*
23.2	Consent of Sichenzia Ross Friedman Ference LLP (included in Exhibit 5.1)*
 _________
* **	Filed herewith. Indicates management contract or compensatory plan or arrangement.
***	This Exhibit has been granted confidential treatment and has been filed separately with the SEC. The confidential portions of this Exhibit have been omitted and are marked by an asterisk.
(1)
Plan and related Forms were assumed by ChromaDex Corporation pursuant to Agreement and Plan of Merger, dated as of May 21, 2008, among ChromaDex Corporation (formerly Cody Resources, Inc.), CDI Acquisition, Inc. and ChromaDex, Inc.

(2)	Incorporated by reference from the Current Report on Form 8-K filed with the SEC on June 24, 2008.
(3)	Incorporated by reference from the Definitive Proxy Statement on Schedule 14A filed with the SEC on May 4, 2010.
(4)	Incorporated by reference from the Annual Report on Form 10-K filed with the SEC on April 3, 2009.

(5)	Incorporated by reference from the Current Report on Form 8-K filed with the SEC on July 30, 2008.
(6)	Incorporated by reference from the Current Report on Form 8-K filed with the SEC on April 26, 2010.
(7)	Incorporated by reference from the Current Report on Form 8-K filed with the SEC on February 1, 2012.
(8)	Incorporated by reference from the Current Report on Form 8-K filed with the SEC on February 18, 2012.
(9)	Incorporated by reference from the Current Report on Form 8-K filed with the SEC on April 22, 2010.
(10)	Incorporated by reference from the Current Report on Form 8-K filed with the SEC on November 1, 2010.
(11)	Incorporated by reference from the Annual Report on Form 10-K filed with the SEC on March 16, 2011.
(12)	Incorporated by reference from the Current Report on Form 8-K filed with the SEC on November 1, 2010.
(13)	Incorporated by reference from the Current Report on Form 8-K filed with the SEC on July 23, 2008.
(14)	Incorporated by reference from the Current Report on Form 8-K filed with the SEC on April 28, 2009.
(15)	Incorporated by reference from the Quarterly Report on Form 10-Q filed with the SEC on August 12, 2008.
(16)	Incorporated by reference from the Current Report on Form 8-K filed with the SEC on December 3, 2009.
(17)	Incorporated by reference from the Quarterly Report on Form 10-Q filed with the SEC on May 18, 2010.
(18)	Incorporated by reference from the Quarterly Report on Form 10-Q filed with the SEC on August 11, 2011.
(19)	Incorporated by reference from the Quarterly Report on Form 10-Q filed with the SEC on November 10, 2011.
(20)	Incorporated by reference from the Current Report on Form 8-K filed with the SEC on February 13, 2012.
(21)	Incorporated by reference from the Current Report on Form 8-K filed with the SEC on February 17, 2012.
(22)	Incorporated by reference from the Current Report on Form 8-K filed with the SEC on February 24, 2012.

Item 17.                                Undertakings.

(a)           To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)           To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)           To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement, and

(iii)           To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)           That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)           To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

        (4)           For determining liability of the undersigned registrant under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:
(i)           Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)           Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)           The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)           Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

    Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that the registrant meets all of the requirements for filing on Form S-1 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Irvine, State of California, on this 30th day of April, 2012.

CHROMADEX CORPORATION

Date: April 30, 2012	By:	/s/ FRANK L. JAKSCH JR.
Frank L. Jaksch Jr.
Chief Scientific Officer (Principal Executive Officer)

In accordance with the requirements of the Securities Act, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ FRANK L. JAKSCH JR.	Chief Scientific Officer and Director	April 30, 2012
Frank L. Jaksch Jr.	(Principal Executive Officer)

/s/ THOMAS C. VARVARO	Chief Financial Officer and Secretary	April 30, 2012
Thomas C. Varvaro	(Principal Financial and Accounting Officer)

/s/ JEFFREY HIMMEL	Chief Executive Officer and Director	April 30, 2012
Jeffrey Himmel

/s/ MICHAEL BRAUSER	Co-Chairman of the Board and Director	April 30, 2012
Michael Brauser

/s/ BARRY C. HONIG	Co-Chairman of the Board and Director	April 30, 2012
Barry C. Honig

/s/ STEPHEN BLOCK	Director	April 30, 2012
Stephen Block

/s/ REID DABNEY	Director	April 30, 2012
Reid Dabney

/s/ GLENN L. HALPRYN	Director	April 30, 2012
Glenn L. Halpryn

/s/ CURTIS A. LOCKSHIN	Director	April 30, 2012
Curtis A. Lockshin

/s/ HUGH DUNKERLEY	Director	April 30, 2012
Hugh Dunkerley

/s/ MARK S. GERMAIN	Director	April 30, 2012
Mark S. Germain

EXHIBIT INDEX

Exhibit No.	Description
2.1	Agreement and Plan of Merger, dated as of May 21, 2008, among Cody, CDI Acquisition, Inc. and ChromaDex, Inc. as amended on June 10, 2008 (1) (2)
3.1	Amended and Restated Certificate of Incorporation of ChromaDex Corporation (3)
3.2	Bylaws of ChromaDex Corporation, a Delaware corporation (2)
4.1	Form of Stock Certificate representing shares of ChromaDex Corporation Common Stock (4)
4.2	Investor’s Rights Agreement, effective as of December 31, 2005, by and between The University of Mississippi Research Foundation and ChromaDex (2)
4.3
Tag-Along Agreement effective as of December 31, 2005, by and among the Company, Frank Louis Jaksch, Snr. & Maria Jaksch, Trustees of the Jaksch Family Trust, Margery Germain, Lauren Germain, Emily Germain, Lucie Germain, Frank Louis Jaksch, Jr., and the University of Mississippi Research Foundation (2)

4.4	License Agreement, effective September 15, 2005 between L&J Becvar, L.P. and ChromaDex, Inc. (2)
4.5	Form of Warrant to Purchase Shares of Common Stock of ChromaDex Corporation (5)
4.6	Form of Warrant under the Subscription Agreement, dated as of April 22, 2010 (6)
4.7	Form of Registered Direct Agreement dated as of January 31, 2012 (7)
4.8	Form of Purchase Agreement dated as of January 31, 2012 (8)
5.1	Opinion of Sichenzia Ross Friedman Ference LLP *
10.1	ChromaDex, Inc. 2000 Non-Qualified Incentive Stock Option Plan effective October 1, 2000 (1) (2) **
10.2	Second Amended and Restated 2007 Equity Incentive Plan effective March 13, 2007, as amended May 20, 2010 (1) (3)**
10.3	Form of Stock Option Agreement under the ChromaDex, Inc. Second Amended and Restated 2007 Equity Incentive Plan (1) (2) **
10.4	Form of Restricted Stock Purchase Agreement under the ChromaDex, Inc. 2007 Equity Incentive Plan (1) (2) **
10.5	Amended and Restated Employment Agreement dated April 19, 2010, by and between Frank L. Jaksch, Jr. and ChromaDex, Inc. (1) (9) **
10.6	Amended and Restated Employment Agreement dated April 19, 2010, by and between Thomas C. Varvaro and ChromaDex, Inc. (1) (9) **
10.7	Employment Agreement dated as of October 27, 2010, between ChromaDex, Inc. and William F. Spengler (10) **
10.8	Amendment to Employment Agreement dated as of March 14, 2011, between ChromaDex, Inc. and William F. Spengler (11) **
10.9	Form of Indemnification Agreement entered into between the Company and existing directors and officers on October 27, 2010 (12) **
10.10	Standard Industrial/Commercial Multi-Tenant Lease – Net dated December 19, 2006, by and between ChromaDex, Inc. and SCIF Portfolio II, LLC (2)
10.11
Lease Agreement dated October 26, 2001, by and between Railhead Partners, LLC and NaPro BioTherapeutics, Inc., as assigned to Chromadex Analytics, Inc. on April 9, 2003 and amended on September 24, 2003 (2)

10.12	First Amendment to Standard Industrial/Commercial Multi-Tenant Lease, made as of July 18, 2008, between SCIF Portfolio II, LLC and ChromaDex, Inc. (13)
10.13	Second Addendum to Lease Agreement, made as of April 27, 2009, by and between Railhead Partners, LLC and Chromadex Analytics, Inc. (14)
10.14	Licensing Agreement Nutraceutical Standards effective as of December 31, 1999 between the University of Mississippi Research Foundation and ChromaDex (2)
10.15	Equity Based License Agreement dated October 25, 2001, by and between the Company and Bayer Innovation Beteiligungsgesellshaft mbH, as amended as of October 30, 2003 (2)
10.16	License Agreement, effective September 15, 2005 between L&J Becvar, L.P. and ChromaDex, Inc. (2)
10.17	Patent License Agreement between the Board of Regents of The University of Texas Systems and ChromaDex, Inc. (2)
10.18	Stock Redemption Agreement, dated June 18, 2008 between ChromaDex, Inc. and Bayer Innovation GmbH (formerly named Bayer Innovation Beteiligungsgesellschaft mbH) (2)
10.19	Promissory Note, dated June 18, 2008 between ChromaDex, Inc. and Bayer Innovation GmbH (2)
10.20	Technology License Agreement dated June 30, 2008 between The Research Foundation of the State University of New York and ChromaDex, Inc. (15)***
10.21	Subscription Agreement, dated November 29, 2009, between Jinke Group (Hong Kong) Ltd and ChromaDex Corporation (16)
10.22	Subscription Agreement, dated April 22, 2010, between ChromaDex Corporation and the subscribers listed on the signature pages thereto (6)
10.23	License Agreement, dated March 25, 2010 between the University of Mississippi and ChromaDex, Inc. (17)***
10.24	First Amendment to License Agreement, made as of June 3, 2011 between the University of Mississippi and ChromaDex, Inc. (18)***
10.25	License Agreement, dated July 5, 2011 between ChromaDex, Inc. and Cornell University (19)***
10.26	Exclusive License Agreement, dated September 8, 2011 between the Regents of the University of California and ChromaDex, Inc. (19)***
10.27	Placement Agency Agreement dated as of January 31, 2012 (7)
10.28	Employment Agreement dated as of February 7, 2012 between ChromaDex Corporation and Jeffrey Himmel (20) **
10.29	Separation and Release Agreement dated as of February 13, 2012 between ChromaDex Corporation and William Spengler (21) **
10.30	Employment Agreement dated as of February 21, 2012 between the Company and Debra Heim (22) **
21.1	Subsidiaries of ChromaDex (2)
23.1	Consent of McGladrey & Pullen, LLP, Independent Registered Public Accounting Firm*
23.2	Consent of Sichenzia Ross Friedman Ference LLP (included in Exhibit 5.1)*
 _________
* **	Filed herewith. Indicates management contract or compensatory plan or arrangement.
***	This Exhibit has been granted confidential treatment and has been filed separately with the SEC. The confidential portions of this Exhibit have been omitted and are marked by an asterisk.
(1)
Plan and related Forms were assumed by ChromaDex Corporation pursuant to Agreement and Plan of Merger, dated as of May 21, 2008, among ChromaDex Corporation (formerly Cody Resources, Inc.), CDI Acquisition, Inc. and ChromaDex, Inc.

(2)	Incorporated by reference from the Current Report on Form 8-K filed with the SEC on June 24, 2008.
(3)	Incorporated by reference from the Definitive Proxy Statement on Schedule 14A filed with the SEC on May 4, 2010.
(4)	Incorporated by reference from the Annual Report on Form 10-K filed with the SEC on April 3, 2009.
(5)	Incorporated by reference from the Current Report on Form 8-K filed with the SEC on July 30, 2008.
(6)	Incorporated by reference from the Current Report on Form 8-K filed with the SEC on April 26, 2010.
(7)	Incorporated by reference from the Current Report on Form 8-K filed with the SEC on February 1, 2012.
(8)	Incorporated by reference from the Current Report on Form 8-K filed with the SEC on February 18, 2012.
(9)	Incorporated by reference from the Current Report on Form 8-K filed with the SEC on April 22, 2010.
(10)	Incorporated by reference from the Current Report on Form 8-K filed with the SEC on November 1, 2010.
(11)	Incorporated by reference from the Annual Report on Form 10-K filed with the SEC on March 16, 2011.
(12)	Incorporated by reference from the Current Report on Form 8-K filed with the SEC on November 1, 2010.
(13)	Incorporated by reference from the Current Report on Form 8-K filed with the SEC on July 23, 2008.
(14)	Incorporated by reference from the Current Report on Form 8-K filed with the SEC on April 28, 2009.
(15)	Incorporated by reference from the Quarterly Report on Form 10-Q filed with the SEC on August 12, 2008.
(16)	Incorporated by reference from the Current Report on Form 8-K filed with the SEC on December 3, 2009.
(17)	Incorporated by reference from the Quarterly Report on Form 10-Q filed with the SEC on May 18, 2010.
(18)	Incorporated by reference from the Quarterly Report on Form 10-Q filed with the SEC on August 11, 2011.
(19)	Incorporated by reference from the Quarterly Report on Form 10-Q filed with the SEC on November 10, 2011.
(20)	Incorporated by reference from the Current Report on Form 8-K filed with the SEC on February 13, 2012.
(21)	Incorporated by reference from the Current Report on Form 8-K filed with the SEC on February 17, 2012.
(22)	Incorporated by reference from the Current Report on Form 8-K filed with the SEC on February 24, 2012.